FS KKR Capital Corp. II 8-K

Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED SENIOR SECURED
REVOLVING CREDIT AGREEMENT

dated as of

December 23, 2020

among

FS KKR CAPITAL CORP., and
FS KKR CAPITAL CORP. II,
as Borrowers,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

ING CAPITAL LLC,
as Collateral Agent

$4,025,000,000

ING CAPITAL LLC,
as Syndication Agent

BANK OF MONTREAL
TRUIST BANK,
MUFG UNION BANK, N.A., and
Sumitomo Mitsui Banking Corporation
as Documentation Agents

JPMORGAN CHASE BANK, N.A.,
ING CAPITAL LLC,
BMO CAPITAL MARKETS CORP.,
MUFG UNION BANK, N.A.,
Sumitomo Mitsui Banking Corporation and
TRUIST SECURITIES, INC.,
as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULE I	–	Commitments, Borrower Sublimits and Issuing Banks
SCHEDULE II	–	Material Agreements and Liens
SCHEDULE III	–	Subsidiaries and Investments
SCHEDULE IV	–	Transactions with Affiliates
SCHEDULE V	–	Moody’s Industry Classification Group List
SCHEDULE VI	–	Approved Dealers and Approved Pricing Services
SCHEDULE VII	–	Excluded Assets

EXHIBIT A	–	Form of Assignment and Assumption
EXHIBIT B	–	Form of Opinion of Counsel to the Borrowers
EXHIBIT C	–	Form of Opinion of Counsel to JPMCB
EXHIBIT D	–	Form of Borrowing Base Certificate
EXHIBIT E	–	Form of Borrowing Request
EXHIBIT F	–	Form of Interest Election Request
EXHIBIT G	–	Form of Promissory Note
EXHIBIT H	–	Form of Joinder Agreement
EXHIBIT I	–	Form of Merger Confirmation
EXHIBIT J	–	Form of Guarantee and Security Agreement Confirmation

SECOND AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT dated as of December 23, 2020 (this “Agreement”), among FS KKR CAPITAL CORP., FS KKR CAPITAL CORP. II, each other Person designated as a “Borrower” hereunder pursuant to Section 9.19, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and ING CAPITAL LLC, as Collateral Agent.

FS KKR Capital Corp., FS KKR Capital Corp. II, the “Lenders” party thereto, the Administrative Agent and the Collateral Agent are parties to an Amended and Restated Senior Secured Revolving Credit Agreement dated as of November 7, 2019 (the “Existing Credit Facility”).

Each Borrower has requested that the Lenders provide the credit facilities described herein under this Agreement to extend credit to such Borrower in Dollars or an Agreed Foreign Currency (each as defined below) during the Availability Period (as defined below) and to amend and restate the Existing Credit Facility in its entirety on the terms specified herein. The Lenders are prepared to amend and restate the Existing Credit Facility in its entirety upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

Article I

DEFINITIONS

SECTION 1.01.           Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional FSK 2024 Notes” means any 4.625% senior unsecured notes due July 15, 2024 issued by FSK after the Restatement Effective Date.

“Additional FSK 2025 Notes” means any 4.125% senior unsecured notes due February 1, 2025 issued by FSK after the Restatement Effective Date.

“Additional FSK 2026 Notes” means any 3.400% senior unsecured notes due January 15, 2026 issued by FSK after the Restatement Effective Date.

“Additional FSKR 2025 Notes” means any 4.250% senior unsecured notes due February 14, 2025 issued by FSKR after the Restatement Effective Date.

“Additional Debt Amount” means, with respect to a Borrower, as of any date, the greater of (a) $50,000,000 and (b) an amount equal to 5% of Shareholders’ Equity of such Borrower.

“Adjusted Debt to Equity Ratio” means for any Borrower, as of any date, (a) one (1) divided by (b) the Asset Coverage Ratio minus one (1).

“Adjusted Eurocurrency Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency and each Borrower, an account in respect of such Currency and such Borrower designated by the Administrative Agent in a notice to such Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any Obligor or any Designated Subsidiary in the ordinary course of business. For the avoidance of doubt, in respect of each Borrower, the term “Affiliate” shall include FS/KKR Advisor.

“Affiliate Agreements” means (a) with respect to FSK, (i) the Investment Advisory Agreement dated as of December 20, 2018, by and between FSK and FS/KKR Advisor and (ii) the Administrative Services Agreement dated as of April 9, 2018, by and between FSK and FS/KKR Advisor and (b) with respect to FSKR, (i) the Amended and Restated Investment Advisory and Administrative Services Agreement dated as of December 18, 2019, by and between FSKR and FS/KKR Advisor and (ii) the Administration Agreement dated as of December 18, 2019, by and between FSKR and FS/KKR Advisor.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Aggregator” means, with respect to a Borrower, any corporation, limited liability company, partnership, association, trust or other entity or series of any of the foregoing (a) that is owned in part by such Borrower (and/or any other member of its Obligor Group) and other entities that are managed by FS/KKR Advisor (and such Borrower, collectively with such other entities that are managed by FS/KKR Advisor, controls such Aggregator), (b) that is formed for the sole purpose of holding investments issued by an issuer or its affiliates, which investments would constitute Portfolio Investments in the Collateral Pool of such Borrower if they were acquired directly by such Borrower or any other member of its Obligor Group, (c) of which the portfolio investment referred to in the immediately preceding clause (b) is listed on the schedule of investments in the financial statements of such Borrower most recently delivered pursuant to Section 5.01(a) or (b) (or, for any investment made during a given quarter and before a schedule of investments is required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such quarter, is intended to be included on the schedule of investments when such investment is made and is in fact included on the schedule of investments delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such quarter), (d) for which the Collateral Agent holds a first priority, perfected security interest in the Equity Interests of such Aggregator held by such Borrower or other Obligor, (e) which has no Indebtedness and no Liens on its assets, provided such Aggregator may grant a purchase option on its assets in favor of a designated third party for, if the Participation Interest with respect to such Aggregator is included in the Borrowing Base, no less than the “Value” (determined in accordance with Section 5.12) so long as the terms of such purchase option do not give the holder thereof any rights to such assets following the elevation of any Participation Interest to an assignment with respect to such assets after the occurrence and during the continuance of an Event of Default and the exercise of remedies by the Lenders or Agents hereunder, (f) for which such Borrower (or other Obligor) holds a Participation Interest in respect of such portfolio investment in the same proportion that such Borrower’s (or other Obligor’s) relative share of such Aggregator’s Equity Interests bears to all Equity Interests of such Aggregator, (g) the terms of such Participation Interest give such Borrower (or other Obligor) the right to elevate the participation to an assignment at any time in its sole discretion and are otherwise reasonably satisfactory to the Administrative Agent (such satisfaction to be confirmed promptly after such Borrower provides notice to the Administrative Agent of the terms of such Participation Interest) (it being understood that (x) upon the determination by the Administrative Agent that the terms of any Participation Interest are reasonably satisfactory, any other Participation Interest on substantially similar terms shall be deemed to be satisfactory under this clause (g) and (y) any Participation Interest which includes such elevation right and is otherwise in substantially similar form as the standard terms and conditions most recently published by The Loan Syndications and Trading Association, Inc. shall be deemed to be satisfactory under this clause (g)) and (h) an officer, manager or other authorized representative of such Aggregator shall have provided to the Administrative Agent and the Lenders a certification that such Aggregator was formed for the sole purpose of facilitating the transactions previously disclosed to the Administrative Agent prior to the Restatement Effective Date. Upon the consummation of a Borrower Merger, any Aggregator(if any) of a Non-Surviving Borrower shall be automatically deemed an Aggregator of the Surviving Borrower so long as such Aggregator continues to satisfy the criteria of an “Aggregator”.

“Agreed Foreign Currency” means, at any time, any of Canadian Dollars, Euros, Pounds Sterling, AUD, NZD and, with the agreement of each Multicurrency Lender, any other Foreign Currency, so long as, in respect of any such specified Foreign Currency or other Foreign Currency, at such time (a) such Foreign Currency is dealt with in the London interbank deposit market, or, in the case of Canadian Dollars, AUD or NZD, the relevant local market for obtaining quotations, (b) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Loan hereunder or to permit any Issuing Bank to issue (or to make payment under) any Letter of Credit denominated in such Foreign Currency and/or to permit any Borrower to borrow and repay the principal thereof and to pay the interest thereon (or to repay any LC Disbursement under a Letter of Credit denominated in such Foreign Currency), unless such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted Eurocurrency Rate for Eurocurrency Loans denominated in Dollars published on such day for a one month Interest Period (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for purposes of this definition, the Adjusted Eurocurrency Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBOR Screen Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBOR Screen Rate, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means, with respect to each Borrower, all laws, rules and regulations of any jurisdiction applicable to such Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender and any Borrower, the percentage of the total Dollar Subcommitments with respect to such Borrower represented by such Dollar Lender’s Dollar Subcommitments with respect to such Borrower. If the Dollar Subcommitments with respect to any Borrower have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Dollar Subcommitments with respect to such Borrower most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Applicable Margin” means, (a) with respect to any Listed Borrower, for any day, (i) if the Borrowing Base of such Listed Borrower (as of the most recently delivered Borrowing Base Certificate of such Listed Borrower) is equal to or greater than 1.85 times the Combined Debt Amount of such Listed Borrower (as of the most recently delivered Borrowing Base Certificate of such Listed Borrower), (x) with respect to any ABR Loan made to such Listed Borrower, 0.75% per annum and (y) in the case of any Eurocurrency Loan made to such Listed Borrower, 1.75% per annum, and (ii) if the Borrowing Base of such Listed Borrower (as of the most recently delivered Borrowing Base Certificate of such Listed Borrower) is less than 1.85 times the Combined Debt Amount of such Listed Borrower (as of the most recently delivered Borrowing Base Certificate of such Listed Borrower), (x) with respect to any ABR Loan made to such Listed Borrower, 1.00% per annum, and (y) in the case of any Eurocurrency Loan made to such Listed Borrower, 2.00% per annum and (b) with respect to any Unlisted Borrower, for any day, (i) if the Borrowing Base of such Unlisted Borrower (as of the most recently delivered Borrowing Base Certificate of such Unlisted Borrower) is equal to or greater than 1.85 times the Combined Debt Amount of such Unlisted Borrower (as of the most recently delivered Borrowing Base Certificate of such Unlisted Borrower), (x) with respect to any ABR Loan made to such Unlisted Borrower, 1.00% per annum and (y) in the case of any Eurocurrency Loan made to such Unlisted Borrower, 2.00% per annum, and (ii) if the Borrowing Base of such Unlisted Borrower (as of the most recently delivered Borrowing Base Certificate of such Unlisted Borrower) is less than 1.85 times the Combined Debt Amount of such Unlisted Borrower (as of the most recently delivered Borrowing Base Certificate of such Unlisted Borrower), (x) with respect to any ABR Loan made to such Unlisted Borrower, 1.25% per annum, and (y) in the case of any Eurocurrency Loan made to such Unlisted Borrower, 2.25% per annum. Any change in the Applicable Margin due to a change in the ratio of the Borrowing Base to the Combined Debt Amount of a Borrower as set forth in any Borrowing Base Certificate of such Borrower shall be effective from and including the day immediately succeeding the date of delivery of such Borrowing Base Certificate; provided that if any Borrowing Base Certificate of such Borrower has not been delivered in accordance with Section 5.01(d), then from and including the day immediately succeeding the date on which such Borrowing Base Certificate was required to be delivered, the Applicable Margin with respect to such Borrower shall be (1) if such Borrower is a Listed Borrower, the Applicable Margin set forth in clause (a)(ii) above or (2) if such Borrower is an Unlisted Borrower, the Applicable Margin set forth in clause (b)(ii) above, in each case, to and including the date on which the required Borrowing Base Certificate of such Borrower is delivered.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender and any Borrower, the percentage of the total Multicurrency Subcommitments with respect to such Borrower represented by such Multicurrency Lender’s Multicurrency Subcommitment with respect to such Borrower. If the Multicurrency Subcommitments with respect to any Borrower have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Subcommitments with respect to such Borrower most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Applicable Percentage” means, with respect to any Lender and any Borrower, the percentage of total Subcommitments with respect to such Borrower represented by such Lender’s Subcommitments with respect to such Borrower. If the Subcommitments with respect to such Borrower have terminated or expired, the Applicable Percentages shall be determined based upon the Subcommitments with respect to such Borrower most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).

“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule VI or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Pricing Service” means a pricing or quotation service as set forth in Schedule VI or any other pricing or quotation service approved by FS/KKR Advisor (so long as it has the necessary delegated authority) or the board of directors (or appropriate committee thereof with the necessary delegated authority) of the applicable Borrower and designated in writing by such Borrower to the Administrative Agent (which designation, if approved by the board of directors of such Borrower, shall be accompanied by a copy of a resolution of the board of directors (or appropriate committee thereof with the necessary delegated authority) of such Borrower that such pricing or quotation service has been approved by such Borrower).

“Approved Third Party Appraiser” means each of Murray, Devine & Co., Houlihan Lokey, Duff & Phelps, Lincoln Advisors, Valuation Research Corporation, Alvarez & Marsal, and any other third party appraiser selected by the applicable Borrower in its reasonable discretion.

“Asset Coverage Ratio” means, with respect to a Borrower, on a consolidated basis for such Borrower and its Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness, in each case, of such Borrower and its Subsidiaries (all as determined pursuant to the Investment Company Act and any orders of the SEC issued to such Borrower, in each case, as in effect on May 5, 2020 but excluding the effects of SEC Release No. 33837/April 8, 2020). The calculation of the Asset Coverage Ratio with respect to a Borrower shall be made in accordance with any exemptive order issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary of such Borrower from the definition of Senior Securities of such Borrower only so long as (a) such order is in effect, and (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee to which such Borrower or any other member of its Obligor Group is a party. The outstanding utilized notional amount of any total return swap and the notional amount of any Credit Default Swap where an Obligor is a protection seller, in each case less the value of the margin posted by such Borrower or any of its Subsidiaries thereunder at such time shall be treated as a Senior Security of such Borrower for the purposes of calculating the Asset Coverage Ratio with respect to such Borrower.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any assets or properties of any Borrower or any other member of its Obligor Group of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired; provided, however, the term “Asset Sale” as used in this Agreement shall not include the disposition of Portfolio Investments originated by any Borrower and promptly transferred to a Subsidiary of such Borrower pursuant to the terms of Section 6.03(d) hereof.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent as provided in Section 9.04, in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.07(e).

“AUD” and “A$” denote the lawful currency of The Commonwealth of Australia.

“AUD Rate” means for any Loans in AUD, the (a) AUD Screen Rate plus (b) 0.20%.

“AUD Screen Rate” means, with respect to any Interest Period, (a) the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for AUD bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period. If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.12.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Loans” has the meaning assigned to such term in Section 5.13.

“Bankruptcy Code” has the meaning assigned to such term in Section 5.13.

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Benchmark” means, initially, the Relevant Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.12.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Agreed Foreign Currency, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, solely with respect to a Loan denominated in Dollars, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice and substantially consistent with conforming changes made in other syndicated credit facilities for which JPMCB acts as administrative agent (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is ninety (90) days after the date a Term SOFR Notice is provided to the Lenders and the Borrowers pursuant to Section 2.14(c); provided that such ninety day period may be shortened to between thirty (30) and sixty (60) days with the consent of the Administrative Agent and the Borrowers, at the request of the Administrative Agent, which the Borrowers shall consider in their commercially reasonable discretion; or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BMOCM” means BMO Capital Markets Corp.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means each of FSK, FSKR and each other Person designated as a “Borrower” hereunder pursuant to Section 9.19, other than any such Person that has been released as a Borrower as provided herein or is a Non-Surviving Borrower.

“Borrower Asset Coverage Ratio” means, as of any date, with respect to any Borrower, the ratio of such Borrower’s (a) consolidated total assets calculated excluding assets in any Excluded Asset, but including the Equity Interests in such Excluded Asset to the extent such Equity Interests do not exceed 15% of such Borrower’s consolidated assets (excluding assets in or comprised of Excluded Assets) to (b) Total Secured Debt.

“Borrower LC Sublimit” means, with respect to a Borrower, at any time, the product of (x) the aggregate amount of all LC Commitments and (y) the ratio (expressed as a percentage) of such Borrower’s Subcommitments to total Commitments. As of the Restatement Effective Date, the Borrower LC Sublimit with respect to (i) FSK is $99,646,529.56 and (ii) FSKR is $75,353,470.44.

“Borrower Merger” means any transaction or a series of related transactions for the direct or indirect acquisition by a Borrower or any other member of its Obligor Group (such Person, the “Surviving Obligor” and, the Borrower that either is the Surviving Obligor (including the ultimate Surviving Obligor as a result of a second-step merger) or is the direct or indirect parent of the Surviving Obligor, as applicable, the “Surviving Borrower”) of another Borrower (such other Borrower, a “Non-Surviving Borrower”, and together with any other member of its Obligor Group that will not survive such transaction, each a “Non-Surviving Obligor”); provided that such transaction or series of related transactions (w) is permitted under Section 6.03, (x) results in substantially all assets of each Non-Surviving Obligor being assumed or acquired by a Surviving Obligor, (y) does not result in a Change in Control of the Surviving Borrower and (z) as a matter of law or pursuant to the express terms of the agreement or certificate effectuating such merger or consolidation, the obligations of each Non-Surviving Obligor under this Agreement and each of the other Loan Documents (other than the Security Documents) to which such Non-Surviving Obligor (and, to the extent applicable, the other members of its Obligor Group) is a party are assumed by the applicable Surviving Obligor (it being the understanding that in connection with any merger or consolidation effectuated in reliance on Section 6.03(e), the obligations of each Non-Surviving Obligor under this Agreement and each of the other Loan Documents (other than the Security Documents) to which such Non-Surviving Obligor is a party shall be deemed automatically assumed hereunder by the applicable Surviving Obligor pursuant to Section 9.20). A “Borrower Merger” will also include any “cash election” merger, any “second-step” merger whereby a Surviving Obligor that is not a Borrower merges or consolidates with and into the Surviving Borrower and any cash paid on account of fractional shares in connection with any such transaction.

“Borrower Sublimit” means, with respect to a Borrower, the aggregate amount of all Lenders’ Subcommitments allocated to such Borrower, as such sublimit may be reduced or increased from time to time pursuant to Section 2.07, reduced from time to time pursuant to Section 2.09 or as otherwise provided in this Agreement. The amount of each Borrower’s Borrower Sublimit is set forth on Schedule I. As of the Restatement Effective Date, the Borrower Sublimit with respect to (i) FSK is $1,615,000,000 and (ii) FSKR is $2,410,000,000.

“Borrowing” means, with respect to a Borrower, (a) all ABR Loans of the same Class made to, or converted or continued on behalf of, such Borrower on the same date and/or (b) all Eurocurrency Loans of the same Class made to such Borrower denominated in the same Currency that have the same Interest Period, as applicable.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the applicable Borrower, substantially in the form of Exhibit D and appropriately completed.

“Borrowing Base Deficiency” means, with respect to a Borrower, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount of such Borrower as of such date exceeds (b) the Borrowing Base of such Borrower as of such date.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit E or such other form as is approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurocurrency Loan for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such LIBOR Quoted Currency; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the Principal Financial Center of the country of such Non-LIBOR Quoted Currency and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euros, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euros.

“Canadian Dollar” means the lawful money of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the CDOR Rate for thirty (30) days, plus 1% per annum. Any change in the Canadian Prime Rate due to a change in the PRIMCAN index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding any other provision contained herein, any change in GAAP after the Original Effective Date that would require an operating lease to be treated similar to a capital lease shall not be given effect hereunder.

“Capital Stock” has the meaning assigned to such term in Section 5.13.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a)        U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b)        investments in commercial paper or other short-term corporate obligations maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c)        investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency, provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(d)        fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(e)        investments in money market funds and mutual funds, which invest substantially all of their assets in Cash or assets of the types described in clauses (a) through (d) above or have, at all times, credit ratings of “AAAm” or “AAAm-G” by S&P and “Aaa” and “MR+1” by Moody’s; and

(f)         a guaranteed reinvestment agreement from a bank (if treated as a deposit by such bank), insurance company or other corporation or entity, in each case, at the date of such acquisition having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such agreement provides that it may be unwound at the option of the purchaser at any time without penalty;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of S&P or Moody’s changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of S&P or Moody’s, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment representing more than 10% of total assets of the applicable Borrower and the other members of its Obligor Group in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

“Cash Pay Bank Loans” has the meaning assigned to such term in Section 5.13.

“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:15 a.m. Toronto time on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (the “CDOR Screen Rate”); provided that if such CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“CDOR Screen Rate” has the meaning assigned to such term in the definition of the term “CDOR Rate”.

“CDO Securities” has the meaning assigned to such term in Section 5.13.

“Change in Control” means, with respect to any Borrower, (a) except with respect to any Non-Surviving Borrower in a Borrower Merger, the acquisition of ownership, directly or indirectly, beneficially or of record, by any other Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Restatement Effective Date), other than FS/KKR Advisor, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of such Borrower or (b) except with respect to any Non-Surviving Borrower in a Borrower Merger, the occupation of a majority of the seats (other than vacant seats) on the board of directors of such Borrower by other Persons who were neither (i) nominated by the requisite members of the board of directors of such Borrower nor (ii) appointed by a majority of the directors so nominated; other than, in the case of this clause (b), in connection with an initial public offering.

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the Restatement Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Dollar Loans or Multicurrency Loans; when used in reference to any Lender, refers to whether such Lender is a Dollar Lender or a Multicurrency Lender; when used in reference to any Subcommitment, refers to whether such Subcommitment is a Dollar Subcommitment or a Multicurrency Subcommitment; when used in reference to any Commitment, refers to whether such Commitment is a Dollar Commitment or a Multicurrency Commitment and, when used in reference to any LC Exposure, refers to whether such LC Exposure is a Dollar LC Exposure or a Multicurrency LC Exposure.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning, with respect to a Borrower, assigned to such term in the Guarantee and Security Agreement to which such Borrower is a party.

“Collateral Agent” means ING in its capacity as Collateral Agent under each Guarantee and Security Agreement, and includes any successor Collateral Agent under such Guarantee and Security Agreement.

“Collateral Pool” means, with respect to a Borrower, at any time, each Portfolio Investment of such Borrower or any other member of its Obligor Group, as applicable, that has been Delivered (as defined in the Guarantee and Security Agreement to which such Borrower is a party) to the Collateral Agent and is subject to the Lien of the Guarantee and Security Agreement to which such Borrower is a party, and then only for so long as such Portfolio Investment of such Borrower or such other Obligor, continues to be Delivered as contemplated therein and in which the Collateral Agent has a first-priority perfected Lien as security for the Secured Obligations (as defined in such Guarantee and Security Agreement) of such Borrower or such other Obligor (subject to any Lien permitted by Section 6.02 hereof); provided that in the case of any Portfolio Investment of such Borrower or such other Obligor in which the Collateral Agent has a first-priority perfected (other than, for a period of up to 7 days (or, until April 15, 2021, a period of up to thirty (30) days, or anytime, such longer period up to sixty (60) days as the Administrative Agent and the Collateral Agent may agree in their respective sole discretion), customary rights of setoff, banker’s lien, security interest or other like right upon deposit accounts and securities accounts of such Obligor in which such Portfolio Investments are held) security interest pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Borrowing Base of the applicable Borrower so long as all remaining actions to complete “Delivery” are satisfied in full within 7 days of such inclusion (or, until April 15, 2021, a period of up to thirty (30) days, or anytime, such longer period up to sixty (60) days as the Administrative Agent and the Collateral Agent may agree in their respective sole discretion).

“Combined Debt Amount” means, with respect to a Borrower, as of any date, (i) the aggregate amount of Subcommitments with respect to such Borrower as of such date (or, if greater the Revolving Credit Exposures of all Lenders with respect to such Borrower as of such date) plus (ii) the aggregate amount of outstanding Designated Indebtedness of such Borrower and, without duplication, the aggregate amount of unused and available commitments of the holders of Designated Indebtedness of such Borrower to extend credit to such Borrower that will give rise to Designated Indebtedness under the Guarantee and Security Agreement to which such Borrower is a party.

“Commitment” means, collectively, the Dollar Commitments and the Multicurrency Commitments.

“Commitment Increase” has the meaning assigned to such term in Section 2.07(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.07(e).

“Commitment Termination Date” means December 23, 2024.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means, with respect to any Person, (i) any Subsidiary which is a “controlled foreign corporation” of such Person (within the meaning of Section 957 of the Code) or any direct or indirect subsidiary of such a corporation, (ii) a directly or indirectly owned subsidiary of such Person substantially all the assets of which consist of equity in Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clause (i) or (ii) of this definition.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Debt Amount” means, with respect to a Borrower, on any date, without duplication, (a) all of the Revolving Credit Exposures of all Lenders to such Borrower on such date plus (b) the aggregate principal amount of outstanding Other Secured Indebtedness, Special Shorter-Term Unsecured Indebtedness and 50% of the aggregate principal amount of outstanding Shorter-Term Unsecured Indebtedness of such Borrower and the other members of its Obligor Group, in each case, on such date plus (c) the aggregate amount of any Indebtedness of such Borrower and the other members of its Obligor Group incurred pursuant to Section 6.01(g) plus (d) the aggregate principal amount of, (i) solely with respect to FSK (or any successor), the FSK Notes and solely with respect to FSKR (or any successor), the FSKR 2025 Notes and (ii) with respect to each Borrower, all Special Longer-Term Unsecured Indebtedness and 50% of all Shorter-Term Unsecured Indebtedness of such Borrower and the other members of its Obligor Group, solely to the extent that such FSK Notes, FSKR 2025 Notes, Special Longer-Term Unsecured Indebtedness or Shorter-Term Unsecured Indebtedness, as applicable, are within 9 months of the scheduled maturity or earlier redemption date of such Indebtedness plus (e) any portion of any Unsecured Longer-Term Indebtedness, Special Longer-Term Unsecured Indebtedness and Shorter-Term Unsecured Indebtedness that is subject to a contractually scheduled amortization payment, other principal payment or redemption (other than any conversion into Permitted Equity Interests) earlier than the scheduled maturity date of such Indebtedness, but only to the extent of such portion and beginning upon the date that is the later of (i) 9 months prior to such scheduled amortization payment, other principal payment or redemption and (ii) the date such Borrower becomes aware that such Indebtedness is required to be paid or redeemed, plus (f) Hedging Agreement Obligations (as defined in the Guarantee and Security Agreement to which such Borrower is a party) (other than Hedging Agreement Obligations arising from Hedging Agreements entered into pursuant to Section 6.04(c)) minus (g) the LC Exposures with respect to such Borrower fully cash collateralized on such date pursuant to Section 2.04(k) and the last paragraph of Section 2.08(a) or otherwise backstopped in a manner satisfactory to the relevant Issuing Bank in its sole discretion.

“Covered Entity” means any of the following:

(i)         a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)        a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)       a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Default Swap” means any credit default swap entered into as a means to (i) invest in bonds, notes, loans, debentures or securities on a leveraged basis or (ii) hedge the default risk of bonds, notes, loans, debentures or securities.

“Currency” means Dollars or any Foreign Currency.

“Custodian” means, with respect to each Borrower, State Street Bank and Trust Company, or any other financial institution mutually agreeable to the Collateral Agent and such Borrower, as custodian holding documentation for Portfolio Investments, and accounts of such Borrower and/or any other member of its Obligor Group holding Portfolio Investments, on behalf of such Borrower and/or such other Obligor or any successor in such capacity pursuant to the Custodian Agreement. The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian.

“Custodian Agreement” means, so long as such agreement is in full force and effect, (a) with respect to FSK and the other members of its Obligor Group, the Custodian Agreement dated as of November 14, 2011, by and among FSK, the Custodian, the other members of FSK’s Obligor Group from time to time party thereto and other parties from time to time party thereto, (b) with respect to FSKR and the other members of its Obligor Group, the Custodian Agreement dated as of February 8, 2012, by and among FSKR, the Custodian, the other members of FSKR’s Obligor Group from time to time party thereto and other parties from time to time party thereto and (c) with respect to any Borrower, any other custodian agreement by and among such Borrower, the Custodian, the other members of such Borrower’s Obligor Group from time to time party thereto and other parties from time to time party thereto in form and substance substantially similar to a Custodian Agreement described in clauses (a) and (b) or otherwise reasonably acceptable to the Collateral Agent.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” means, with respect to a Borrower, any event or condition which constitutes an Event of Default with respect to such Borrower or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default with respect to such Borrower.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that has, as determined by the Administrative Agent, (a) failed to fund any portion of its Loans or participations in Letters of Credit within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of any Loan, such Lender notifies the Administrative Agent and the applicable Borrower in writing that such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent and the applicable Borrower in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified any Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s commercially reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with any applicable default shall be specifically identified in such writing or such public statement) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent or any Borrower, to confirm in writing to the Administrative Agent and such Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and such Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, (e) other than via an Undisclosed Administration, (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, (f) become the subject of a Bail-In Action or has a parent company that has become the subject of a Bail-In Action (unless in the case of any Lender referred to in this clause (f) the Borrowers, the Administrative Agent and the Issuing Banks shall be satisfied in the exercise of their respective reasonable discretion that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder) or (g) a Lender is a GBSA Lender with respect to which a GBSA Initial Notice has been given; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in each case of clauses (i) and (ii), where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Indebtedness” means, with respect to a Borrower, any Other Secured Indebtedness of such Borrower or any other member of its Obligor Group (including, without limitation, any prepayment penalty, premium, make-whole fee or similar amounts owed in connection with such indebtedness) that has been designated by such Borrower at the time of the incurrence thereof as, or is deemed to be by the Surviving Borrower upon the consummation of a Borrower Merger, “Designated Indebtedness” pursuant to and for purposes of the Guarantee and Security Agreement to which such Borrower is a party in accordance with the requirements of Section 6.01 thereof (regardless of whether such Designated Indebtedness shall continue to constitute Other Secured Indebtedness).

“Designated Subsidiary” means:

(a)           (1) (i) with respect to FSK, CCT Tokyo Funding LLC, Locust Street Funding LLC and FS KKR MM CLO 1 LLC and (ii) with respect to FSKR, Cooper River LLC, Darby Creek LLC, Juniata River LLC, Center City Funding LLC, Burholme Funding LLC, Dunlap Funding LLC, Jefferson Square Funding LLC, Germantown Funding LLC, Meadowbrook Run LLC, Cheltenham Funding LLC, Broomall Funding LLC and Ambler Funding LLC and (2) with respect to any Borrower, any other direct or indirect Subsidiary of such Borrower or any other member of its Obligor Group designated by such Borrower as a “Designated Subsidiary”, which, in the case of any entity in clause (1) or (2), meets the following criteria:

(i)           to which such Borrower or any other member of its Obligor Group sells, conveys or otherwise transfers (whether directly or indirectly) Cash, Cash Equivalents or one or more Portfolio Investments, and which engages in no material activities other than in connection with the holding, purchasing and financing of one or more such assets;

(ii)          no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (A) is Guaranteed by such Borrower or such other Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (B) is recourse to or obligates such Borrower or such other Obligor in any way other than pursuant to Standard Securitization Undertakings or (C) subjects any property of such Borrower or such other Obligor (other than property that has been contributed or sold, purported to be sold or otherwise transferred to such Subsidiary or any equity of such Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(iii)         with which no such Borrower or such other Obligor has any material contract, agreement, arrangement or understanding other than on terms no less favorable to such Borrower or such other Obligor, as applicable, than those that might be obtained at the time from Persons that are not Affiliates of such Borrower or such other Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets, and

(iv)         to which no such Borrower or such other Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings;

(b)           any passive holding company that is designated by such Borrower (as provided below) as a Designated Subsidiary, so long as:

(i)           such passive holding company is the direct parent of a Designated Subsidiary referred to in clause (a);

(ii)          such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from a Designated Subsidiary referred to in clause (a), and its ownership of all of the Equity Interests of a Designated Subsidiary referred to in clause (a)) or liabilities;

(iii)         all of the Equity Interests of such passive holding company are owned directly by such Borrower or such other Obligor and are pledged as Collateral for the Secured Obligations (as defined in the Guarantee and Security Agreement to which such Borrower is a party) and the Collateral Agent has a first-priority perfected Lien (subject to no other Liens other than Liens permitted under Section 6.02) on such Equity Interests;

(iv)        no such Borrower or such other Obligor has any contract, agreement, arrangement or understanding with such passive holding company; and

(v)         no such Borrower or such other Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results; or

(c)           any SBIC Subsidiary of such Borrower or such other Obligor.

Any such designation under clause (a)(2) or (b) above by such Borrower shall be effected pursuant to a certificate of a Financial Officer of such Borrower delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions set forth in clause (a)(2) or (b), as applicable. Each Subsidiary of a Designated Subsidiary shall be deemed to be a Designated Subsidiary and shall comply with the foregoing requirements of this definition. The parties hereby agree that the Subsidiaries identified as Designated Subsidiaries on Schedule III hereto shall each constitute a Designated Subsidiary so long as they comply with the foregoing requirements of this definition. Upon the consummation of a Borrower Merger, any Designated Subsidiary (if any) of a Non-Surviving Borrower shall be automatically deemed a Designated Subsidiary of the Surviving Borrower without the delivery of a certificate of a Financial Officer of such Surviving Borrower so long as such Designated Subsidiary continues to satisfy the criteria of a “Designated Subsidiary”.

“Disqualified Equity Interests” means, with respect to a Borrower, stock of such Borrower (including, for the avoidance of doubt, any Permitted Equity Interest) that after its issuance is subject to any agreement between the holder of such stock and such Borrower where such Borrower is required to purchase, redeem, retire, acquire, cancel or terminate all such stock, other than (x) as a result of a change of control or asset sale or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of stock.

“Disqualified Lender” means (i) those Persons that have been identified by any Borrower in writing to the Administrative Agent on or prior to the Restatement Effective Date, (ii) any Person that is identified by any Borrower in writing to the Administrative Agent and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (iii) Affiliates of any Person identified in clauses (i) or (ii) above that are either identified in writing to the Administrative Agent by any Borrower from time to time or readily identifiable solely based on similarity of such Affiliate’s name. The identification of a Disqualified Lender after the Restatement Effective Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan or Commitment (or any Person that, prior to such identification, has entered into a bona fide and binding trade for either of the foregoing and has not yet acquired such assignment or participation); provided, that any designation of a Person as a Disqualified Lender shall not be effective until the Business Day after written notice thereof by the applicable Borrower to the Administrative Agent in accordance with the next succeeding sentence. Any supplement or other modification to the list of Persons identified as Disqualified Lenders shall be e-mailed to the Administrative Agent at JPMDQcontact@JPMorgan.com.

“Documentation Agent” means each of Bank of Montreal, Truist Bank, MUFG and SMBC.

“Dollar Commitment” means, with respect to each Dollar Lender, the sum of all of such Dollar Lender’s Dollar Subcommitments. The aggregate amount of each Lender’s Dollar Commitment is set forth on Schedule I or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable. The aggregate amount of the Lenders’ Dollar Commitments as of the Restatement Effective Date is $1,075,000,000.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency at such time.

“Dollar Issuing Bank” means any Issuing Bank identified in Schedule I (as amended from time to time pursuant to Section 2.07), and its successors in such capacity as provided in Section 2.04(j), that has agreed to issue Letters of Credit to any Borrower under its respective Dollar Commitments.

“Dollar LC Exposure” means a Dollar Lender’s LC Exposure under its Dollar Subcommitments.

“Dollar Lender” means the Persons listed on Schedule I as having Dollar Subcommitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume Dollar Subcommitments or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Dollar Loan” means, with respect to a Borrower, a Loan denominated in Dollars made to such Borrower by a Dollar Lender.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Subcommitment” means, with respect to each Dollar Lender and each Borrower, the commitment of such Dollar Lender to make Loans to such Borrower denominated in Dollars, and to acquire participations in Letters of Credit issued on behalf of such Borrower denominated in Dollars hereunder, in each case, under its Dollar Commitments, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure permitted hereunder with respect to such Borrower, as such commitment may be (a) reduced, increased or reallocated from time to time pursuant to Section 2.07 or reduced from time to time pursuant to Section 2.09 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of each Lender’s Dollar Subcommitment with respect to each Borrower is set forth on Schedule I.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Controlled Foreign Corporation.

“Early Opt-in Election” means

(a)        in the event that the then-current Benchmark for Loans denominated in Dollars is LIBOR, the occurrence of:

(1)       a notification by the Administrative Agent to (or the request by the Borrowers to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities denominated in Dollars at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)       the joint election by the Administrative Agent and the Borrowers to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders; and

(b)        with respect to the then-current Benchmark in respect of Loans denominated in any Agreed Foreign Currency, the occurrence of:

(1)        (i) a determination by the Administrative Agent, (ii) a notification by the Required Multicurrency Lenders to the Administrative Agent (with a copy to the Borrowers) that the Required Multicurrency Lenders have determined or (iii) a request by the Borrowers to the Administrative Agent to notify each of the other parties hereto that the Borrowers have determined that at least five currently outstanding syndicated credit facilities denominated in the applicable Agreed Foreign Currency being executed at such time (as a result of amendment or as originally executed), or that include language similar to that contained in Section 2.12 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate, and

(2)        (i) the joint election by the Administrative Agent and the Borrowers or (ii) the joint election by the Required Multicurrency Lenders and the Borrowers to trigger a fallback from the then-current Benchmark and the provision, if applicable, by the Required Multicurrency Lenders and the Borrowers of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to a Borrower, any trade or business (whether or not incorporated) that, together with such Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means, with respect to a Borrower, (a) any “reportable event,” as defined in Section 4043(c) of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by such Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (e) the receipt by such Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041(c) of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by such Borrower or any of its ERISA Affiliates of any liability with respect to a withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or a “complete withdrawal” or “partial withdrawal” (within the meanings of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (g) the receipt by such Borrower or any of its ERISA Affiliates of any notice from any Multiemployer Plan concerning the imposition of Withdrawal Liability on such Borrower or any of its ERISA Affiliates or a determination that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4241 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR” means, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Interest Period”) with respect to Euros then EURIBOR shall be the EURIBOR Interpolated Rate.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“EURIBOR Screen Rate” means, for any Interest Period, in the case of any Eurocurrency Borrowing denominated in Euro, the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of that rate) for Euro for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service that publishes such rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate in its reasonable discretion after consultation with the Borrowers. If the EURIBOR Screen Rate so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Euro” refers to the lawful money of the Participating Member States.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars or an Agreed Foreign Currency and are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to (a) any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any applicable Interest Period, LIBOR as of the Specified Time on the Quotation Day for such LIBOR Quoted Currency and Interest Period, (b) any Eurocurrency Borrowing denominated in Euros and for any applicable Interest Period, EURIBOR as of the Specified Time on the Quotation Day for Euros and such Interest Period and (c) any Eurocurrency Borrowing denominated in any Non-LIBOR Quoted Currency and for any applicable Interest Period, the applicable Local Rate as of the Specified Time and on the Quotation Day for such Non-LIBOR Quoted Currency and Interest Period; provided that, if the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable Currency with respect to such Eurocurrency Borrowing for any reason, then the rate determined in accordance with Section 2.12 shall be the Eurocurrency Rate for such Interest Period for such Eurocurrency Borrowing, and provided further, that, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day with respect to any Foreign Currency, the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion.

“Excluded Assets” means, with respect to a Borrower, entities identified as Excluded Assets in Schedule VII hereto, any CDO Securities and finance lease obligations, Designated Subsidiaries, and any similar assets or entities, in each case, in which such Borrower or any other member of its Obligor Group holds an interest on or after the Restatement Effective Date, and, in each case, their respective Subsidiaries, unless, in the case of any such asset or entity, such Borrower designates in writing to the Collateral Agent that such asset or entity is not to be an Excluded Asset. Upon the consummation of a Borrower Merger, any Excluded Asset (if any) of a Non-Surviving Borrower shall be automatically deemed an Excluded Asset of the Surviving Borrower so long as such Excluded Asset continues to satisfy the criteria of an “Excluded Asset”.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on (or measured by) its net income, franchise taxes and branch profits taxes, in each case (i) imposed by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by such Borrower under Section 2.19(b)), any U.S. withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such U.S. withholding tax pursuant to Section 2.16(a), (c) any U.S. withholding Taxes imposed under FATCA and (d) any Tax imposed as a result of the Administrative Agent’s, such Lender’s or such Issuing Bank’s failure or inability to comply with Section 2.16(e), (f) or (g).

“Existing Lender” means each Lender with Revolving Credit Exposure immediately prior to the Restatement Effective Date.

“Extending Lenders” means (a) each Existing Lender that has agreed to extend its Subcommitments as set forth on Schedule I, (b) each Non-Extending Lender that has agreed after the Restatement Effective Date to become an “Extending Lender” (which agreement shall be in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent (but without the consent of any other Lender) and, in the case of any assignee of a Non-Extending Lender, may be included in the Assignment and Assumption Agreement pursuant to which such assignee assumed the Commitment or Revolving Credit Exposure of a Non-Extending Lender), (c) any Assuming Lender and (d) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume any Subcommitment or to acquire Revolving Credit Exposure from any Extending Lender, as applicable, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Extraordinary Receipts” means, with respect to a Borrower any cash received by or paid to or for the account of such Borrower or any other member of its Obligor Group not in the ordinary course of business, including any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance (excluding, however, for the avoidance of doubt, proceeds of any issuance of Equity Interests by such Borrower or proceeds of any Asset Sale of, Return of Capital received by or issuances of Indebtedness by such Borrower or any such other Obligor); provided, however, that Extraordinary Receipts shall not include any (v) taxes paid or reasonably estimated to be payable by such Borrower or such other Obligor as a result of such cash receipts (after taking into account any available tax credits or deductions), (w) amounts that such Borrower or such other Obligor receives from the Administrative Agent or any Lender pursuant to Section 2.16(h), (x) cash receipts to the extent received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto, (y) any costs, fees, commissions, premiums and expenses incurred by such Borrower or such other Obligor directly incidental to such cash receipts, including reasonable legal fees and expenses or (z) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings.

“Facility Termination Date” means, the date on which (a) the Commitments have expired or been terminated, (b) the principal of and accrued interest on each Loan and all fees and other amounts payable hereunder (other than Unasserted Contingent Obligations) shall have been paid in full, (c) all Letters of Credit shall have (w) expired, (x) terminated, (y) been cash collateralized or (z) otherwise been backstopped in a manner satisfactory to the relevant Issuing Bank in its sole discretion and (d) all LC Disbursements then outstanding shall have been reimbursed.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, the Federal Funds Effective Rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means, with respect to a Borrower, the chief executive officer, chief operating officer, president, co-president, chief financial officer, principal accounting officer, chief accounting officer, treasurer, assistant treasurer, controller, assistant controller, chief legal officer or chief compliance officer of such Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR, EURIBOR, or the applicable Local Rate, as applicable.

“First Lien Bank Loan” has the meaning assigned to such term in Section 5.13.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” as defined under Section 7701(a)(30) of the Code.

“FS/KKR Advisor” means FS/KKR Advisor, LLC, a Delaware limited liability company, or any of its Affiliates.

“FSK” means FS KKR Capital Corp., a Maryland corporation.

“FSK 2022 Notes” means FSK’s 4.750% senior unsecured notes due May 15, 2022 outstanding as of November 7, 2019.

“FSK 2022-2 Notes” means FSK’s 5.000% senior unsecured notes due June 28, 2022 outstanding as of November 7, 2019.

“FSK 2024 Notes” means FSK’s 4.625% senior unsecured notes due July 15, 2024 outstanding as of November 7, 2019.

“FSK 2025 Notes” means FSK’s 4.125% senior unsecured notes due February 1, 2025 outstanding as of the Restatement Effective Date.

“FSK 2025-2 Notes” means FSK’s 8.625% senior unsecured notes due May 15, 2025 outstanding as of May 5, 2020.

“FSK 2026 Notes” means FSK’s 3.400% senior unsecured notes due January 15, 2026 outstanding as of the Restatement Effective Date.

“FSK Notes” means, collectively, the FSK 2022 Notes, the FSK 2022-2 Notes, the FSK 2024 Notes, the FSK 2025 Notes, the FSK 2025-2 Notes and the FSK 2026 Notes.

“FSKR” means FS KKR Capital Corp. II, a Maryland corporation.

“FSKR 2025 Notes” means FSKR’s 4.250% senior unsecured notes due February 14, 2025 outstanding as of the Restatement Effective Date.

“Funded Debt Amount” means, for any Borrower, as of any date, all Indebtedness of such Borrower on a consolidated basis excluding Indebtedness of any Designated Subsidiaries of such Borrower.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Guarantee and Security Agreement” means, (i) with respect to FSK, that certain Guarantee and Security Agreement dated as of the Original Effective Date, among FSK, the other members of its Obligor Group, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Designated Indebtedness of FSK, and the Collateral Agent, (ii) with respect to FSKR, that certain Guarantee and Security Agreement dated as of the Original Effective Date, among FSKR, the other members of its Obligor Group, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Designated Indebtedness of FSKR, and the Collateral Agent and (iii) with respect to any “Borrower” designated hereunder pursuant to Section 9.19, a guarantee and security agreement by and among such Borrower, the other members of its Obligor Group, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Designated Indebtedness of such Borrower, and the Collateral Agent, in form and substance substantially similar to a Guarantee and Security Agreement described in clauses (i) and (ii) or otherwise reasonably acceptable to the Administrative Agent and the Collateral Agent.

“Guarantee and Security Agreement Confirmation” means each Guarantee and Security Agreement Confirmation between the parties to the related Guarantee and Security Agreement substantially in the form of Exhibit J.

“Guarantee Assumption Agreement” means, with respect to a Borrower, a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form as is approved by the Collateral Agent) to which such Borrower is a party, between the Collateral Agent and an entity that, pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under such Guarantee and Security Agreement (with such changes as the Collateral Agent shall request, consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, Credit Default Swap, total return swap, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“High Yield Securities” has the meaning assigned to such term in Section 5.13.

“Immaterial Subsidiary” means, with respect to any Borrower, any direct or indirect Subsidiary of such Borrower or any other member of its Obligor Group that owns (A) legally or beneficially, together with all other Immaterial Subsidiaries of such Borrower, assets, which in the aggregate have a value not in excess of $50,000,000 and, in each case, their respective Subsidiaries, or (B) that primarily owns portfolio investments (other than Portfolio Investments) that are Restricted Equity Interests, unless, in the case of any such Subsidiary, such Borrower designates in writing to the Collateral Agent that such Subsidiary is not to be an Immaterial Subsidiary and that such Borrower will comply with the requirements of Section 5.08 with respect to such Subsidiary. Upon the consummation of a Borrower Merger, any Immaterial Subsidiary (if any) of a Non-Surviving Borrower shall be automatically deemed an Immaterial Subsidiary of the Surviving Borrower so long as such Immaterial Subsidiary continues to satisfy the criteria of an “Immaterial Subsidiary”.

“Impacted EURIBOR Interest Period” has the meaning assigned to such term in the definition of “EURIBOR.”

“Increasing Lender” has the meaning assigned to such term in Section 2.07(e).

“Indebtedness” of any Person means, without duplication, (a) (i) all obligations of such Person for borrowed money or (ii) with respect to deposits or advances of any kind that are required to be accounted for under GAAP as a liability on the financial statements of such Person (other than deposits received in connection with a portfolio investment (including Portfolio Investments) of such Person in the ordinary course of such Person’s business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien (other than a Lien permitted by Section 6.02(c)) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (u) indebtedness of such Person on account of the sale by such Person of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under ASC 860, (v) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (w) a commitment arising in the ordinary course of business to make a future portfolio investment (including Portfolio Investments) or fund the delayed draw or unfunded portion of any existing portfolio investment (including Portfolio Investments), (x) any accrued incentive, management or other fees to an investment manager or its affiliates (regardless of any deferral in payment thereof), or (y) non-recourse liabilities for participations sold by any Person in any Bank Loan.

“Indemnified Taxes” means, with respect to a Borrower, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of such Borrower under any Loan Document to which such Borrower or any other member of its Obligor Group is a party and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Valuation Provider” means an independent third-party valuation firm, including, Murray, Devine & Co., Houlihan Lokey, Duff & Phelps, Lincoln Advisors, Valuation Research Corporation, Alvarez & Marsal and any other independent nationally recognized third-party valuation firm selected by the Collateral Agent and reasonably acceptable to the applicable Borrower and the Administrative Agent.

“Industry Classification Group” means, with respect to a Borrower, (a) any of the Moody’s classification groups set forth in Schedule V hereto, together with any such classification groups that may be subsequently established by Moody’s and provided by any Borrower to the Lenders and (b) any additional industry group classifications established by any Borrower pursuant to Section 5.12.

“ING” means ING Capital LLC.

“Interest Election Request” means, with respect to a Borrower, a request by such Borrower to convert or continue a Borrowing by such Borrower in accordance with Section 2.06 substantially in the form of Exhibit F or such other form as is reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means, with respect to a Borrower, (a) with respect to any ABR Loan of such Borrower, each Quarterly Date and (b) with respect to any Eurocurrency Loan of such Borrower, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, with respect to a Borrower, with respect to any Eurocurrency Borrowing made to such Borrower, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, or, with respect to such portion of any Loan or Borrowing made to such Borrower that is scheduled to be repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Maturity Date, as specified in the applicable Borrowing Request or Interest Election Request, as such Borrower may elect; provided, that any Interest Period (other than an Interest Period that ends on the Maturity Date that is permitted to be of less than one month’s duration as provided in this definition) (i) that would end on a day other than a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Loan is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which that applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any advances to employees, officers, directors and consultants of such Borrower or any of its Subsidiaries for travel, entertainment, business and moving expenses and other similar expenses in the ordinary course of business); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” has the meaning assigned to such term in Section 3.11(c).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means each Dollar Issuing Bank and each Multicurrency Issuing Bank.

“Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit H or such other form as is reasonably acceptable to the Administrative Agent.

“Joint Lead Arrangers” means JPMCB, ING, BMOCM, MUFG, SMBC and Truist Securities.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit. The aggregate amount of each Issuing Bank’s LC Commitment is set forth on Schedule I (as amended from time to time pursuant to Section 2.07), or in the agreement pursuant to Section 2.04(j) or Assignment and Assumption pursuant to which such Issuing Bank shall have assumed its LC Commitment, as applicable. The aggregate amount of each Issuing Bank’s LC Commitments as of the Restatement Effective Date is $175,000,000.

“LC Disbursement” means, with respect to a Borrower, a payment made by an Issuing Bank pursuant to a Letter of Credit issued by it on behalf of such Borrower.

“LC Exposure” means, with respect to a Borrower, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued on behalf of such Borrower at such time (including any Letter of Credit intended to be issued on behalf of such Borrower for which a draft has been presented to such Borrower but not yet honored by the applicable Issuing Bank) plus (b) the aggregate amount of all LC Disbursements with respect to such Borrower in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of such Borrower at such time. The LC Exposure of any Multicurrency Lender with respect to a Borrower at any time shall be such Lender’s Applicable Multicurrency Percentage of the total Multicurrency LC Exposure with respect to such Borrower at such time and the LC Exposure of any Dollar Lender with respect to a Borrower at any time shall be such Lender’s Applicable Dollar Percentage of the total Dollar LC Exposure with respect to such Borrower at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the applicable Borrower and each Lender shall remain in full force and effect until the applicable Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to such Letter of Credit.

“Lenders” means, collectively, the Dollar Lenders and the Multicurrency Lenders.

“Letter of Credit” means, with respect to a Borrower, any letter of credit issued on behalf of such Borrower pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.04(k).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBOR” means, with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBOR Interest Period”), then LIBOR shall be the LIBOR Interpolated Rate.

“LIBOR Interpolated Rate” means, at any time, with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable Currency) that is shorter than the Impacted LIBOR Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable LIBOR Quoted Currency) that exceeds the Impacted LIBOR Interest Period, in each case, at such time; provided that if any LIBOR Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“LIBOR Quoted Currency” means Dollars and Pounds Sterling, in each case so long as there is a published LIBOR Screen Rate with respect thereto.

“LIBOR Screen Rate” means, for any Interest Period, in the case of any Eurocurrency Borrowing denominated in a LIBOR Quoted Currency, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (provided that the Administrative Agent’s determination shall be generally consistent with determinations made for borrowers of syndicated loans denominated in the applicable Currency at such time); provided that, if the LIBOR Screen Rate so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any portfolio investment (including Portfolio Investments), the Value used in determining any applicable Borrowing Base is not greater than the call price), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien” and, in the case of portfolio investments (including Portfolio Investments) that are equity securities, excluding customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer).

“Listed Borrower” means each Borrower listed on any nationally recognized securities exchange in the United States. As of the Restatement Effective Date, FSK is the only Listed Borrower.

“Loan Documents” means, with respect to a Borrower, collectively, this Agreement, the Letter of Credit Documents to which such Borrower or any other member of its Obligor Group is a party and the Security Documents to which such Borrower or any other member of its Obligor Group is a party.

“Loans” means, with respect to a Borrower, the loans made by the Lenders to such Borrower pursuant to Section 2.01.

“Local Rate” means (i) for Loans or Letters of Credit in AUD, the AUD Rate, (ii) for Loans or Letters of Credit in Canadian Dollars, the CDOR Screen Rate and (iii) for Loans or Letters of Credit in NZD, the NZD Rate.

“Local Screen Rate” means the CDOR Screen Rate, the AUD Screen Rate and the NZD Screen Rate.

“Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“Long-Term U.S. Government Securities” has the meaning assigned to such term in Section 5.13.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means, with respect to a Borrower, a material adverse effect on (a) the business, Portfolio Investments and other assets, liabilities and financial condition, in each case, of such Borrower and its Subsidiaries (taken as a whole) (excluding in any case a decline in the net asset value of such Borrower or such other Subsidiaries or a change in general market conditions or values of the Portfolio Investments of such Borrower and its Subsidiaries (taken as a whole)), or (b)  as it relates to such Borrower, the validity or enforceability of any of the Loan Documents to which such Borrower and any other member of its Obligor Group is a party or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means, with respect to a Borrower, any Indebtedness (other than the Loans and Letters of Credit) and obligations in respect of one or more Hedging Agreements of any one or more of such Borrower and its Subsidiaries in an aggregate outstanding amount exceeding $200,000,000. For purposes of this definition, the outstanding amount of any Indebtedness shall refer to the principal amount thereof, the outstanding amount of any Hedging Agreement (other than a total return swap) shall refer to the amount that would be required to be paid by such Person if such Hedging Agreement were terminated at such time (after giving effect to any netting agreement) and the outstanding amount of a total return swap shall refer to the notional amount thereof less any collateral posted in support thereof.

“Maturity Date” means December 23, 2025.

“Merger Confirmation” means, with respect to a Surviving Borrower, a certificate of such Surviving Borrower, substantially the form attached as Exhibit I.

“Mezzanine Investments” has the meaning assigned to such term in Section 5.13.

“Modification Offer” means, with respect to a Borrower, to the extent required by the definition of Other Secured Indebtedness, Unsecured Longer-Term Indebtedness or Shorter-Term Unsecured Indebtedness, an obligation that will be satisfied if at least 10 Business Days (or, such shorter period if 10 Business Days is not practicable) prior to the incurrence of such Other Secured Indebtedness by such Borrower or any other member of its Obligor Group, Unsecured Longer-Term Indebtedness by such Borrower or such other Obligor or Shorter-Term Unsecured Indebtedness by such Borrower or such other Obligor, such Borrower shall have provided notice to the Administrative Agent of the terms thereof that do not satisfy the requirements for such type of Indebtedness set forth in the respective definitions herein, which notice shall contain reasonable detail of the terms thereof and an unconditional offer by such Borrower to amend this Agreement solely with respect to such Borrower to the extent necessary such that the financial covenants and events of default, as applicable, with respect to such Borrower in this Agreement shall be as restrictive to such Borrower as such provisions in such Other Secured Indebtedness, Unsecured Longer-Term Indebtedness or Shorter-Term Unsecured Indebtedness, as applicable. If any such Modification Offer is accepted by the Required Lenders with respect to such Borrower within 10 Business Days of receipt of such offer, this Agreement shall be deemed automatically amended solely with respect to such Borrower (and, upon the request of the Administrative Agent or the Required Lenders, such Borrower shall promptly enter into a written amendment evidencing such amendment), mutatis mutandis, solely to reflect all or some of such more restrictive financial covenants or events of default, in each case with respect to such Borrower, as elected by the Required Lenders.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“MUFG” means MUFG UNION BANK, N.A.

“Multicurrency Commitment” means, with respect to each Multicurrency Lender, the sum of all of such Multicurrency Lender’s Multicurrency Subcommitments. The aggregate amount of each Lender’s Multicurrency Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Commitment, as applicable. The aggregate amount of the Lenders’ Multicurrency Commitments as of the Restatement Effective Date is $2,950,000,000.

“Multicurrency Issuing Bank” means any Issuing Bank identified in Schedule I (as amended from time to time pursuant to Section 2.07), and its successors in such capacity as provided in Section 2.04(j), that has agreed to issue Letters of Credit to any Borrower under its respective Multicurrency Commitments.

“Multicurrency LC Exposure” means a Multicurrency Lender’s LC Exposure under its Multicurrency Commitment.

“Multicurrency Lender” means the Persons listed on Schedule I as having Multicurrency Subcommitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Multicurrency Subcommitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Multicurrency Loan” means, with respect to a Borrower, a Loan denominated in Dollars or in an Agreed Foreign Currency made to such Borrower under the Multicurrency Subcommitments with respect to such Borrower.

“Multicurrency Subcommitment” means, with respect to each Multicurrency Lender and each Borrower, the commitment of such Multicurrency Lender to make Loans to such Borrower, and to acquire participations in Letters of Credit issued on behalf of such Borrower denominated in Dollars and in Agreed Foreign Currencies hereunder, in each case, under its Multicurrency Commitments, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure hereunder with respect to such Borrower, as such commitment may be (a) reduced, increased or reallocated from time to time pursuant to Section 2.07 or reduced from time to time pursuant to Section 2.09 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of each Lender’s Multicurrency Subcommitment with respect to each Borrower is set forth on Schedule I.

“Multiemployer Plan” means, with respect to a Borrower, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which such Borrower or any of its ERISA Affiliates makes any contributions.

“National Currency” means the currency, other than the Euro, of a Participating Member State.

“Net Asset Sale Proceeds” means, with respect to a Borrower and with respect to any Asset Sale of such Borrower, an amount equal to (i) the sum of Cash payments and Cash Equivalents received by such Borrower and the other members of its Obligor Group from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (ii) (w) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time, or within 30 days after, the date of such Asset Sale, (x) any costs, fees, commissions, premiums and expenses incurred by such Borrower or such other Obligor directly incidental to such Asset Sale, including reasonable legal fees and expenses, (y) all taxes paid or reasonably estimated to be payable by such Borrower or such other Obligor as a result of such Asset Sale (after taking into account any available tax credits or deductions), and (z) reserves for indemnification, purchase price adjustments or analogous arrangements reasonably estimated by such Borrower or such other Obligor in connection with such Asset Sale; provided that, if the amount of any estimated reserves pursuant to this clause (z) exceeds the amount actually required to be paid in cash in respect of indemnification, purchase price adjustments or analogous arrangements for such Asset Sale, the aggregate amount of such excess shall constitute Net Asset Sale Proceeds (as of the date such Borrower determines such excess exists).

“Non-Core Investments” has the meaning assigned to such term in Section 5.13.

“Non-Extending Lender” means CIT Bank, N.A., United Community Bank d/b/a Seaside Bank & Trust and Liberty Bank and any successor or assign of a Non-Extending Lender in accordance with this Agreement, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume any Subcommitment or to acquire Revolving Credit Exposure from any Non-Extending Lender, other than any such Person that (i) agrees to become an Extending Lender pursuant to the definition thereof or (ii) ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Non-LIBOR Quoted Currency” means Canadian Dollars, AUD and NZD.

“Non-Performing Bank Loans” has the meaning assigned to such term in Section 5.13.

“Non-Performing Common Equity” has the meaning assigned to such term in Section 5.13.

“Non-Performing Fist Lien Bank Loans” has the meaning assigned to such term in Section 5.13.

“Non-Performing High Yield Securities” has the meaning assigned to such term in Section 5.13.

“Non-Performing Mezzanine Investments” has the meaning assigned to such term in Section 5.13.

“Non-Performing Preferred Stock” has the meaning assigned to such term in Section 5.13.

“Non-Performing Principal Finance Assets” has the meaning assigned to such term in Section 5.13.

“Non-Performing Second Lien Bank Loans” has the meaning assigned to such term in Section 5.13.

“Non-Surviving Borrower” has the meaning assigned to such term in the definition of “Borrower Merger”.

“Non-Surviving Obligor” has the meaning assigned to such term in the definition of “Borrower Merger”.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NZD” means the lawful currency of New Zealand.

“NZD Rate” means for any Loans in NZD, the (a) NZD Screen Rate plus (b) 0.20%.

“NZD Screen Rate” means, with respect to any Interest Period, the rate per annum determined by the Administrative Agent which is equal to the average bank bill reference rate as administered by the New Zealand Financial Markets Association (or any other Person that takes over the administration of such rate) for bills of exchange with a tenor equal in length to such Interest Period as displayed on page BKBM of the Reuters screen (or, in the event such rate does not appear on such page, on any successor or substitute page on such screen that displays such rate or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Wellington, New Zealand time) on the first day of such Interest Period. If the NZD Screen Rate shall be less than zero, the NZD Screen Rate shall be deemed to be zero for purposes of this Agreement.

“Obligor” means, with respect to a Borrower, each individually, such Borrower and each Subsidiary of such Borrower that is a Subsidiary Guarantor.

“Obligor Group” means, with respect to a Borrower, collectively, such Borrower and each Subsidiary of such Borrower that is a Subsidiary Guarantor.

“Original Effective Date” means August 9, 2018.

“Other Connection Taxes” means, with respect to a Borrower and with respect to any recipient of any payment to be made by or on account of any obligation of such Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document to which such Borrower or any other member of its Obligor Group is a party, or sold or assigned an interest in any Loan made to such Borrower or Loan Document to which such Borrower or any other member of its Obligor Group is a party).

“Other Debt Amount” means, with respect to a Borrower, as of any date, the principal amount of any outstanding secured Indebtedness of such Borrower and its Subsidiaries and, without duplication, the aggregate amount of available and unused commitments under any such secured Indebtedness, in each case, excluding such Borrower’s and its Subsidiaries’ Indebtedness in respect of prime brokerage and total return swap facilities, this Agreement and any Designated Indebtedness.

“Other Permitted Indebtedness” means, with respect to a Borrower, (a)  Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of such Borrower’s or such other Obligor’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Investment Policies; provided that such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities and (b) Indebtedness in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default with respect to such Borrower under clause (l) of Article VII.

“Other Secured Indebtedness” means, with respect to a Borrower, as at any date, Indebtedness (other than Indebtedness hereunder) of such Borrower or any other member of its Obligor Group (which may be Guaranteed by one or more other members of such Obligor Group) that (a) is secured pursuant to the Security Documents to which such Borrower or any other member of its Obligor Group is a party as described in clause (d) of this definition, (b) has no amortization prior to (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum, provided that amortization in excess of 1% per annum shall be permitted so long as the amount of such amortization in excess of 1% is permitted to be incurred pursuant to Section 6.01(g) hereof), and a final maturity date not earlier than, six months after the Maturity Date (it being understood that neither the conversion features into Permitted Equity Interests under convertible notes (as well as the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest or expenses or fractional shares (which may be payable in cash)), nor any mandatory prepayment provisions as a result of any borrowing base or collateral base deficiency, in any case shall constitute “amortization” for the purposes of this definition), provided that if any mandatory prepayment is required under such Other Secured Indebtedness that is not required pursuant to Section 2.09(c) hereof, such Borrower shall offer to repay Loans made to it (and/or provide cover for Letters of Credit issued on its behalf to the extent required under Section 2.04(k)) in an amount at least equal to the aggregate Revolving Credit Exposure’s ratable share with respect to such Borrower (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures with respect to such Borrower as compared to the Other Secured Indebtedness of such Borrower being paid) of the aggregate prepayment and reduction of such Other Secured Indebtedness of such Borrower, (c) is incurred pursuant to documentation that, taken as a whole, is not materially more restrictive than market terms for substantially similar debt of other similarly situated borrowers as determined in good faith by such Borrower or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally), which shall be no more restrictive upon such Borrower and its Subsidiaries, while any Subcommitments or Loans are outstanding with respect to such Borrower, than those set forth in this Agreement; provided that, such Borrower may incur any Other Secured Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (c) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders) (it being understood that put rights or repurchase or redemption obligations arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default with respect to such Borrower under this Agreement shall not be deemed to be more restrictive for purposes of this definition)), and (d) is not secured by any assets of such Borrower or such other Obligor other than pursuant to the Security Documents to which such Borrower or such other Obligor is a party and the holders of which, or the agent, trustee or representative of such holders have agreed to be bound by the provisions of the Security Documents to which such Borrower or such other Obligor is a party either (x) by executing the joinder attached as Exhibit C to the Guarantee and Security Agreement to which such Borrower is a party or (y) otherwise in a manner satisfactory to the Administrative Agent and the Collateral Agent. For the avoidance of doubt, Other Secured Indebtedness of a Borrower shall also include any refinancing, refunding, renewal or extension of such Other Secured Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition.

“Other Taxes” means, with respect to a Borrower, any and all present or future stamp, court or documentary, intangible, recording, filing or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document to which such Borrower or any other member of its Obligor Group is a party or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document to which such Borrower or any other member of its Obligor Group is a party, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar transactions by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Participation Interest” means, with respect to a Borrower, a participation interest in an investment that at the time of acquisition by such Borrower or other member of its Obligor Group satisfies each of the following criteria: (a) the underlying investment would constitute a Portfolio Investment of such Borrower were it acquired directly by such Borrower or any other member of its Obligor Group, (b) the seller of the participation is an Excluded Asset or an Aggregator of such Borrower, (c) the entire purchase price for such participation is paid in full at the time of its acquisition and (d) the participation provides the participant all of the economic benefit and risk of the whole or part of such portfolio investment that is the subject of such participation.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation as referred to and defined in ERISA.

“Performing” has the meaning assigned to such term in Section 5.13.

“Performing Cash Pay High Yield Securities” has the meaning assigned to such term in Section 5.13.

“Performing Cash Pay Mezzanine Investments” has the meaning assigned to such term in Section 5.13.

“Performing Common Equity” has the meaning assigned to such term in Section 5.13.

“Performing DIP Loans” has the meaning assigned to such term in Section 5.13.

“Performing First Lien Bank Loans” has the meaning assigned to such term in Section 5.13.

“Performing Non-Cash Pay High Yield Securities” has the meaning assigned to such term in Section 5.13.

“Performing Non-Cash Pay Mezzanine Investments” has the meaning assigned to such term in Section 5.13.

“Performing Preferred Stock” has the meaning assigned to such term in Section 5.13.

“Performing Principal Finance Assets” has the meaning assigned to such term in Section 5.13.

“Performing Principal Finance Common Equity Assets” has the meaning assigned to such term in Section 5.13.

“Performing Principal Finance Debt Assets” has the meaning assigned to such term in Section 5.13.

“Performing Principal Finance Preferred Stock Assets” has the meaning assigned to such term in Section 5.13.

“Performing Second Lien Bank Loans” has the meaning assigned to such term in Section 5.13.

“Permitted Advisor Loan” means, with respect to any Borrower, any Indebtedness of such Borrower or another member of its Obligor Group that (a) is owed to FS/KKR Advisor, (b) has no mandatory amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date, (c) is permitted by the Investment Company Act, (d) is not secured by any property or assets (whether of such Borrower, any Obligor or any other Person), (e) is on terms and conditions no less favorable to such Borrower or such other Obligor than could be obtained on an arm’s-length basis from unrelated third parties and (f) is on terms and conditions that are no more restrictive upon such Borrower and its Subsidiaries, while any Subcommitments or Loans are outstanding with respect to such Borrower, than those set forth in this Agreement with respect to such Borrower and its Subsidiaries; provided that, such Borrower or such other Obligor may incur any Permitted Advisor Loan that otherwise would not meet the requirements set forth in this clause (f) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders).

“Permitted Equity Interests” means, with respect to a Borrower, stock of such Borrower that after its issuance is not subject to any agreement between the holder of such stock and such Borrower where such Borrower is required to purchase, redeem, retire, acquire, cancel or terminate any such stock unless such Permitted Equity Interests satisfies the applicable requirements set forth in the definition of “Unsecured Longer-Term Indebtedness”.

“Permitted Indebtedness” means, with respect to a Borrower, collectively, Other Secured Indebtedness and Unsecured Longer-Term Indebtedness, in each case, of such Borrower or any other member of its Obligor Group.

“Permitted Liens” means, with respect to a Borrower: (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of such Borrower or any other member of its Obligor Group in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, landlord, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens in respect of employee benefit plans arising under ERISA or Section 4975 of the Code) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; provided that all Liens on any Collateral included in the Borrowing Base of such Borrower that are permitted pursuant to this clause (e) shall have a priority that is junior to the Liens under the Security Documents; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default with respect to such Borrower under clause (l) of Article VII; (g) customary rights of setoff, banker’s lien, security interest or other like right upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities, charges for returning items and other similar obligations; provided that, with respect to Collateral included in the Borrowing Base, such rights are subordinated to the Lien of the Collateral Agent, pursuant to the terms of the Custodian Agreement to which such Borrower is a party; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by such Borrower or any of its Subsidiaries in the ordinary course of business; (i) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not interfere with or affect in any material respect the ordinary course conduct of the business of such Borrower or any of its Subsidiaries; (j) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by such Borrower or any other member of its Obligor Group in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); (k) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed to any Person not prohibited hereunder; and (l) any restrictions on the sale or disposition of assets arising from a merger agreement between or among one or more members of an Obligor Group with one or more members of another Obligor Group with respect to a Borrower Merger; provided such restrictions do not adversely affect the enforceability of the Collateral Agent’s first-priority security interest on any Collateral.

“Permitted Prior Working Capital Lien” has the meaning assigned to such term in Section 5.13.

“Permitted SBIC Guarantee” means, with respect to a Borrower, a guarantee by such Borrower and/or any other member of its Obligor Group of SBA Indebtedness of an SBIC Subsidiary of such Borrower on the SBA’s then applicable form (or the applicable form at the time such guarantee was entered into).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means, with respect to a Borrower, any “employee pension benefit plan” (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which such Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Portfolio Investment” means, with respect to a Borrower, any investment (including a Participation Interest) held by such Borrower or any other member of its Obligor Group in their asset portfolio (and solely for purposes of determining the Borrowing Base of such Borrower, and of Sections 6.02(d), 6.03(d), 6.04(d) and clause (p) of Article VII, Cash and Cash Equivalents, excluding Cash pledged as cash collateral for Letters of Credit issued on behalf of such Borrower). Without limiting the generality of the foregoing, it is understood and agreed that any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Excluded Asset, or held by any Immaterial Subsidiary or Controlled Foreign Corporation that is not a Subsidiary Guarantor, shall not be treated as Portfolio Investments. Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provides that, for purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled); provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full. Notwithstanding the foregoing, Equity Interests in Aggregators shall not constitute Portfolio Investments for purposes of this Agreement.

“Pounds Sterling” means the lawful currency of England.

“Preferred Stock” has the meaning assigned to such term in Section 5.13.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Finance Asset” has the meaning assigned to such term in Section 5.13.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Pro-Rata Basis” means, with respect to any fees, costs or expenses for the several accounts of the Borrowers, an allocation as determined by the board of directors of each applicable Borrower from time to time. As of the Restatement Effective Date and as to each Borrower, the initial allocation shall be equal to the percentage of the total Commitments as of the Restatement Effective Date represented by such Borrower’s Borrower Sublimit as of the Restatement Effective Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the Currency is Canadian Dollars, AUD, NZD or Pounds Sterling, the first day of such Interest Period, (ii) if the Currency is Euro, two TARGET Days before the first day of such Interest Period, and (iii) for any other Currency, two Business Days prior to the first day of such Interest Period, unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such Currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days).

“Quoted Investments” has the meaning set forth in Section 5.12(b)(ii)(A).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 9.04.

“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, trustees, administrators, employees, agents, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” means, with respect to a Borrower, the date on which (1) all Subcommitments with respect to such Borrower have expired or been terminated (or otherwise reduced to zero, including in connection with a reallocation in accordance with Section 2.07(g) or (h)), (2) the principal of and accrued interest on each Loan made to such Borrower and all fees and other amounts payable hereunder by such Borrower (other than Unasserted Contingent Obligations with respect to such Borrower) shall have been paid in full (or assumed by a Surviving Obligor pursuant to a Borrower Merger), (3) all Letters of Credit issued on behalf of such Borrower shall have (v) expired, (w) terminated, (x) been cash collateralized, (y) otherwise been backstopped in a manner satisfactory to the relevant Issuing Bank in its sole discretion or (z) been assumed by a Surviving Obligor pursuant to a Borrower Merger, and (4) all LC Disbursements with respect to such Borrower then outstanding shall have been reimbursed.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Loans denominated in any Foreign Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency, LIBOR, (ii) with respect to any Eurocurrency Borrowing denominated in Euros, EURIBOR or (iii) with respect to any Eurocurrency Borrowing denominated in a Non-LIBOR Quoted Currency, the applicable Local Rate.

“Relevant Screen Rate” means (i) with respect to any Eurocurrency Borrowing denominated in any LIBOR Quoted Currency, the LIBOR Screen Rate, (ii) with respect to any Eurocurrency Borrowing denominated in any Non-LIBOR Quoted Currency, the applicable Local Screen Rate or (iii) with respect to any Eurocurrency Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Required Lenders” means, with respect to a Borrower, at any time, Lenders having Revolving Credit Exposures with respect to such Borrower and unused Subcommitments with respect to such Borrower representing more than 50% of the sum of the total Revolving Credit Exposures with respect to such Borrower and unused Subcommitments with respect to such Borrower at such time. The Required Lenders of a Class (which shall include the terms “Required Dollar Lenders” and “Required Multicurrency Lenders”) means Lenders having Revolving Credit Exposures with respect to such Borrower and unused Subcommitments of such Class with respect to such Borrower representing more than 50% of the sum of the total Revolving Credit Exposures with respect to such Borrower and unused Subcommitments of such Class with respect to such Borrower at such time; provided that the Revolving Credit Exposures with respect to such Borrower and unused Subcommitments with respect to such Borrower of any Defaulting Lenders shall be disregarded in the determination of Required Lenders of a Class to the extent provided for in Section 2.18.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which shall be December 23, 2020.

“Restricted Equity Interests” means any Equity Interests if the grant of a security interest therein would constitute or result in a breach or termination pursuant to the terms of, or a default under, the terms thereunder or under any contract, property rights, obligation, instrument or agreement related thereto.

“Restricted Payment” means, with respect to a Borrower, any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of such Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or any option, warrant or other right to acquire any such shares of capital stock (other than any equity awards granted to employees, officers, directors and consultants of such Borrower or any of its Affiliates), provided, for clarity, neither the conversion of convertible debt into capital stock nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with capital stock (other than interest or expenses or fractional shares, which may be payable in cash) shall be a Restricted Payment hereunder.

“Return of Capital” means, with respect to a Borrower, any return of capital received by such Borrower or any other member of its Obligor Group in respect of the outstanding principal of any Portfolio Investment owned by such Borrower or such other Obligor (whether at stated maturity, by acceleration or otherwise) and any net cash proceeds received by such Borrower or such other Obligor of the sale of any property or assets pledged as collateral in respect of any Portfolio Investment to the extent such Borrower or such other Obligor is permitted to retain all such proceeds (under law or contract) minus all taxes paid or reasonably estimated to be payable by such Borrower or such other Obligor or any of their respective Subsidiaries as a result of such return of capital or receipt of proceeds (after taking into account any available tax credits or deductions) minus any costs, fees, commissions, premiums and expenses incurred by such Borrower or such other Obligor directly incidental to such return of capital or receipt of proceeds, including reasonable legal fees and expenses.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in an Agreed Foreign Currency, (ii) each date of a continuation of a Eurocurrency Loan denominated in an Agreed Foreign Currency, and (iii) such additional dates as the Administrative Agent shall reasonably and in good faith determine or the Required Lenders shall reasonably and in good faith require; provided that such determination or requirement under this subclause (iii) shall not result in the occurrence of a Revaluation Date more frequently than monthly; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Agreed Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Agreed Foreign Currency, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall reasonably and in good faith determine or the Required Lenders shall reasonably and in good faith require; provided that such determination or requirement under this subclause (iv) shall not result in the occurrence of a Revaluation Date more frequently than monthly.

“Revolving Credit Exposure” means, with respect to any Lender and any Borrower at any time, the sum of the outstanding principal amount of such Lender’s Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure with respect to such Borrower at such time.

“Revolving Dollar Credit Exposure” means, with respect to any Lender and any Borrower at any time, the sum of the outstanding principal amount of such Lender’s Loans to such Borrower at such time, made or incurred under such Lender’s Dollar Subcommitments with respect to such Borrower, and such Lender’s Dollar LC Exposure with respect to such Borrower.

“Revolving Multicurrency Credit Exposure” means, with respect to any Lender and any Borrower at any time, the sum of the outstanding principal amount of such Lender’s Loans to such Borrower at such time, made or incurred under such Lender’s Multicurrency Subcommitments with respect to such Borrower, and such Lender’s Multicurrency LC Exposure with respect to such Borrower.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” means, with respect to a Borrower, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority having jurisdiction over such Borrower or its Subsidiaries or any Lender.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Equity Commitment” means, with respect to a Borrower, a commitment by such Borrower or any other member of its Obligor Group to make one or more capital contributions to an SBIC Subsidiary of such Borrower.

“SBIC Subsidiary” means, with respect to a Borrower, any Subsidiary of such Borrower or any other member of its Obligor Group (or such Subsidiary’s general partner or manager entity) that is (x) either (i) a small business investment company licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) pursuant to the Small Business Investment Act of 1958, as amended or (ii) any wholly-owned, directly or indirectly, Subsidiary of an entity referred to in clause (i) of this definition and (y) designated by such Borrower (as provided below) as an SBIC Subsidiary, so long as:

(a)       other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that such Borrower or such other Obligor make an equity or capital contribution to such SBIC Subsidiary in connection with its incurrence of SBA Indebtedness (provided that such contribution is permitted by Section 6.03(d) and is made substantially contemporaneously with such incurrence), no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by such Borrower or any of its Subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates such Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of such Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary of such Borrower or such other Obligor pledged to secure such Indebtedness;

(b)       other than pursuant to a Permitted SBIC Guarantee, neither such Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to such Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of such Borrower or such Subsidiary;

(c)       neither such Borrower nor any of its Subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(d)       such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of any one or more of such Borrower or any other member of its Obligor Group.

Any designation by such Borrower under clause (y) above shall be effected pursuant to a certificate of a Financial Officer of such Borrower delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the foregoing conditions. Upon the consummation of a Borrower Merger, any direct or indirect SBIC Subsidiary (if any) of a Non-Surviving Borrower shall be automatically deemed an SBIC Subsidiary of the Surviving Borrower without the delivery of a certificate of a Financial Officer of such Surviving Borrower so long as such SBIC Subsidiary continues to satisfy the criteria of an “SBIC Subsidiary”.

“Screen Rate” means the LIBOR Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions thereof.

“Second Lien Bank Loan” has the meaning assigned to such term in Section 5.13.

“Secured Party”, with respect to a Borrower, has the meaning set forth in the Guarantee and Security Agreement to which such Borrower is a party.

“Securities” has the meaning assigned to such term in Section 5.13.

“Securities Act” has the meaning assigned to such term in Section 5.13.

“Security Documents” means, with respect to a Borrower, collectively, the Guarantee and Security Agreement to which such Borrower is a party and all other assignments, pledge agreements, security agreements, intercreditor agreements, control agreements and other instruments, in each case, executed and delivered at any time by such Borrower or any other member of its Obligor Group pursuant to the Guarantee and Security Agreement to which such Borrower is a party or otherwise providing or relating to any collateral security for any of the Secured Obligations of such Borrower or such other Obligor under and as defined in the Guarantee and Security Agreement to which such Borrower is a party.

“Senior Debt Amount” means, as of any date, the greater of (i) the Covered Debt Amount and (ii) the Combined Debt Amount.

“Senior Investments” means any Cash, Cash Equivalents, Long-Term U.S. Government Securities and Performing First Lien Bank Loans.

“Senior Securities” means, with respect to a Borrower, senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to such Borrower thereunder).

“Shareholders’ Equity” means, with respect to a Borrower, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for such Borrower and its Subsidiaries at such date.

“Short-Term U.S. Government Securities” has the meaning assigned to such term in Section 5.13.

“Shorter-Term Unsecured Indebtedness” means, with respect to a Borrower, Indebtedness of such Borrower or any other member of its Obligor Group (which may be Guaranteed by one or more other members of such Obligor Group) that:

(a)       has no amortization prior to its initial maturity date and that has a maturity date earlier than six months after the Maturity Date and an initial term of at least 3 years at issuance, except to the extent such unsecured indebtedness constitutes Special Longer-Term Unsecured Indebtedness (it being understood that (i) the conversion features into Permitted Equity Interests under convertible notes (as well as the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest or expenses or fractional shares (which may be payable in cash)) shall not constitute “amortization” for the purposes of this definition and (ii) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a); provided, with respect to this clause (ii), such Borrower acknowledges that any payment prior to the earlier to occur of the maturity date with respect to such Indebtedness and the Release Date with respect to such Borrower and the Facility Termination Date in respect of any such obligation or right shall only be made to the extent permitted by Section 6.12 and immediately upon such contingent event occurring the amount of such mandatory amortization shall be included in the Covered Debt Amount of such Borrower);

(b)       is incurred pursuant to terms that are substantially comparable to (or more favorable than) market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by such Borrower or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally), which shall be no more restrictive upon such Borrower and its Subsidiaries, while any Subcommitments or Loans are outstanding with respect to such Borrower, than those set forth in this Agreement with respect to such Borrower and its Subsidiaries; provided that, such Borrower or such other Obligor may incur any Shorter-Term Unsecured Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (b) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders) (it being understood that put rights or repurchase or redemption obligations arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or be Events of Default with respect to such Borrower under this Agreement shall not be deemed to be more restrictive for purposes of this definition)); and

(c)       is not secured by any assets of such Borrower or such other Obligor.

For the avoidance of doubt, Shorter-Term Unsecured Indebtedness shall also include any refinancing, refunding, renewal or extension of any Shorter-Term Unsecured Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition.

“Significant Subsidiary” means, with respect to a Borrower, at any time of determination, (a) any member of such Borrower’s Obligor Group or (b) any other Subsidiary of such Borrower that, on a consolidated basis with such Subsidiary’s Subsidiaries, has aggregate assets or aggregate revenues greater than 10% of the aggregate assets or aggregate revenues of such Borrower and its Subsidiaries, taken as a whole, at such time.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SMBC” means Sumitomo Mitsui Banking Corporation.

“Special Equity Interest” means, with respect to a Borrower, any Equity Interest held by such Borrower or any other member of its Obligor Group that is subject to a Lien in favor of creditors of the issuer or such issuer’s affiliates of such Equity Interest; provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, (b) such Indebtedness was (i) in existence at the time such Borrower or such other Obligor acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Special Longer-Term Unsecured Indebtedness” means, with respect to a Borrower, indebtedness of such Borrower or any other member of its Obligor Group incurred after the Restatement Effective Date that is Indebtedness that satisfies all of the criteria specified in the definition of “Unsecured Longer-Term Indebtedness” other than clause (a) thereof so long as such Indebtedness has a maturity date of at least five years from the date of the initial issuance of such Indebtedness; provided, however, that any issuance of Additional FSK 2024 Notes, Additional FSK 2025 Notes, Additional FSK 2026 Notes and Additional FSKR 2025 Notes after the Restatement Effective Date shall be deemed “Special Longer-Term Unsecured Indebtedness” so long as such Indebtedness satisfies all of the criteria specified in the definition of “Unsecured Longer-Term Indebtedness” other than clause (a) thereof.

“Special Shorter-Term Unsecured Indebtedness” means, with respect to a Borrower, unsecured indebtedness of such Borrower or any other member of its Obligor Group (which may be Guaranteed by one or more other members of such Obligor Group) that has a maturity date earlier than six months after the Maturity Date and an initial term of less than 3 years at issuance.

“Specified Time” means (i) in relation to a Loan in Canadian Dollars, as of 10:00 a.m., Toronto, Ontario time, (ii) in relation to a Loan in a LIBOR Quoted Currency, as of 11:00 a.m., London time, (iii) in relation to a Loan in AUD, as of 11:00 a.m., Sydney, Australia time, (iv) in relation to a Loan in NZD, as of 11:00 a.m., Wellington, New Zealand time and (v) in relation to a Loan in Euros, as of 11:00 a.m., Brussels time.

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in commercial loan securitizations.

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the applicable maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subcommitment” means, with respect to each Lender and any Borrower, collectively, the Dollar Subcommitments of such Lender with respect to such Borrower and the Multicurrency Subcommitments of such Lender with respect to such Borrower.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, with respect to an Obligor, the term “Subsidiary” shall not include any Person that constitutes an Investment held by such Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of such Obligor, including, without limitation, any Aggregator. Unless otherwise specified, “Subsidiary” means a Subsidiary of the applicable Borrower.

“Subsidiary Guarantor” means, with respect to a Borrower, any Domestic Subsidiary of such Borrower that is a Guarantor under the Guarantee and Security Agreement to which such Borrower is a party. It is understood and agreed that Excluded Assets, Immaterial Subsidiaries and Controlled Foreign Corporations of such Borrower shall not be required to be Subsidiary Guarantors.

“Surviving Borrower” has the meaning assigned to such term in the definition of “Borrower Merger”.

“Surviving Obligor” has the meaning assigned to such term in the definition of “Borrower Merger”.

“Syndication Agent” means ING, in its capacity as syndication agent hereunder.

“TARGET Day” means any day on which the TARGET2 is open.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euros.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments or fees imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been selected or recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.12 that is not Term SOFR.

“Tender Offer” means, with respect to an Unlisted Borrower, an all-cash tender offer by such Unlisted Borrower for its shares of common stock that may be proposed to be commenced in connection with the initial listing of such Unlisted Borrower’s shares of common stock.

“Total Secured Debt” means, with respect to any Borrower, as of any date, the aggregate amount of Senior Securities representing secured Indebtedness of such Borrower that is secured by the Collateral as of such date.

“Transactions” means, with respect to a Borrower, the execution, delivery and performance by such Borrower of this Agreement and the other Loan Documents to which such Borrower or any other member of its Obligor Group is a party, the borrowing of Loans by such Borrower, the use of the proceeds thereof by such Borrower and the issuance of Letters of Credit on behalf of such Borrower hereunder.

“Truist Securities” means Truist Securities, Inc.

“Type”, when used in reference to any Loan or Borrowing made to a Borrower, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unasserted Contingent Obligations” means, with respect to a Borrower, all (i) unasserted contingent indemnification obligations with respect to such Borrower not then due and payable by such Borrower and (ii) unasserted expense reimbursement obligations with respect to such Borrower not then due and payable by such Borrower. For the avoidance of doubt, “Unasserted Contingent Obligations” shall not include any reimbursement obligations in respect of any Letter of Credit issued on behalf of such Borrower.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision, if applicable law requires that such appointment not be publicly disclosed and such appointment has not been publicly disclosed.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unlisted Borrower” means each Borrower that is not a Listed Borrower. As of the Restatement Effective Date, no Borrower is an Unlisted Borrower.

“Unquoted Investments” has the meaning set forth in Section 5.12(b)(ii)(B).

“Unsecured Longer-Term Indebtedness” means, with respect to a Borrower, (1) any Permitted Advisor Loan of such Borrower or any other member of its Obligor Group (which may be Guaranteed by one or more other members of such Obligor Group) and (2) any Indebtedness of such Borrower or any other member of its Obligor Group (which may be Guaranteed by one or more other members of such Obligor Group) that:

(a)           has no amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date (it being understood that (i) the conversion features into Permitted Equity Interests under convertible notes (as well as the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest or expenses or fractional shares (which may be payable in cash)) shall not constitute “amortization” for the purposes of this definition and (ii) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a); provided, with respect to this clause (ii), such Borrower acknowledges that any payment prior to the earlier to occur of the Release Date with respect to such Borrower and the Facility Termination Date in respect of any such obligation or right shall only be made to the extent permitted by Section 6.12 and immediately upon such contingent event occurring the amount of such mandatory amortization shall be included in the Covered Debt Amount of such Borrower);

(b)           is incurred pursuant to terms that are substantially comparable to (or more favorable than) market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by such Borrower or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally), which shall be no more restrictive upon such Borrower and its Subsidiaries, while any Subcommitments or Loans are outstanding with respect to such Borrower, than those set forth in this Agreement with respect to such Borrower and its Subsidiaries; provided that, such Borrower or such other Obligor may incur any Unsecured Longer-Term Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (b) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders) (it being understood that put rights or repurchase or redemption obligations arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or be Events of Default with respect to such Borrower under this Agreement shall not be deemed to be more restrictive for purposes of this definition)); and

(c)           is not secured by any assets of such Borrower or such other Obligor.

For the avoidance of doubt, Unsecured Longer-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Longer-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition. Notwithstanding the foregoing, the term Unsecured Longer-Term Indebtedness shall include any Disqualified Equity Interests so long as the applicable Borrower is not permitted or required to purchase, redeem, retire, acquire, cancel or terminate any such Equity Interest (other than (x) as a result of a change of control or asset sale or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, Equity Interest) prior to the date that is six months after the Maturity Date.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“Valuation Policy”, with respect to a Borrower, has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“Value” has the meaning assigned to such term in Section 5.13.

“Withdrawal Liability” means, with respect to a Borrower, liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan by such Borrower, as such terms are defined in Sections 4203 and 4205 of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.           Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Dollar Loan” or a “Multicurrency Loan”), by Type (e.g., an “ABR Loan” or a “Eurocurrency Loan”) or by Class and Type (e.g., a “Multicurrency Eurocurrency Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Borrowing” or a “Multicurrency Borrowing”), by Type (e.g., an “ABR Borrowing” or a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Multicurrency Eurocurrency Borrowing”). Loans and Borrowings may also be identified by Currency.

SECTION 1.03.           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, any cash payment (other than any cash payment on account of interest) made by any Borrower in respect of any conversion features in any convertible securities that may be issued by such Borrower shall constitute a “regularly scheduled payment, prepayment or redemption of principal and interest” within the meaning of clause (b) of Section 6.12. Solely for purposes of this Agreement, any references to “obligations” owed by any Person under any Hedging Agreement shall refer to the amount that would be required to be paid by such Person if such Hedging Agreement were terminated at such time (after giving effect to any netting agreement).

SECTION 1.04.           Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if a Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof with respect to such Borrower to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies a Borrower that the Required Lenders request an amendment to any provision hereof with respect to such Borrower for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such Borrower, Administrative Agent and Lenders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement with respect to such Borrower so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating such Borrower’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however, until such amendments to equitably reflect such changes are effective and agreed to by such Borrower, the Administrative Agent and the Required Lenders, such Borrower’s compliance with such financial covenants shall be determined on the basis of GAAP as in effect and applied immediately before such change in GAAP becomes effective. Notwithstanding the foregoing or anything herein to the contrary, each Borrower covenants and agrees with the Lenders that whether or not such Borrower may at any time adopt Financial Accounting Standard Board Accounting Standards Codification 820 (or any other Financial Accounting Standard having a similar result or effect), Financial Accounting Standard No. 159 (or successor standard solely as it relates to fair value liabilities) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair value liabilities), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that such Borrower has not adopted Financial Accounting Standard Board Accounting Standards Codification 820 (or any other Financial Accounting Standard having a similar result or effect), Financial Accounting Standard No. 159 (or such successor standard solely as it relates to fair value liabilities) or, in the case of liabilities acquired in an acquisition, Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair value liabilities).

SECTION 1.05.           Currencies; Currency Equivalents

(a)           Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the Restatement Effective Date. Except as provided in Section 2.09(b) and the last sentence of Section 2.17(a), for purposes of determining (i) whether the amount of any Borrowing made to any Borrower or Letter of Credit issued on behalf of such Borrower under its Multicurrency Subcommitments, together with all other Borrowings made to such Borrower and Letters of Credit issued on behalf of such Borrower under its Multicurrency Subcommitments then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of such Multicurrency Subcommitments, (ii) the aggregate unutilized amount of the Multicurrency Subcommitments with respect to any Borrower, (iii) the Revolving Multicurrency Credit Exposure with respect to any Borrower, (iv) the Multicurrency LC Exposure with respect to any Borrower, (v) the Covered Debt Amount with respect to any Borrower and (vi) the Borrowing Base with respect to any Borrower or the Value of any Portfolio Investment, the outstanding principal amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency or the Value of any Portfolio Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing, Letter of Credit or Portfolio Investment, as the case may be, determined as of the date of such Borrowing or Letter of Credit (determined in accordance with the last sentence of the definition of the term “Interest Period”) or the date of valuation of such Portfolio Investment, as the case may be; provided that in connection with the delivery of any Borrowing Base Certificate pursuant to Section 5.01(d) or (e), such amounts shall be determined as of the date of delivery of such Borrowing Base Certificate.

(b)           Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the Restatement Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

Without prejudice to the respective liabilities of any Borrower to the Lenders and the Lenders to such Borrower under or pursuant to this Agreement, each provision of this Agreement with respect to such Borrower shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with such Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the Restatement Effective Date; provided that the Administrative Agent shall provide such Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit such Borrower and the Lenders an opportunity to respond to such proposed change.

(c)           Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Exchange Rate for any Foreign Currency as of each Revaluation Date to be used for calculating the Dollar Equivalent amounts of Loans, Letters of Credit and Revolving Credit Exposure denominated in such Foreign Currency. Such Exchange Rate shall become effective as of such Revaluation Date and shall be the Exchange Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered pursuant to Section 5.01 hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Agreed Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Agreed Foreign Currency, with 0.5 of a unit being rounded upward). Without limiting the generality of the foregoing, for purposes of determining compliance with any basket in this Agreement, in no event shall any Obligor be deemed to not be in compliance with any such basket solely as a result of a change in Exchange Rates.

SECTION 1.06.           Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized or acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.07.           Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in Dollars or a Foreign Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans denominated in a LIBOR Quoted Currency. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-In Election, Section 2.12(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrowers, pursuant to Section 2.12(e), of any change to the reference rate upon which the interest rate on a Eurocurrency Loan is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” (or “EURIBOR”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, LIBOR (or EURIBOR, as applicable) or have the same volume or liquidity as did the London interbank offered rate (or the Euro interbank offered rate, as applicable) prior to its discontinuance or unavailability.

Article II

THE CREDITS

SECTION 2.01.           The Commitments

Subject to the terms and conditions set forth herein:

(a)                each Dollar Lender severally agrees to make Dollar Loans to each Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Credit Exposure with respect to such Borrower exceeding such Lender’s Dollar Subcommitment with respect to such Borrower, (ii) the aggregate Revolving Dollar Credit Exposure of all of the Lenders exceeding the Dollar Commitments or (iii) the total Covered Debt Amount of such Borrower exceeding the Borrowing Base then in effect for such Borrower; and

(b)               each Multicurrency Lender severally agrees to make Multicurrency Loans to each Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure with respect to such Borrower exceeding such Lender’s Multicurrency Subcommitment with respect to such Borrower, (ii) the aggregate Revolving Multicurrency Credit Exposure of all of the Lenders exceeding the Multicurrency Commitments, (iii) the total Covered Debt Amount of such Borrower exceeding the Borrowing Base then in effect for such Borrower, (iv) the aggregate amount of the Revolving Multicurrency Credit Exposure of all of the Lenders denominated in a Foreign Currency exceeding 50% of the total Commitments hereunder or (v) the aggregate amount of the Revolving Multicurrency Credit Exposure of all of the Lenders denominated in AUD and NZD exceeding 20% of the total Commitments hereunder.

Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Loans made to such Borrower.

SECTION 2.02.            Loans and Borrowings.

(a)            Obligations of Lenders. Each Loan made to a Borrower shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective Subcommitments of the same Class with respect to such Borrower. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Subcommitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Type of Loans. Subject to Section 2.12, (i) each Borrowing of a Class shall be constituted entirely of ABR Loans or of Eurocurrency Loans of such Class denominated in a single Currency as any Borrower may request in accordance herewith. Each Borrowing denominated in an Agreed Foreign Currency shall be constituted entirely of Eurocurrency Loans. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increased costs to any Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply).

(c)            Minimum Amounts. Each Borrowing (whether Eurocurrency or ABR) shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, with respect to any Agreed Foreign Currency, such smaller minimum amount as may be agreed to by the Administrative Agent; provided that a Borrowing of a Class made to a Borrower may be in an aggregate amount that is equal to the entire unutilized balance of the total Subcommitments of such Class with respect to such Borrower or that is required to finance the reimbursement of an LC Disbursement of such Class with respect to such Borrower as contemplated by Section 2.04(f). Borrowings of more than one Class, Currency and Type may be outstanding at the same time.

(d)            Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

(e)            Restatement Effective Date Adjustments. If, in connection with the Restatement Effective Date, there is any increase in, reduction in or reallocation of the Commitments or Subcommitments, as applicable, on the Restatement Effective Date, immediately after giving effect to such increase, reduction or reallocation, as applicable, each Borrower shall (notwithstanding the provisions in this Agreement requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Loans held by the Lenders) (A) prepay the outstanding Loans made to such Borrower (if any) of the affected Class in full, (B) simultaneously borrow new Loans of such Class hereunder in an amount equal to such prepayment (in the case of Eurocurrency Loans, (1) to any Borrower whose aggregate Subcommitments are increasing at such time, with Eurocurrency Rates equal to the outstanding Eurocurrency Rate and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s) under the Existing Credit Facility and (2) to any Borrower whose aggregate Subcommitments are not changing at such time, with Eurocurrency Rates having Interest Periods (the duration of which may be less than one month) that are the same as the Eurocurrency Rates and Interest Periods applicable to outstanding Loans under the Existing Credit Facility made to such Borrower at such time); provided that, with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender by such Borrower shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender by such Borrower will be subsequently borrowed from such Lender by such Borrower and (y) the Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans of such Class made to such Borrower are held ratably by the Lenders of such Class in accordance with their respective Subcommitments of such Class with respect to such Borrower (and after giving effect to such increase, reduction or reallocation, as applicable) and (C) pay to the Lenders of such Class with respect to such Borrower the amounts, if any, payable under Section 2.15 as a result of any such prepayment (it being understood that any payments required pursuant to Section 2.15 by any Borrower that is not increasing the aggregate amount of its Subcommitments shall be payable by the Borrowers increasing the aggregate amount of their respective Subcommitments (which amount shall be payable ratably among the increasing Borrowers based on the amount of increased Subcommitments received by each such Borrower as a result of such increase, reduction or reallocation, as applicable)). Concurrently therewith, immediately after giving effect to the reallocations pursuant to paragraph (e) of this Section or otherwise pursuant to this Agreement, the Lenders of such Class shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit of such Class issued on behalf of each Borrower so that such interests are held ratably in accordance with their Subcommitments of such Class with respect to such Borrower as so increased.

SECTION 2.03.            Requests for Borrowings.

(a)            Notice by the Applicable Borrower. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by delivery of a signed Borrowing Request or by e-mail (i) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency (other than AUD or NZD), not later than 12:00 p.m., London time, three Business Days before the date of the proposed Borrowing, (iii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing or (iv) in the case of a Eurocurrency Borrowing denominated in AUD or NZD, not later than 12:00 p.m., London time, four Business Days before the date of the proposed Borrowing. Each such e-mail Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Borrowing Request, signed by the applicable Borrower.

(b)            Content of Borrowing Requests. Each request for a Borrowing (whether a written Borrowing Request or an e-mail request) shall specify the following information in compliance with Section 2.02:

(i)             the name of the applicable Borrower;

(ii)            whether such Borrowing is to be made under the Dollar Subcommitments with respect to such Borrower or the Multicurrency Subcommitments with respect to such Borrower;

(iii)           the aggregate amount and Currency of such Borrowing;

(iv)           the date of such Borrowing, which shall be a Business Day;

(v)            in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi)           in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vii)          the location and number of the applicable Borrower’s account (or such other account(s) as such Borrower may designate in a written Borrowing Request accompanied by information reasonably satisfactory to the Administrative Agent as to the identity and purpose of such other account(s)) to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

(c)            Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d)            Failure to Elect. If no election as to the Class of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be denominated in Dollars and shall be a Multicurrency Borrowing (or, to the extent such requested Borrowing exceeds the available Multicurrency Subcommitments of the applicable Borrower at such time, a Dollar Borrowing in an amount equal to such excess to the extent there is availability under the Dollar Subcommitments of such Borrower). If no election as to the Currency of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be denominated in Dollars. If no election as to the Type of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of one month and if an Agreed Foreign Currency has been specified, the requested Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency having an Interest Period of one month. If a Eurocurrency Borrowing is requested but no Interest Period is specified, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be a Eurocurrency Borrowing denominated in Dollars having an Interest Period of one month’s duration, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(e)            Waiver of Notice of Initial Borrowing. Notwithstanding anything to the contrary herein, the Administrative Agent and each Lender hereby waive the notice requirements set forth in Section 2.03(a) in respect of any Borrowing to be made to any Borrower on the Restatement Effective Date. For the avoidance of doubt, such waiver shall not affect any future obligations of any Borrower to comply with the obligations of Section 2.03(a) in connection with any Borrowing Request.

SECTION 2.04.            Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, in addition to the Loans made to each Borrower provided for in Section 2.01, each Borrower may request, at any time and from time to time during the Availability Period, (x) any Dollar Issuing Bank to issue under Dollar Subcommitments with respect to such Borrower, Letters of Credit denominated in Dollars and (y) any Multicurrency Issuing Bank to issue under the Multicurrency Subcommitments with respect to such Borrower, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for such Borrower’s own account or the account of its designee (provided such Borrower and the other members of its Obligor Group shall remain primarily liable to the Lenders hereunder for payment and reimbursement of all amounts payable in respect of such Letter of Credit hereunder) in such form as is acceptable to such Issuing Bank in its reasonable determination and for the benefit of such named beneficiary or beneficiaries as are specified by such Borrower. Letters of Credit issued hereunder shall constitute utilization of the Multicurrency Subcommitments or Dollar Subcommitments, as applicable, of the applicable Borrower up to the aggregate amount then available to be drawn thereunder by such Borrower.

(b)            Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by e-mail, if arrangements for doing so have been approved by such Issuing Bank of such Borrower) to any Issuing Bank of such Borrower and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit on behalf of such Borrower, or identifying the Letter of Credit issued on behalf of such Borrower to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount, Class and Currency of such Letter of Credit, stating that such Letter of Credit is to be issued under the Multicurrency Subcommitments, in the case of any Multicurrency Issuing Bank, or the Dollar Subcommitments, in the case of any Dollar Issuing Bank, with respect to such Borrower, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Administrative Agent will promptly notify the applicable Class of Lenders following the issuance of any Letter of Credit. If requested by such Issuing Bank of such Borrower, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit to be issued on the behalf of such Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by such Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)            Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended by an Issuing Bank on behalf of a Borrower only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure at such time of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed $400,000,000 (or such greater amount as may be agreed between any Borrower and such Issuing Bank from time to time), (ii) the aggregate LC Exposure of such Issuing Bank (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed such Issuing Bank’s LC Commitment, (iii) the aggregate LC Exposure with respect to such Borrower shall not exceed such Borrower’s Borrower LC Sublimit, (iv) the total Revolving Multicurrency Credit Exposures with respect to such Borrower shall not exceed the aggregate Multicurrency Subcommitments with respect to such Borrower and the total Revolving Dollar Credit Exposures with respect to such Borrower shall not exceed the aggregate Dollar Subcommitments with respect to such Borrower, (v) the total Covered Debt Amount of such Borrower shall not exceed the Borrowing Base then in effect for such Borrower and (vi) the aggregate amount of the Revolving Multicurrency Credit Exposure of all of the Lenders denominated in a Foreign Currency shall not exceed 50% of the total Commitments hereunder. A Letter of Credit denominated in AUD or NZD shall be issued, amended, renewed or extended on behalf of a Borrower only if (and upon issuance, amendment, renewal or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the aggregate amount of the Revolving Multicurrency Credit Exposure of all of the Lenders denominated in AUD and NZD shall not exceed 20% of the total Commitments hereunder.

(d)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within six months of such then-current expiration date); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods; provided further, that (x) in no event shall a Letter of Credit expire after the Commitment Termination Date unless the applicable Borrower (1) deposits, on or prior to the Commitment Termination Date, into the Letter of Credit Collateral Account Cash with respect to such Borrower, an amount equal to 102% of the undrawn face amount of all Letters of Credit issued on behalf of such Borrower that remain outstanding as of the close of business on the Commitment Termination Date and (2) pays in full, on or prior to the Commitment Termination Date, all commissions required to be paid with respect to any such Letter of Credit through the then-current expiration date of such Letter of Credit issued on behalf of such Borrower and (y) no Letter of Credit shall have an expiry date after the Maturity Date.

(e)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the applicable Issuing Bank, and without any further action on the part of such Issuing Bank or the Lenders, (i) in the case of a Multicurrency Issuing Bank, such Multicurrency Issuing Bank hereby grants to each Multicurrency Lender, and each Multicurrency Lender hereby acquires from such Multicurrency Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Multicurrency Percentage of the aggregate amount available to be drawn under such Letter of Credit and (ii) in the case of a Dollar Issuing Bank, such Dollar Issuing Bank hereby grants to each Dollar Lender, and each Dollar Lender hereby acquires from such Dollar Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Dollar Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit issued on behalf of a Borrower or the occurrence and continuance of a Default with respect to such Borrower or termination (including in connection with a reallocation in accordance with Section 2.07(g)) of the applicable Class of Subcommitments with respect to such Borrower; provided that no Lender shall be required to purchase a participation in a Letter of Credit issued on behalf of a Borrower pursuant to this Section 2.04(e) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a Borrowing by such Borrower at the time such Letter of Credit was issued on behalf of such Borrower and (y) the Required Lenders of the applicable Class shall have so notified such Issuing Bank in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.

In consideration and in furtherance of the foregoing, (x) each Multicurrency Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Multicurrency Issuing Bank, such Lender’s Applicable Multicurrency Percentage of each LC Disbursement made by such Multicurrency Issuing Bank in respect of Letters of Credit issued on behalf of a Borrower by such Multicurrency Issuing Bank and (y) each Dollar Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Dollar Issuing Bank, such Lender’s Applicable Dollar Percentage of each LC Disbursement made by such Dollar Issuing Bank in respect of Letters of Credit issued on behalf of a Borrower by such Dollar Issuing Bank, in each case, promptly upon the request of such Issuing Bank (which such request shall be made by such Issuing Bank in accordance with the notice requirements applicable to each Borrower with respect to a request for Loans in Section 2.05) at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by such Borrower or at any time after any reimbursement payment is required to be refunded to such Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to Section 2.04(f), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement with respect to a Borrower shall not constitute a Loan to such Borrower and shall not relieve such Borrower of its obligation to reimburse such LC Disbursement.

(f)             Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by it, the applicable Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that such Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time; provided that, if such LC Disbursement is not less than $1,000,000, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Eurocurrency Borrowing having an Interest Period of one month’s duration of either Class in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Eurocurrency Borrowing having an Interest Period of one month’s duration.

If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each affected Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Multicurrency Percentage or Applicable Dollar Percentage, as applicable, thereof.

(g)            Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements made with respect to Letters of Credit issued on behalf of such Borrower as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit issued on behalf of such Borrower, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit issued on behalf of such Borrower proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit issued on behalf of such Borrower against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

None of the Administrative Agent, the Lenders, the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by any Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit issued by such Issuing Bank on behalf of such Borrower comply with the terms thereof. The parties hereto expressly agree that:

(i)             each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit issued by such Issuing Bank without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)            each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of a Letter of Credit issued by such Issuing Bank; and

(iii)           this sentence shall establish the standard of care to be exercised by each Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit issued by such Issuing Bank comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)            Disbursement Procedures. Each Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the applicable Borrower by telecopy or e-mail of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(i)              Interim Interest. If an Issuing Bank shall make any LC Disbursement with respect to a Letter of Credit issued by such Issuing Bank, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Eurocurrency Loans having an Interest Period of one month’s duration; provided that, if such Borrower fails to reimburse such LC Disbursement within two Business Days following the date when due pursuant to paragraph (f) of this Section, then the provisions of Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j)             Replacement of Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the applicable Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, each Borrower shall pay all its respective unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)            Cash Collateralization. If the applicable Borrower shall be required to provide cover for its LC Exposure of a Class pursuant to Section 2.08(a), Section 2.09(c) Section 2.09(d) or the last paragraph of Article VII, such Borrower shall immediately deposit into a segregated collateral account or accounts (herein, with respect to each Borrower, collectively, the “Letter of Credit Collateral Account”; for the avoidance of doubt, each Borrower’s Letter of Credit Collateral Account shall be segregated from each other Borrower’s Letter of Credit Collateral Account) in the name and under the dominion and control of the Administrative Agent, Cash denominated in the Currency of the Letter of Credit under which such LC Exposure arises in an amount equal to the amount required under Section 2.08(a), Section 2.09(c), Section 2.09(d) or the last paragraph of Article VII, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for its LC Exposure under this Agreement and thereafter for the payment of the “Secured Obligations” of such Borrower under and as defined in the Guarantee and Security Agreement to which such Borrower is a party, and for these purposes such Borrower hereby grants a security interest to the Administrative Agent for the benefit of the applicable Lenders of such Borrower in the Letter of Credit Collateral Account with respect to such Borrower and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

SECTION 2.05.            Funding of Borrowings.

(a)            Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the account(s) of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that Borrowings made to such Borrower to finance the reimbursement of an LC Disbursement with respect to such Borrower as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)            Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the corresponding Currency with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the NYFRB Rate or (ii) in the case of such Borrower, the interest rate applicable at the time to Eurocurrency Loans having an Interest Period of one month’s duration made to such Borrower. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.06.            Interest Elections.

(a)            Elections by the Applicable Borrower for Borrowings. Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided, however, that (i) a Borrowing of a Class may only be continued or converted into a Borrowing of the same Class, (ii) a Borrowing denominated in one Currency may not be continued as, or converted into, a Borrowing in a different Currency, (iii) no Eurocurrency Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, (x) the aggregate Revolving Multicurrency Credit Exposures with respect to the applicable Borrower would exceed the aggregate Multicurrency Subcommitments with respect to such Borrower or (y) the aggregate amount of the Revolving Multicurrency Credit Exposure of all of the Lenders denominated in a Foreign Currency would exceed 50% of the total Commitments hereunder, (iv) no Eurocurrency Borrowing denominated in AUD or NZD may be continued if, after giving effect thereto, the aggregate amount of the Revolving Multicurrency Credit Exposure of all of the Lenders denominated in AUD and NZD would exceed 20% of the total Commitments hereunder and (v) a Eurocurrency Borrowing denominated in a Foreign Currency may not be converted into a Borrowing of a different Type. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall thereafter be considered a separate Borrowing.

(b)            Notice of Elections. To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by delivery of a signed Interest Election Request or by e-mail by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such e-mail Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Interest Election Request signed by the applicable Borrower.

(c)            Content of Interest Election Requests. Each Interest Election Request (whether a written Interest Election Request or an e-mail request) shall specify the following information in compliance with Section 2.02:

(i)             the name of the applicable Borrower;

(ii)            the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) of this paragraph shall be specified for each resulting Borrowing);

(iii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv)           in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(v)            if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d)            Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            Failure to Elect; Events of Default. If the applicable Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Borrowing of the same Class having an Interest Period of one month’s duration, and (ii) if such Borrowing is denominated in a Foreign Currency, such Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing with respect to a Borrower and the Administrative Agent, at the request of the Required Lenders, so notifies such Borrower, then, so long as such Event of Default is continuing with respect to such Borrower no outstanding Eurocurrency Borrowing made to such Borrower may have an Interest Period of more than one month’s duration.

SECTION 2.07.            Termination, Reduction, Increase or Reallocation of the Commitments and the Subcommitments.

(a)            Scheduled Termination. Unless previously terminated in accordance with the terms of this Agreement, the Commitments of each Class shall terminate on the Commitment Termination Date.

(b)            Voluntary Termination or Reduction. In addition to the right to reallocate pursuant to paragraph (g) of this Section, any Borrower may at any time without premium or penalty terminate, or from time to time reduce, its Subcommitments ratably among each Class; provided that (i) each reduction of any Subcommitments pursuant to this sentence shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 in excess thereof (or, in each case, if less, the entire remaining amount of the Subcommitments of any Class with respect to such Borrower) and (ii) such Borrower shall not terminate or reduce the Subcommitments if, after giving effect to any concurrent prepayment of the Loans of any Class made to such Borrower in accordance with Section 2.09, the total Revolving Credit Exposures of such Class with respect to such Borrower would exceed the total Subcommitments of such Class with respect to such Borrower.

(c)            Notice of Voluntary Termination or Reduction. The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce its Subcommitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that any such notice of termination or reduction of the Subcommitments of a Class may state that such notice is conditioned upon the effectiveness of other events (including the reallocation of such Subcommitments pursuant to paragraph (g) of this Section), in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)            Effect of Termination or Reduction. Each termination or reduction of Subcommitments of a Class with respect to a Borrower made pursuant to paragraph (b) of this Section shall (i) be made ratably among the Lenders in accordance with their respective Subcommitments of such Class with respect to such Borrower and (ii) result in a permanent termination of Commitments in an amount equal to the Subcommitments so terminated or reduced. Each Lender authorizes and instructs the Administrative Agent to, concurrently with and immediately after the effectiveness of any termination or reduction of Subcommitments pursuant to paragraph (b) of this Section, amend Schedule I to reflect the aggregate amount of each Lender’s aggregate Commitments and such Lender’s Subcommitments with respect to each Borrower.

(e)            Increase of the Commitments.

(i)            Requests for Increase. Each Borrower shall have the right, at any time after the Restatement Effective Date but prior to the Commitment Termination Date, to propose that the Commitments of a Class hereunder be increased (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and at least 30 days prior to the Commitment Termination Date; provided that no Lender shall be obligated to provide any increased Commitment; provided, further that:

(A)         each increase shall be in a minimum amount of at least $25,000,000 or a larger multiple of $5,000,000 in excess thereof (or, in each case, in such other amounts as the Administrative Agent may reasonably agree);

(B)          the aggregate amount of all Commitments outstanding, at any given time, shall not exceed $6,037,500,000;

(C)          each Assuming Lender shall be consented to by the Administrative Agent and the Issuing Banks (in each case, which consent shall not be unreasonably withheld or delayed);

(D)          no Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase with respect to any Borrower;

(E)           the representations and warranties made by such Borrower and the other members of its Obligor Group contained in this Agreement shall be true and correct in all material respects (unless the relevant representation and warranty already contains a materiality qualifier or, in the case of the representations and warranties in Sections 3.01, 3.02, 3.04, 3.11 and 3.15 of this Agreement, and in Sections 2.01, 2.02 and 2.04 through 2.08 of the Guarantee and Security Agreement such Borrower is party to, in each such case, such representation and warranty shall be true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(F)           no Non-Extending Lender may participate in any Commitment Increase unless, in connection therewith, it shall have agreed to be become an “Extending Lender” hereunder.

(ii)           Effectiveness of Commitment Increase. On the Commitment Increase Date for any Commitment Increase, (A) each Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date with the Commitment in the amount set forth in the agreement referred to in Section 2.07(e)(ii)(y), (B) the Commitment of the respective Class of each Increasing Lender part of such Commitment Increase, if any, shall be increased as of such Commitment Increase Date to the amount set forth in the agreement referred to in Section 2.07(e)(ii)(y), (C) the Borrower Sublimit with respect to the Borrower requesting such Commitment Increase shall be increased as of such Commitment Increase Date in an amount equal to such total Commitment Increase, and (D) each Lender’s Subcommitments with respect to each Borrower shall be reallocated as of such Commitment Increase Date in the manner set forth in clause (iv) below; provided that:

(x)         the Administrative Agent shall have received on or prior to 12:00 p.m., New York City time, on such Commitment Increase Date a certificate signed by (1) a duly authorized officer of such Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied with respect to such Borrower and (2) a duly authorized officer of each other Borrower stating that the condition set forth in the foregoing subparagraph (i)(D) has been satisfied with respect to such other Borrower; and

(y)         each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 12:00 p.m., New York City time, on such Commitment Increase Date, an agreement, in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment in each case of the respective Class, duly executed by such Assuming Lender or such Increasing Lender, as applicable, and the Borrowers, and acknowledged by the Administrative Agent.

(iii)          Recordation into Register. Upon its receipt of (1) an agreement referred to in clause (ii)(y) above executed by each Assuming Lender and each Increasing Lender part of such Commitment Increase, as applicable, together with the certificate referred to in clause (ii)(x) above and (2) an amended Schedule I pursuant to clause (iv) below, the Administrative Agent shall, (x) if such agreement referred to in clause (ii)(y) has been completed, accept such agreement, (y) record the information contained in the amended Schedule I in the Register and (z) give prompt notice thereof to the Borrowers.

(iv)          Adjustment of Subcommitments upon Effectiveness of Increase. On the Commitment Increase Date for any Commitment Increase, the Subcommitments of each Lender (including each Assuming Lender and Increasing Lender, as applicable) shall be reallocated and adjusted among each of the Borrowers such that each Lender’s Subcommitment with respect to each Borrower is equal to such Lender’s pro rata share of the total Commitments as in effect immediately after giving effect to such Commitment Increase. Notwithstanding anything to the contrary contained herein, no Lender’s consent shall be required in connection with the reallocation of Subcommitments pursuant to this clause (iv) and each Lender authorizes and instructs the Administrative Agent to, concurrently with and immediately after the effectiveness of any such reallocation, amend Schedule I to reflect the aggregate amount of each Lender’s (including Increasing Lenders and Assuming Lenders part of any Commitment Increase and giving pro forma effect to such Commitment Increase and the reallocations made pursuant to this clause (iv)) aggregate Commitments and such Lender’s Subcommitments with respect to each Borrower. Each reference to Schedule I in this Agreement shall be to Schedule I as amended from time to time.

(f)             Adjustments of Borrowings upon Effectiveness of Subcommitment Increase or Reallocations. On each date the Subcommitments are increased or reallocated pursuant to paragraph (e) of this Section, immediately after giving effect to such increase or reallocation, each Borrower shall (A) prepay the outstanding Loans made to such Borrower (if any) of the affected Class in full, (B) simultaneously borrow new Loans of such Class hereunder in an amount equal to such prepayment (in the case of Eurocurrency Loans, (1) to any Borrower whose aggregate Subcommitments are increasing at such time, with Eurocurrency Rates equal to the outstanding Eurocurrency Rate and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s) and (2) to any Borrower whose aggregate Subcommitments are not changing at such time, with Eurocurrency Rates having Interest Periods (the duration of which may be less than one month) that are the same as the Eurocurrency Rates and Interest Periods applicable to outstanding Loans made to such Borrower at such time); provided that, with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender by such Borrower shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender by such Borrower will be subsequently borrowed from such Lender by such Borrower and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans of such Class made to such Borrower are held ratably by the Lenders of such Class in accordance with their respective Subcommitments of such Class with respect to such Borrower (and after giving effect to such Commitment Increase) and (C) pay to the Lenders of such Class with respect to such Borrower the amounts, if any, payable under Section 2.15 as a result of any such prepayment (it being understood that any payments required pursuant to Section 2.15 by any Borrower that is not increasing the aggregate amount of its Subcommitments shall be payable by the Borrowers increasing the aggregate amount of their respective Subcommitments (which amount shall be payable ratably among the increasing Borrowers based on the amount of increased Subcommitments received by each such Borrower as a result of such Commitment Increase)). Concurrently therewith, immediately after giving effect to the reallocations pursuant to paragraph (e) of this Section or otherwise pursuant to this Agreement, the Lenders of such Class shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit of such Class issued on behalf of each Borrower so that such interests are held ratably in accordance with their Subcommitments of such Class with respect to such Borrower as so increased.

(g)            Voluntary Reallocation of Subcommitments.

(i)             Voluntary Reallocation. The Borrowers may at any time without premium or penalty, or from time to time, elect to reallocate all or any portion of the Subcommitments from one or more of the Borrowers to one or more of the other Borrowers, in each case ratably among the applicable Lenders (each such proposed reallocation being a “Voluntary Reallocation”): (A) at the option of any two or more Borrowers and/or (B) in connection with the designation of a “Borrower” hereunder pursuant to Section 9.19; provided that, (v) since the Restatement Effective Date, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Increasing Borrower, (w) as of the date of such election, no Default shall have occurred and be continuing with respect to any Borrower (other than any Reducing Borrower (as defined below) part of such Voluntary Reallocation that is reducing its Subcommitments; provided that (1) such Reducing Borrower does not have any outstanding Designated Indebtedness, or (2) if such Reducing Borrower has outstanding Designated Indebtedness, its Subcommitments are being reduced in full), (x) each Reducing Borrower and each Increasing Borrower part of such Voluntary Reallocation, as applicable shall have taken all necessary corporate action, (y) no Reducing Borrower shall reduce the Subcommitments of such Reducing Borrower if, after giving effect to any concurrent prepayment of Loans of any Class made by such Reducing Borrower, (i) the total Revolving Credit Exposures of such Class with respect to such Reducing Borrower would exceed the total Subcommitments of such Class with respect to such Reducing Borrower or (ii) the LC Exposure with respect to any Borrower would exceed such Borrower’s Borrower LC Sublimit and (z) unless otherwise agreed by the Administrative Agent, after the Restatement Effective Date, the Borrowers may make no more than four (4) reallocations in the aggregate pursuant to paragraph (g)(i)(A), in any rolling twelve-month period (for the avoidance of doubt, any one or more transactions described in this clause (z) occurring on the same date shall be deemed to be a single reallocation).

(ii)            Notice of Voluntary Reallocation. The Reallocating Borrowers (as defined below) shall jointly notify the Administrative Agent of any election to reallocate the Subcommitments with respect to such Borrowers under paragraph (g)(i) of this Section at least ten (10) Business Days (or such lesser period as the Administrative Agent may reasonably agree) prior to the effective date of such reallocation, specifying (A) each Borrower that shall have agreed to reduce its Subcommitments (each a “Reducing Borrower”), (B) each Borrower that shall have agreed to increase its Subcommitments (each an “Increasing Borrower” and together with the Reducing Borrowers, the “Reallocating Borrowers”), (C) the amounts of the reduction being made by each Reducing Borrower, (D) the amounts of the increase being made by each Increasing Borrower and (E) the date on which such reallocation is to be effective (the “Reallocation Date”). Promptly following receipt of any election, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Reallocating Borrowers pursuant to this Section shall be irrevocable; provided that a notice of Voluntary Reallocation may state that such notice is conditioned upon the effectiveness of other events, in which case such notice may be revoked by any Reallocating Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii)            Effectiveness of Voluntary Reallocation. On the Reallocation Date for any Voluntary Reallocation and in each case in the amounts set forth in the notice referred to in paragraph (g)(ii) of this Section, (A) the Subcommitments, Loans and LC Exposure of the respective Class with respect to each Reducing Borrower part of such Voluntary Reallocation shall be reduced ratably among the Lenders in accordance with their respective aggregate Commitments of such Class, (B) the Borrower Sublimit with respect to each Reducing Borrower part of such Voluntary Reallocation shall be reduced as of such Reallocation Date, (C) the Subcommitments, Loans and LC Exposure of the respective Class with respect to each Increasing Borrower part of the Voluntary Reallocation shall be increased ratably among the Lenders in accordance with their respective aggregate Commitments of such Class and (D) the Borrower Sublimit with respect to each Increasing Borrower part of such Voluntary Reallocation shall be increased as of such Reallocation Date. Each Lender authorizes and instructs the Administrative Agent to, concurrently with and immediately after the effectiveness of any Voluntary Reallocation, amend Schedule I to reflect the aggregate amount of each Lender’s aggregate Commitments and such Lender’s Subcommitments with respect to each Borrower.

(h)            Reallocation of Subcommitments Upon Merger of Borrowers. In connection with and concurrently with the effectiveness of a Borrower Merger, all of the Subcommitments, Loans and LC Exposures (if any) of the Non-Surviving Obligors will be reallocated to the Surviving Borrower, in each case ratably among the applicable Lenders. For the avoidance of doubt, the Surviving Borrower shall immediately, as of the date of consummation of such merger or consolidation, receive credit in its Collateral Pool and its Borrowing Base for all Portfolio Investments of each Non-Surviving Obligor that were included in each Non-Surviving Obligor’s Collateral Pool and Borrowing Base, respectively, immediately prior to such Borrower Merger to the extent such Portfolio Investments are included in the Collateral Pool of the Surviving Borrower upon the consummation of such Borrower Merger and the Surviving Borrower will assume all of the Non-Surviving Borrower’s obligations hereunder as provided herein. If applicable, as of the date of the consummation of such Borrower Merger, each Issuing Bank (if any) of each Non-Surviving Borrower shall immediately become one of the Issuing Banks for the Surviving Borrower and each Issuing Bank authorizes, and instructs the Administrative Agent to amend Schedule I accordingly. Each Lender authorizes and instructs the Administrative Agent to, concurrently with and immediately after the effectiveness of any Borrower Merger, amend Schedule I to reflect the aggregate amount of each Lender’s aggregate Commitments and such Lender’s Subcommitments with respect to each Borrower.

(i)              Mandatory Termination of Subcommitments of Non-Extending Lenders. Unless previously terminated, the Subcommitments of each Non-Extending Lender shall terminate on November 7, 2023. In connection with the foregoing, each Lender (other than any Non-Extending Lender), hereby agrees that it shall not be entitled to any pro-rata reduction in its Subcommitments of the same Class notwithstanding Section 2.07(d) or 2.17(c), or any other provision hereof to the contrary.

(j)             Replacement of Non-Extending Lenders. The Borrowers shall have the right, in their sole discretion and at their sole cost and expense, to replace any Non-Extending Lender in the manner set forth in Section 2.19(b).

SECTION 2.08.            Repayment of Loans; Evidence of Debt.

(a)            Repayment. Each Borrower (severally and not jointly, and solely with respect to itself) hereby unconditionally promises to pay to the Administrative Agent for the account of the applicable Lenders the outstanding principal amount of each Class of its Loans and all other amounts due and owing by such Borrower hereunder and under the other Loan Documents to which such Borrower or any other member of its Obligor Group is a party on the Maturity Date.

In addition, on the Maturity Date, to the extent any Letter of Credit issued on behalf of such Borrower is outstanding (notwithstanding the requirements of Section 2.04(d)), such Borrower shall deposit into the Letter of Credit Collateral Account Cash of such Borrower an amount equal to 102% of the undrawn face amount of all Letters of Credit issued on behalf of such Borrower outstanding on the close of business on the Maturity Date, such deposit to be held by the Administrative Agent as collateral security for the LC Exposure with respect to such Borrower under this Agreement in respect of the undrawn portion of such Letters of Credit issued on behalf of such Borrower.

(b)            Manner of Payment. Subject to Section 2.09(d), prior to any repayment or prepayment of any Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telecopy or e-mail of such selection not later than 12:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. If the repayment or prepayment is denominated in Dollars and the Class to be repaid or prepaid is specified (or if no Class is specified and there is only one Class of Loans with Borrowings in Dollars outstanding), such Borrower shall repay or prepay any outstanding ABR Borrowings of such Class made to such Borrower pro rata and thereafter repay or prepay the remaining Borrowings within such Class made to such Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid or prepaid first). If the repayment or prepayment is denominated in Dollars and the Class to be repaid or prepaid is not specified, such Borrower shall repay or prepay pro rata between any outstanding ABR Borrowings made to such Borrower of the Dollar Lenders and the Multicurrency Lenders, and thereafter repay or prepay the remaining Borrowings made to such Borrower denominated in Dollars in the order of the remaining duration of their respective Interest Periods (the Borrowings with the shortest remaining Interest Period to be repaid or prepaid first). If the repayment or prepayment is denominated in an Agreed Foreign Currency (including as a result of such Borrower’s receipt of proceeds from a prepayment event in such Agreed Foreign Currency), such Borrower may, at its option, repay or prepay any outstanding Borrowings made to such Borrower in such Currency ratably among just the Multicurrency Lenders in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid or prepaid first), and, if after such payment, the balance of the Borrowings made to such Borrower denominated in such Currency is zero, then if there are any remaining proceeds, such Borrower shall repay or prepay the Loans made to such Borrower (or provide cover for outstanding Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) on a pro-rata basis between each outstanding Class of Revolving Credit Exposure with respect to such Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid or prepaid first). Each payment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in such Borrowing.

(c)            Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the Borrower to which each Loan hereunder is made, (ii) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (iii) the amount and Currency of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender of such Class hereunder and (iv) the amount and Currency of any sum received by the Administrative Agent hereunder for the account of the Lenders with respect to each Loan and each Lender’s share thereof.

(e)            Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records maintained by the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of obvious error. In the event of any conflict between the Register and any other accounts and records maintained by the Administrative Agent, the Register shall control in the absence of obvious error.

(f)             Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns) in substantially the form attached hereto as Exhibit G or in such other form as shall be reasonably satisfactory to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its permitted registered assigns). Upon the consummation of a Borrower Merger, at the request of the Surviving Borrower, each Lender shall promptly return each promissory note (if any) of each Non-Surviving Obligor in its possession to the Surviving Borrower (or provide a certification to the Surviving Borrower that such promissory note has been lost or destroyed).

SECTION 2.09.            Prepayment of Loans.

(a)            Optional Prepayments. Each Borrower shall have the right at any time and from time to time (but subject to Sections 2.09(e) and (g)) to prepay any Borrowing made to such Borrower in whole or in part, without premium or penalty except for payments under Section 2.15, subject to the requirements of this Section.

(b)            Mandatory Prepayments Due to Changes in Exchange Rates.

(i)             Determination of Amount Outstanding. On each Revaluation Date, the Administrative Agent shall determine the aggregate Revolving Multicurrency Credit Exposure with respect to the applicable Borrower. For the purpose of this determination, the outstanding principal amount of any Loan or LC Exposure that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan or LC Exposure, determined as of such Revaluation Date. Upon making such determination, the Administrative Agent shall promptly notify the Multicurrency Lenders and the applicable Borrower thereof.

(ii)            Prepayment. If, on the date of such determination, the aggregate Revolving Multicurrency Credit Exposure with respect to the applicable Borrower minus the Multicurrency LC Exposure with respect to such Borrower fully cash collateralized pursuant to Section 2.04(k) on such date exceeds 105% of the aggregate amount of the Multicurrency Subcommitments as then in effect with respect to such Borrower, such Borrower shall prepay the Multicurrency Loans made to such Borrower (and/or provide cover for Multicurrency LC Exposure with respect to such Borrower as specified in Section 2.04(k)) within 15 Business Days following such date of determination in such aggregate amounts as shall be necessary so that after giving effect thereto the aggregate Revolving Multicurrency Credit Exposure with respect to such Borrower does not exceed the Multicurrency Subcommitments with respect to such Borrower.

Any prepayment made by a Borrower pursuant to this paragraph shall be applied, first, to its Multicurrency Loans outstanding and second, as cover for its Multicurrency LC Exposure.

(c)            Mandatory Prepayments due to Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist with respect to a Borrower, such Borrower shall (x) prepay (subject to Sections 2.09(e) and (g)) its Loans (and/or provide cover for the Letters of Credit issued on such Borrower’s behalf as contemplated by Section 2.04(k)), or (y) reduce its other Indebtedness that is included in the Covered Debt Amount of such Borrower, in such amounts as shall be necessary so that such Borrowing Base Deficiency is promptly cured and; provided that (i) the aggregate amount of such prepayment of Loans made to such Borrower (and cover for Letters of Credit issued on behalf of such Borrower) shall be at least equal to such Borrower’s Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures with respect to such Borrower as compared to its other Indebtedness that is included in the Covered Debt Amount of such Borrower) of the aggregate prepayment and reduction of its other Indebtedness that is included in the Covered Debt Amount of such Borrower and (ii) if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency (and/or at such other times as such Borrower has knowledge of such Borrowing Base Deficiency), such Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as such Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period.

(d)            Mandatory Prepayments due to Certain Events Following the Commitment Termination Date. Subject to Sections 2.09(d)(vi), (d)(vii), (e) and (g):

(i)             Asset Sales. In the event that a Borrower or any other member of its Obligor Group shall receive any Net Asset Sale Proceeds at any time after the Commitment Termination Date, such Borrower shall, no later than the third Business Day following the receipt of such Net Asset Sale Proceeds, prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in an amount equal to such Net Asset Sale Proceeds; provided that such Borrower shall only be required to apply such Net Asset Sale Proceeds to prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in respect of non-Portfolio Investments if and to the extent the cumulative aggregate amount of all Net Asset Sale Proceeds relating to non-Portfolio Investments, from time to time, exceeds $5,000,000; provided, further that such Borrower shall not be required to make any prepayment under this clause (i) to the extent such Net Asset Sale Proceeds were received in connection with a Borrower Merger in which the assets or properties that were the subject of such Asset Sale were transferred to the Surviving Borrower.

(ii)            Extraordinary Receipts. In the event that a Borrower or any other member of its Obligor Group shall receive any Extraordinary Receipts at any time after the Commitment Termination Date, such Borrower shall, no later than the third Business Day following the receipt of such Extraordinary Receipts, prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in an amount equal to such Extraordinary Receipts; provided that such Borrower shall only be required to apply such Extraordinary Receipts to prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) if and to the extent the cumulative aggregate amount of such Extraordinary Receipts, from time to time, exceeds $5,000,000.

(iii)           Returns of Capital. In the event that a Borrower or any other member of its Obligor Group shall receive any Return of Capital at any time after the Commitment Termination Date, the applicable Borrower shall, no later than the third Business Day following the receipt of such Return of Capital, prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in an amount equal to such Return of Capital.

(iv)           Equity Issuances. In the event that a Borrower shall receive any Cash proceeds from the issuance of Equity Interests of such Borrower (other than pursuant to any distribution reinvestment plan of such Borrower) at any time after the Commitment Termination Date, such Borrower shall, no later than the third Business Day following the receipt of such Cash proceeds, prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in an amount equal to seventy-five percent (75%) of such Cash proceeds, net of (1) underwriting discounts and commissions or similar payments and other costs, fees, commissions, premiums and expenses incurred by such Borrower or any other member of its Obligor Group directly incidental to such Cash receipts, including reasonable legal fees and expenses and (2) all taxes paid or reasonably estimated to be payable by such Borrower or such other Obligor as a result of such Cash receipts (after taking into account any available tax credits or deductions).

(v)            Indebtedness. In the event that a Borrower or any other member of its Obligor Group shall receive any Cash proceeds from the issuance of Indebtedness (excluding Hedging Agreements, other Indebtedness permitted by Sections 6.01(a), (d), (e), (f), (i) and (j) and any Permitted Advisor Loan) by such Borrower or such other Obligor, as applicable, at any time after the Commitment Termination Date, such Borrower shall, no later than the third Business Day following the receipt of such Cash proceeds, prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in an amount equal to such Cash proceeds, net of (1) underwriting discounts and commissions or other similar payments and other costs, fees, commissions, premiums and expenses incurred by such Borrower or any other member of its Obligor Group directly incidental to such Cash receipts, including reasonable legal fees and expenses and (2) all taxes paid or reasonably estimated to be payable by such Borrower or such other Obligor as a result of such Cash receipts (after taking into account any available tax credits or deductions).

(vi)           Prepayment of Eurocurrency Loans. To the extent the Loans to be prepaid from proceeds from any of the events described in subsections (i) through (v) above are Eurocurrency Loans, the applicable Borrower may defer such prepayment until the last day of the Interest Period applicable to such Loans, so long as such Borrower deposits an amount equal to the amount of such prepayment, no later than the third Business Day following the receipt of such proceeds, into a segregated collateral account (including, for the avoidance of doubt, segregated from the account of each other Borrower) in the name and under the dominion and control of the Administrative Agent pending application of such amount to the prepayment of such Loans on the last day of such Interest Period.

(vii)          RIC Tax Distributions. Notwithstanding anything herein to the contrary, any Net Asset Sale Proceeds, Extraordinary Receipts, Return of Capital or other Cash receipts required to be applied to the prepayment of the Loans pursuant to this Section 2.09(d) shall exclude the amounts estimated in good faith by the applicable Borrower to be necessary for such Borrower to make distributions sufficient in amount to achieve the objectives set forth in clauses (i), (ii) and (iii) of Section 6.05(b) hereof to the extent such Borrower recognizes any income or gains in connection with the receipt of such Net Asset Sale Proceeds, Extraordinary Receipts, Return of Capital or other Cash receipts and the recognition of such income or gains results in an increase in the amounts required to be distributed by such Borrower to achieve such objectives.

(e)            Payments Following the Commitment Termination Date or During an Event of Default. Notwithstanding any provision to the contrary in Section 2.08 or this Section 2.09, following the Commitment Termination Date:

(i)             No optional prepayment of the Loans made of any Class shall be permitted unless at such time, the applicable Borrower also prepays its Loans of the other Class or, to the extent no Loans of the other Class are outstanding, provides cash collateral as contemplated by Section 2.04(k) for the outstanding Letters of Credit issued on behalf of such Borrower of such Class, which prepayment (and cash collateral) shall be made on a pro-rata basis (based on the outstanding principal amounts of such Indebtedness) between each outstanding Class of Revolving Credit Exposure with respect to such Borrower;

(ii)            Any prepayment of Loans in Dollars required to be made in connection with any of the events specified in Section 2.09(d) shall be applied ratably (based on the outstanding principal amounts of such Indebtedness) between the Dollar Lenders and the Multicurrency Lenders based on the then outstanding Loans made to the applicable Borrower and Letters of Credit issued on behalf of such Borrower denominated in Dollars; and

(iii)           Notwithstanding any other provision to the contrary in this Agreement, if an Event of Default has occurred and is continuing with respect to a Borrower, then any payment or repayment by such Borrower of the Loans made to such Borrower shall be made and applied ratably (based on the aggregate Dollar Equivalents of the outstanding principal amounts of such Loans) between Dollar Loans made to such Borrower, Multicurrency Loans made to such Borrower and Letters of Credit issued on behalf of such Borrower.

(f)             Borrower Asset Coverage Ratio. With respect to any Borrower, to the extent that (i) such Borrower’s Borrower Asset Coverage Ratio is less than 1.85:1.0, (ii) such Borrower does not have an investment grade rating from either of Moody’s or S&P and (iii)(x) the Total Secured Debt of such Borrower is greater than 65% of such Borrower’s Funded Debt Amount and (y) the Adjusted Debt to Equity Ratio is greater than 1.0:1.0, such Borrower shall be required to prepay the Loans or Other Secured Indebtedness using the following amounts until such time as the Borrower Asset Coverage Ratio is equal to at least 1.85:1.0:

(i)             Asset Sales. In the event that a Borrower or any other member of its Obligor Group shall receive any Net Asset Sale Proceeds, such Borrower shall, no later than the third Business Day following the receipt of such Net Asset Sale Proceeds, prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in an amount equal to such Net Asset Sale Proceeds; provided that such Borrower shall only be required to apply such Net Asset Sale Proceeds to prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in respect of non-Portfolio Investments if and to the extent the cumulative aggregate amount of all Net Asset Sale Proceeds relating to non-Portfolio Investments, from time to time, exceeds $5,000,000; provided, further that such Borrower shall not be required to make any prepayment under this clause (i) to the extent such Net Asset Sale Proceeds were received in connection with a Borrower Merger in which the assets or properties that were the subject of such Asset Sale were transferred to the Surviving Borrower.

(ii)            Extraordinary Receipts. In the event that a Borrower or any other member of its Obligor Group shall receive any Extraordinary Receipts, such Borrower shall, no later than the third Business Day following the receipt of such Extraordinary Receipts, prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in an amount equal to such Extraordinary Receipts; provided that such Borrower shall only be required to apply such Extraordinary Receipts to prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) if and to the extent the cumulative aggregate amount of such Extraordinary Receipts, from time to time, exceeds $5,000,000.

(iii)            Returns of Capital. In the event that a Borrower or any other member of its Obligor Group shall receive any Return of Capital, the applicable Borrower shall, no later than the third Business Day following the receipt of such Return of Capital, prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in an amount equal to such Return of Capital, provided, that if the Borrower Asset Coverage Ratio is less than 1.85:1.0 and greater than or equal to 1.70:1.0, such Borrower shall not be required to apply such Return of Capital to prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) to the extent such Returns of Capital are attributable to revolving credit facilities made by such Borrower unless such prepayments are accompanied by a corresponding permanent reduction in the commitments under any such revolving credit facility.

(iv)            Equity Issuances. In the event that a Borrower shall receive any Cash proceeds from the issuance of Equity Interests of such Borrower (other than pursuant to any distribution reinvestment plan of such Borrower), such Borrower shall, no later than the third Business Day following the receipt of such Cash proceeds, prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in an amount equal to seventy-five percent (75%) of such Cash proceeds, net of (1) underwriting discounts and commissions or similar payments and other costs, fees, commissions, premiums and expenses incurred by such Borrower or any other member of its Obligor Group directly incidental to such Cash receipts, including reasonable legal fees and expenses and (2) all taxes paid or reasonably estimated to be payable by such Borrower or such other Obligor as a result of such Cash receipts (after taking into account any available tax credits or deductions).

(v)             Indebtedness. In the event that a Borrower or any other member of its Obligor Group shall receive any Cash proceeds from the issuance of Indebtedness (excluding Hedging Agreements, other Indebtedness permitted by Sections 6.01(a), (d), (e), (f), (i) and (j) and any Permitted Advisor Loan) by such Borrower or such other Obligor, as applicable, such Borrower shall, no later than the third Business Day following the receipt of such Cash proceeds, prepay the Loans made to such Borrower (and/or provide cover for the Letters of Credit issued on behalf of such Borrower as contemplated by Section 2.04(k)) in an amount equal to such Cash proceeds, net of (1) underwriting discounts and commissions or other similar payments and other costs, fees, commissions, premiums and expenses incurred by such Borrower or any other member of its Obligor Group directly incidental to such Cash receipts, including reasonable legal fees and expenses and (2) all taxes paid or reasonably estimated to be payable by such Borrower or such other Obligor as a result of such Cash receipts (after taking into account any available tax credits or deductions).

(vi)            Prepayment of Eurocurrency Loans. To the extent the Loans to be prepaid from proceeds from any of the events described in subsections (i) through (v) above are Eurocurrency Loans, the applicable Borrower may defer such prepayment until the last day of the Interest Period applicable to such Loans, so long as such Borrower deposits an amount equal to the amount of such prepayment, no later than the third Business Day following the receipt of such proceeds, into a segregated collateral account (including, for the avoidance of doubt, segregated from the account of each other Borrower) in the name and under the dominion and control of the Administrative Agent pending application of such amount to the prepayment of such Loans on the last day of such Interest Period.

(vii)           RIC Tax Distributions. Notwithstanding anything herein to the contrary, any Net Asset Sale Proceeds, Extraordinary Receipts, Return of Capital or other Cash receipts required to be applied to the prepayment of the Loans pursuant to this Section 2.09(f) shall exclude the amounts estimated in good faith by the applicable Borrower to be necessary for such Borrower to make distributions sufficient in amount to achieve the objectives set forth in clauses (i), (ii) and (iii) of Section 6.05(b) hereof to the extent such Borrower recognizes any income or gains in connection with the receipt of such Net Asset Sale Proceeds, Extraordinary Receipts, Return of Capital or other Cash receipts and the recognition of such income or gains results in an increase in the amounts required to be distributed by such Borrower to achieve such objectives.

(g)             Notices, Etc.

(i)              The applicable Borrower shall notify the Administrative Agent in writing by telecopy or e-mail of any prepayment hereunder by such Borrower (A) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars under Section 2.09(a), not later than 12:00 p.m., New York City time (or, in the case of a prepayment of a Eurocurrency Borrowing denominated in a Foreign Currency under Section 2.09(a), 12:00 p.m., London time), three Business Days before the date of prepayment, (B) in the case of prepayment of an ABR Borrowing under Section 2.09(a) or any prepayment under Section 2.09(b), (c) or (d), not later than 12:00 p.m., New York City time, on the Business Day of prepayment, or (C) in each case of the notice periods described in clauses (A) and (B), such lesser period as the Administrative Agent may reasonably agree with respect to notices given in connection with any of the events specified in Section 2.09(d)(ii) or (iii). Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Subcommitments of a Class with respect to a Borrower as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.07 and any such notices given in connection with any of the events specified in Section 2.09(d) may be conditioned upon (x) the consummation of the Asset Sale or the issuance of Equity Interests or Indebtedness (as applicable) or (y) the receipt of net cash proceeds from Asset Sales, Net Extraordinary Receipts or Net Return of Capital. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(b).

(ii)            In the event a Borrower is required to make any concurrent prepayments under both paragraph (c) and also another paragraph of this Section 2.09, the prepayment pursuant to such other paragraph of this Section 2.09 shall be made prior to any prepayment required to be made pursuant to paragraph (c) and the amount of the payment required pursuant to paragraph (c) (if any) shall be determined immediately after giving effect to the prepayment made (or to be made) under such other paragraph of this Section 2.09.

(h)            Special Mandatory Repayment to Non-Extending Lenders. With respect to each Borrower, on November 7, 2024 (or, so long as no Default or Event of Default has occurred and is continuing, on such earlier date on or after November 7, 2023 as such Borrower may elect by written notice in accordance with Section 2.09(g)), such Borrower shall repay all of the Revolving Loans of the Non-Extending Lenders and, in connection therewith, each other Lender hereby agrees that, so long as its Loans are not otherwise due and payable hereunder, it shall not be entitled to any pro-rata repayment of its Loans of the same Class notwithstanding Section 2.17(c) or any other provision hereof to the contrary. If any LC Exposure of such Borrower exists at the time of such repayment of the Non-Extending Lenders:

(i)             all of such LC Exposure held by each Non-Extending Lender shall be reallocated among the Extending Lenders with Subcommitments of the same Class as such Non-Extending Lender in accordance with their respective Applicable Multicurrency Percentages or Applicable Dollar Percentages, as applicable, but only to the extent (x) the sum of all Revolving Credit Exposures of a Class of such Borrower does not exceed the total of all Extending Lenders’ Subcommitments of such Class to such Borrower and (y) no Extending Lender’s Revolving Credit Exposure of such Class with respect to such Borrower will exceed such Lender’s Subcommitment of such Class to such Borrower, and (z) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, such Borrower shall on the day of such prepayment to the Non-Extending Lenders also prepay Loans in accordance with Section 2.09(a) in an amount such that after giving effect thereto, all LC Exposure of the applicable Non-Extending Lenders may be reallocated in accordance with clause (i) above (whereupon such LC Exposure shall be so reallocated regardless of whether the conditions set forth in Section 4.02 are satisfied at such time).

Upon termination of any Non-Extending Lender’s Commitments pursuant to Section 2.07(i) and the reallocation of such Non-Extending Lender’s LC Exposure and repayment of each such Non-Extending Lender’s Loans and all other amounts then due and payable to such Non-Extending Lender in accordance with clause (h) of this Section 2.09, such Non-Extending Lender shall cease being a party to this Agreement in its capacity as a “Lender” but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to such date.

SECTION 2.10.            Fees.

(a)            Commitment Fee. Each Borrower severally, and not jointly, and solely with respect to the Subcommitments allocated to it, agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue for the period beginning on the Restatement Effective Date to but excluding the earlier of the date such Subcommitment terminates (including in connection with a reallocation in accordance with Section 2.07(g) or (h)) and the Commitment Termination Date, at a rate equal to, from and after the Restatement Effective Date, (i) 0.50% per annum on the daily unused amount of the Dollar Subcommitment and Multicurrency Subcommitment, as applicable, of such Lender with respect to such Borrower if such Lender’s average daily Revolving Credit Exposure with respect to such Borrower for the immediately preceding quarter is less than one-third (33 1/3%) of such Lender’s Dollar Subcommitment and Multicurrency Subcommitment, as applicable, with respect to such Borrower and (ii) 0.375% per annum on the daily unused amount of the Dollar Subcommitment or Multicurrency Subcommitment, as applicable, of such Lender with respect to such Borrower if such Lender’s average daily Revolving Credit Exposure with respect to such Borrower for the immediately preceding quarter is greater than or equal to one-third (33 1/3%) of such Lender’s Dollar Subcommitment or Multicurrency Subcommitment, as applicable, with respect to such Borrower. Accrued commitment fees shall be payable by a Borrower in arrears on the third Business Day after each Quarterly Date and on the earlier of the date the Subcommitments of the respective Class with respect to such Borrower terminate (including in connection with a reallocation in accordance with Section 2.07(g) or (h)) and the Commitment Termination Date, commencing on the first such date to occur after the Restatement Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Subcommitment of any Class of a Lender with respect to a Borrower shall be deemed to be used to the extent of the outstanding Loans of such Class of such Lender made to such Borrower and LC Exposure of such Class of such Lender with respect to such Borrower.

(b)            Letter of Credit Fees. Each Borrower severally, and not jointly, and solely with respect to the Subcommitments allocated to it, agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued on behalf of such Borrower, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Eurocurrency Loans made to such Borrower on the daily maximum amount of such Lender’s LC Exposure with respect to such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements with respect to such Borrower) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Subcommitment of the applicable Class terminates (including in connection with a reallocation in accordance with Section 2.07(g)) with respect to such Borrower and the date on which such Lender ceases to have any LC Exposure of such Class with respect to such Borrower, and (ii) to the applicable Issuing Bank of such Borrower a fronting fee, which shall accrue at the rate of 0.25% per annum on the daily maximum amount of the LC Exposure with respect to such Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements with respect to such Borrower) during the period from and including the Restatement Effective Date to but excluding the later of the date of termination (including in connection with a reallocation in accordance with Section 2.07(g)) of the Multicurrency Subcommitments with respect to such Borrower and the date on which there ceases to be any LC Exposure with respect to such Borrower, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit on behalf of such Borrower or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Restatement Effective Date; provided that, all such fees with respect to the Letters of Credit issued on behalf of such Borrower shall be payable on the date on which all Subcommitments of the applicable Class terminate with respect to such Borrower (with respect to a Borrower, the “termination date”), such Borrower shall pay any such fees that have accrued and that are unpaid on the termination date and, in the event any Letters of Credit issued on behalf of such Borrower shall be outstanding that have expiration dates after the termination date, such Borrower shall prepay on the termination date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the termination date through but not including the date such outstanding Letters of Credit are scheduled to expire (and in that connection, the Lenders agree not later than the date two Business Days after the date upon which the last such Letter of Credit shall expire or be terminated to rebate to such Borrower the excess, if any, of the aggregate participation and fronting fees that have been prepaid by such Borrower over the amount of such fees that ultimately accrue through the date of such expiration or termination). Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            Administrative Agent Fees. Each Borrower severally, and not jointly, agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between such Borrower and the Administrative Agent.

(d)            Payment of Fees. All fees payable by a Borrower hereunder shall be paid by such Borrower on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent obvious error. Any fees representing a Borrower’s reimbursement obligations of expenses, to the extent the requirements of an invoice are not otherwise specified in this Agreement, shall be due (subject to the other terms and conditions contained herein) within ten Business Days of the date that such Borrower receives from the Administrative Agent a reasonably detailed invoice for such reimbursement obligations. For the avoidance of doubt, the obligation of each Borrower to pay fees hereunder shall be a several and not joint obligation.

SECTION 2.11.            Interest.

(a)            ABR Loans. The Loans made to a Borrower constituting each ABR Borrowing made to such Borrower shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin with respect to such Borrower.

(b)            Eurocurrency Loans. The Loans made to a Borrower constituting each Eurocurrency Borrowing made to such Borrower shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the related Interest Period for such Borrowing plus the Applicable Margin with respect to such Borrower.

(c)            Default Interest. Notwithstanding the foregoing clauses (a) and (b), if any principal of or interest on any Loan made to a Borrower or any fee or other amount payable by such Borrower hereunder is not paid when due (after giving effect to any grace period), whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus (x) if such other amount is denominated in Dollars, the rate applicable to ABR Loans as provided in paragraph (a) of this Section or (y) if such other amount is denominated in a Foreign Currency, the rate applicable to Eurocurrency Loans as provided in paragraph (b) of this Section.

(d)            Payment of Interest. Accrued interest on each Loan made to a Borrower shall be payable, severally and not jointly, by such Borrower in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable by the applicable Borrower on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable by the applicable Borrower on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable by the applicable Borrower on the effective date of such conversion.

SECTION 2.12.            Alternate Rate of Interest.

(a)            Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.12, if prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)             the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate, LIBOR, EURIBOR, or the applicable Local Rate, as applicable, (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Currency and such Interest Period, provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)            the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate, LIBOR, EURIBOR, or the applicable Local Rate, as applicable, for the applicable Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Currency and such Interest Period, then the Administrative Agent shall give notice thereof to the applicable Borrower and the affected Lenders in writing by e-mail as promptly as practicable thereafter setting forth in reasonable detail the basis for such determination and, until the Administrative Agent notifies such Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request made by such Borrower that requests the conversion of any Borrowing to, or the continuation of any Borrowing made to such Borrower in the applicable Currency or for the applicable Interest Period, as the case may be, shall be ineffective, (B) if such Borrowing is requested in Dollars, such Borrowing shall be made as an ABR Borrowing, (C) if such Borrowing is requested in any Agreed Foreign Currency (other than Canadian Dollars), any Borrowing Request that requests a Eurocurrency Borrowing denominated in the applicable Currency shall be ineffective and (D) if such Borrowing is requested in Canadian Dollars at the CDOR Rate, such Borrowing shall be converted to a Eurocurrency Borrowing denominated in Canadian Dollars at the Canadian Prime Rate; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted; provided further that, in connection with any ABR Borrowing made pursuant to the terms of this Section 2.12(b), the determination of the Alternate Base Rate shall disregard clause (c) of the definition thereof. Furthermore, if any Eurocurrency Loan in any Currency is outstanding on the date of the applicable Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.12(a) with respect to a Relevant Rate applicable to such Eurocurrency Loan, then (i) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan, such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Eurocurrency Loan is denominated in any Agreed Foreign Currency (other than Canadian Dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan, at such Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Loan) on such day (it being understood and agreed that if such Borrower does not so prepay such Loan on such day by 12:00 noon, Local Time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon such Borrower’s receipt of notice from the Administrative Agent that the circumstances giving rise to the aforementioned notice no longer exist and such Borrower’s consent (which may be given in its sole discretion), such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in such original Currency (in an amount equal to the Foreign Currency Equivalent of such Loan) on the day of such notice being given to such Borrower by the Administrative Agent or (iii) if such Eurocurrency Loan is denominated in Canadian Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan, at such Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) be converted by the Administrative Agent to a Eurocurrency Loan where the Eurocurrency Rate is equal to the Canadian Prime Rate.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.12), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, solely with respect to Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion (provided that the Administrative Agent’s determination shall be generally consistent with determinations made for borrowers of syndicated loans denominated in Dollars).

(d)            In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)            The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(f)             Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)            Upon each Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, such Borrower may revoke any request by such Borrower for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) such Borrower will be deemed to have converted any request for a Eurocurrency Borrowing denominated in Dollars into a request for a Borrowing of or conversion to ABR Loans, (y) any request by such Borrower for a Eurocurrency Borrowing denominated in an Agreed Foreign Currency (other than Canadian Dollars) shall be ineffective or (z) any request by such Borrower for a Eurocurrency Borrowing denominated in Canadian Dollars shall be converted to a Eurocurrency Borrowing at the Canadian Prime Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Eurocurrency Loan in any Currency is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Eurocurrency Loan, (i) if such Eurocurrency Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan, such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, (ii) if such Eurocurrency Loan is denominated in any Agreed Foreign Currency (other than Canadian Dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Loan) on such day (it being understood and agreed that if such Borrower does not so prepay such Loan on such day by 12:00 noon, Local Time, the Administrative Agent is authorized to effect such conversion of such Eurocurrency Loan into an ABR Loan denominated in Dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Agreed Foreign Currency pursuant to this Section 2.12 and with such Borrower’s consent (which may be given in its sole discretion), such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a Eurocurrency Loan denominated in such original Currency (in an amount equal to the Foreign Currency Equivalent of such Loan) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Foreign Currency or (iii) if such Eurocurrency Loan is denominated in Canadian Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan, at such Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) be converted by the Administrative Agent to a Eurocurrency Loan where the Eurocurrency Rate shall be equal to the Canadian Prime Rate.

SECTION 2.13.            Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that (a) Eurocurrency Borrowings in Canadian Dollars, AUD or NZD shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (b) Eurocurrency Borrowings in Pounds Sterling and ABR Borrowings, at times when the Alternate Base Rate is based on the Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate, LIBOR, Eurocurrency Rate, Local Rate or EURIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.            Increased Costs.

(a)            If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank; or

(ii)            impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense, affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit issued by such Issuing Bank or participation by such Lender therein;

and the result of any of the foregoing shall be to increase the cost (other than costs which are Indemnified Taxes or Excluded Taxes) to such Lender of making, continuing, converting into or maintaining any Eurocurrency Loan of a Borrower (or of maintaining its obligation to make any such Loan to such Borrower) or to increase the cost (other than costs which are Taxes) to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit issued on behalf of such Borrower or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) from such Borrower, then, upon the request of such Lender or such Issuing Bank, such Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered on behalf of such Borrower; provided that no Lender will claim from any Borrower the payment of any of the amounts referred to in this paragraph (a) if not generally claiming similar compensation from its other similar customers in similar circumstances.

(b)            Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made to a Borrower by, or participations in Letters of Credit issued on behalf of such Borrower held by, such Lender, or the Letters of Credit issued on behalf of such Borrower by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity requirements), by an amount deemed to be material by such Lender or such Issuing Bank, then, upon the request of such Lender or such Issuing Bank, such Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered on behalf of such Borrower.

(c)            Certificates from Lenders. A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the basis for and the calculation of the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to applicable Borrower and shall be conclusive absent manifest error; provided, however that no Lender shall be requested to disclose confidential or price sensitive information or any other information, to the extent prohibited by applicable law. Such Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)            Several Obligations. The obligation of any Borrower to pay any compensation pursuant to this Section shall be a several and not joint obligation, and solely on the Loans made to, the Letters of Credit issued on behalf of and the Subcommitments allocated to such Borrower.

SECTION 2.15.            Break Funding Payments.

In the event of (a) the payment by a Borrower of any principal of any Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of the occurrence of any Commitment Increase Date or an Event of Default with respect to any Borrower), (b) the conversion of any Eurocurrency Loan made to a Borrower other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan made to a Borrower on the date specified in any notice delivered pursuant hereto (including, in connection with any Commitment Increase Date, and regardless of whether such notice is permitted to be revocable under Section 2.09(g) and is revoked in accordance herewith) or (d) the assignment as a result of a request by a Borrower pursuant to Section 2.19(b) of any Eurocurrency Loan made to such Borrower other than on the last day of an Interest Period therefor, then, in any such event, such Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits). In the case of a Eurocurrency Loan made to a Borrower, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of:

(i)             the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan referred to in clauses (a) through (d) of this Section 2.15 denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Eurocurrency Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Currency for such Interest Period, over

(ii)            the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for deposits denominated in such Currency from other banks in the Eurocurrency market or in the case of any Non-LIBOR Quoted Currency, in the relevant market for such Non-LIBOR Quoted Currency, in each case, at the commencement of such period.

Payments under this Section shall be made upon written request of a Lender delivered to the applicable Borrower not later than 10 Business Days following a payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a written certificate of such Lender setting forth in reasonable detail the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.16.            Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document to which such Borrower or any other member of its Obligor Group is a party shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then (i) the applicable Borrower shall make such deductions or withholding, (ii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent, the applicable Lender or the applicable Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

(b)            Payment of Other Taxes by the Borrowers. In addition, each Borrower shall pay any Other Taxes with respect to such Borrower to the relevant Governmental Authority in accordance with applicable law.

(c)            Indemnification by the Borrowers. Each Borrower shall severally, but not jointly, indemnify the Administrative Agent, any applicable Lender and any applicable Issuing Bank for, and within 30 Business Days after written demand therefor, pay the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, with respect to such Borrower and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except for any Indemnified Taxes or Other Taxes imposed as a result of the gross negligence or willful misconduct of the Administrative Agent, such Lender or such Issuing Bank. A written certificate setting forth in reasonable detail the amount of such payment or liability delivered to the applicable Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)            Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Foreign Lenders. Any applicable Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

In addition, any applicable Foreign Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Foreign Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent) whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (as applicable) or any successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (as applicable) (or any successor form) certifying that the Foreign Lender is not a United States Person, or

(iv)          any other form including Internal Revenue Service Form W-8IMY as applicable prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower to determine the withholding or deduction required to be made.

(f)             United States Lenders. Each applicable Lender and each applicable Issuing Bank that is not a Foreign Lender shall deliver to each Borrower (with a copy to the Administrative Agent), prior to the date on which such Issuing Bank or such Lender becomes a party to this Agreement, and at times reasonably requested by any Borrower, duly completed copies of Internal Revenue Service Form W-9 or any successor form, certificate or documentation.

(g)            FATCA. If a payment made by a Borrower to a Lender under any Loan Document to which such Borrower or any other member of its Obligor Group is a party would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

In addition, each Lender agrees that if any certificate or documentation previously delivered under this Section 2.16 by such Lender expires or becomes obsolete or inaccurate in any respect it shall update such certificate or documentation, provided it is legally able to do so at the time. Each Lender shall promptly notify each Borrower and the Administrative Agent at any time the chief tax officer of such Lender becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form, certificate or documentation to any Borrower (or any other form, certificate or documentation adopted by the U.S. or other taxing authorities for such purpose).

(h)            Treatment of Certain Refunds. If the Administrative Agent, any Lender or any Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund or credit (in lieu of such refund) of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, any Lender or an Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent, such Lender or such Issuing Bank be required to pay any amount to a Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent, such Lender or such Issuing Bank in a less favorable net after-Tax position than the Administrative Agent, such Lender or such Issuing Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(i)             Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender or any Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document to which the applicable Borrower or any other member of its Obligor Group is a party.

(j)             Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

SECTION 2.17.            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Payments by the Borrowers. Each Borrower shall, severally and not jointly, make each payment required to be made by such Borrower hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document to which such Borrower is a party (except to the extent otherwise provided therein) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document to which such Borrower is a party and except payments to be made directly to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.15 or any reimbursement or cash collateralization of any LC Exposure denominated in any Foreign Currency, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if a Borrower shall fail to pay any principal of any Loan made to such Borrower or LC Disbursement with respect to such Borrower when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan or such LC Disbursement shall, if such Loan or such LC Disbursement is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if a Borrower shall fail to pay any interest on any Loan made to such Borrower or LC Disbursement with respect to such Borrower that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b)            Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent from a Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees of a Class, in each case, with respect to such Borrower then due hereunder, such funds shall be applied (i) first, to pay interest and fees of such Class with respect to such Borrower then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees of such Class then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements with respect to such Borrower of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements with respect to such Borrower of such Class then due to such parties.

(c)            Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a Class shall be made from the Lenders of such Class, and each termination or reduction of the amount of the Subcommitments of a Class under Section 2.07 shall be applied to the respective Subcommitments of the Lenders of such Class, pro rata according to the amounts of their respective Subcommitments of such Class; (ii) each Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Subcommitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment of commitment fees under Section 2.10 shall be made by the applicable Borrower for the account of the Lenders pro rata according to the average daily unutilized amounts of their respective Subcommitments with respect to such Borrower; (iv) each payment or prepayment by the applicable Borrower of principal of Loans of a Class made to such Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (v) each payment of interest by the applicable Borrower on Loans of a Class made to such Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d)            Sharing of Payments by Lenders. If any Lender of a Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans made to a Borrower or participations in LC Disbursements with respect to a Borrower within its Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans made to such Borrower and participations in LC Disbursements with respect to such Borrower and accrued interest thereon of such Class then due than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans made to such Borrower and participations in LC Disbursements with respect to such Borrower of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans made to such Borrower and participations in LC Disbursements with respect to such Borrower of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans made to such Borrower or participations in LC Disbursements with respect to such Borrower to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing, solely as it applies to such Borrower, and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. For the avoidance of doubt, any Borrower may make a Borrowing under the Dollar Subcommitments or Multicurrency Subcommitments with respect to such Borrower (if otherwise permitted hereunder) and may use the proceeds of such Borrowing (x) with Dollar Subcommitments to prepay the Multicurrency Loans (without making a ratable prepayment of the Dollar Loans) made to such Borrower or (y) with Multicurrency Subcommitments to prepay the Dollar Loans (without making a ratable payment to the Multicurrency Loans) made to such Borrower.

(e)            Presumptions of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)             Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.            Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            commitment fees pursuant to Section 2.10(a) shall cease to accrue on the unfunded portion of the Subcommitments of such Defaulting Lender to the extent and during the period such Lender is a Defaulting Lender;

(b)            the Subcommitment and Revolving Credit Exposure with respect to each Borrower of such Defaulting Lender shall not be included in determining whether two-thirds of the Lenders, two-thirds of the Lenders of a Class, the Required Lenders or the Required Lenders of a Class have taken or may take any action hereunder or under any other Loan Documents to which such Borrower or any other member of its Obligor Group is a party (including any consent to any amendment or waiver pursuant to Section 9.02); provided that, for the avoidance of doubt, any waiver, amendment or modification requiring the consent of all Lenders (or all Lenders of a Class) or each affected Lender (if applicable to such Defaulting Lender), including as set forth in Section 9.02(b)(i), (ii), (iii), (iv) or (v), shall require the consent of such Defaulting Lender;

(c)            if any LC Exposure with respect to a Borrower exists at the time a Multicurrency Lender becomes a Defaulting Lender then:

(i)            all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders holding Subcommitments of the same Class as such Defaulting Lender in accordance with their respective Applicable Multicurrency Percentages or Applicable Dollar Percentages, as applicable, but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures of such Class with respect to such Borrower plus such Defaulting Lender’s LC Exposure of such Class with respect to such Borrower does not exceed the total of all non-Defaulting Lenders’ Subcommitments of such Class to such Borrower and (y) no non-Defaulting Lender’s Revolving Credit Exposure of such Class with respect to such Borrower will exceed such Lender’s Subcommitment of such Class to such Borrower;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, such Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure with respect to such Borrower (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k) for so long as such LC Exposure is outstanding;

(iii)           if such Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure with respect to such Borrower pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such LC Exposure during the period such LC Exposure is cash collateralized;

(iv)           if the LC Exposure with respect to such Borrower of the non-Defaulting Lenders of the same Class as such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable by such Borrower to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Multicurrency Percentages or Applicable Dollar Percentages, as applicable, in effect immediately after giving effect to such reallocation;

(v)            if any Defaulting Lender’s LC Exposure with respect to such Borrower is neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable by such Borrower to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Subcommitment that was utilized by such LC Exposure) and letter of credit fees payable by such Borrower under Section 2.10(b) with respect to such LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(vi)           no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation; and

(d)            so long as any Lender is a Defaulting Lender, no Issuing Bank of the same Class as such Defaulting Lender shall be required to issue, amend or increase any Letter of Credit of such Class issued on behalf of any Borrower, unless it is satisfied that the related exposure will be 100% covered by the Subcommitments with respect to such Borrower of the non-Defaulting Lenders of such Class and/or cash collateral will be provided by such Borrower in accordance with Section 2.18(c), and participating interests in any such newly issued or increased Letter of Credit issued on behalf of such Borrower shall be allocated among non-Defaulting Lenders of such Class in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrowers and the Issuing Banks (with respect to any Issuing Bank, only to the extent that such Issuing Bank acts in such capacity under the same Class of Subcommitments held by a Defaulting Lender) each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, on the date of such agreement, such Lender shall no longer be deemed a Defaulting Lender, each applicable Borrower shall no longer be required to cash collateralize any portion of such Lender’s LC Exposure with respect to such Borrower cash collateralized pursuant to Section 2.18(c)(ii) above and the LC Exposure of the affected Class with respect to such Borrower of the Lenders of such Class shall be readjusted to reflect the inclusion of such Lender’s Subcommitment of such Class with respect to each Borrower and on such date such Lender shall purchase at par the portion of the Loans made to each Borrower of the other Lenders of such Class as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Multicurrency Percentage or Applicable Dollar Percentage, as applicable, in effect immediately after giving effect to such agreement.

SECTION 2.19.            Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender (at the request of such Borrower) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by a Borrower and would not otherwise be disadvantageous to such Lender. Each Borrower hereby severally, but not jointly, agrees to pay its portion, determined on a Pro-Rata Basis, of all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender becomes a Defaulting Lender or is a non-consenting Lender (that the Borrowers are permitted to replace as provided in Section 9.02(d)), or if any Lender is or becomes a Non-Extending Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 and Section 2.16) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if Subcommitments are being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment from each Borrower of an amount equal to the outstanding principal of its Loans made to such Borrower and participations in LC Disbursements with respect to such Borrower, accrued interest thereon, accrued fees and all other amounts payable by such Borrower to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts then due and owed by or with respect to such Borrower, including, without limitation, any amounts under Section 2.15), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) in the case of any assignment as a result of a non-consenting Lender (that the Borrowers are permitted to replace as provided in Section 9.02(d)), the applicable assignee shall have consented to the applicable amendment, waiver or consent and (v) in the case of any assignment as a result of a Lender being a Non-Extending Lender, the applicable assignment shall be of all such Non-Extending Lender’s Commitment and the applicable assignment shall be to an Extending Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c)            Defaulting Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05 or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or any Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.20.            Maximum Rate. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan, the rate of interest payable in respect of such Loan hereunder, together with all related Charges, shall be limited to the Maximum Rate. To the extent lawful, the interest and Charges that would have been payable in respect of a Loan made to a Borrower, but were not payable as a result of the operation of this Section, shall be cumulated and the interest and Charges payable to such Lender by such Borrower in respect of other Loans made to such Borrower or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 2.21.            German Bank Separation Act.

Solely for so long as Deutsche Bank AG New York Branch, or any Affiliate thereof, is a Lender, if any such Lender is subject to the GBSA (as defined below) (any such Lender, a “GBSA Lender”) and such GBSA Lender shall have determined in good faith (based on reasonable advice and a written opinion of counsel), which determination shall be made in consultation with the Borrower subject to the terms hereof that, due to the implementation of the German Act on the Ring-fencing of Risks and for the Recovery and Resolution Planning for Credit Institutions and Financial Groups (Gesetz zur Abschirmung von Risiken und zur Planung der Sanierung und Abwicklung von Kreditinstituten und Finanzgruppen) of 7 August 2013 (commonly referred to as the German Bank Separation Act (Trennbankengesetz) (the “GBSA”)), whether before or after the date hereof, or any corresponding European legislation (such as the proposed regulation on structural measures improving the resilience of European Union credit institutions) that may amend or replace the GBSA in the future or any regulation thereunder, or due to the promulgation of, or any change in the interpretation by, any court, tribunal or regulatory authority with competent jurisdiction of the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, the arrangements contemplated by this Agreement or the Loans have, or will, become illegal, prohibited or otherwise unlawful (regardless of whether such illegality, prohibition or unlawfulness could be prevented by transferring such arrangements, Commitments and/or Loans to an Affiliate or other third party), then, and in any such event, such GBSA Lender shall give written notice to the Borrower and the Administrative Agent of such determination (which written notice shall include a reasonably detailed explanation of such illegality, prohibition or unlawfulness, including, without limitation, evidence and calculations used in the determination thereof, a “GBSA Initial Notice”), whereupon until the tenth Business Day after the date of such GBSA Initial Notice, such GBSA Lender shall use best efforts to transfer to the extent permitted under applicable law such arrangements, Commitments and/or Loans to an Affiliate or other third party in accordance with Section 9.04. If no such transfer is effected in accordance with the preceding sentence, such GBSA Lender shall give written notice thereof to the Borrower and the Administrative Agent a (“GBSA Final Notice”), whereupon (i) all of the obligations of such GBSA Lender shall become due and payable, and the Borrower shall repay the outstanding principal of such obligations together with accrued interest thereon and all other amounts due and payable to the GBSA Lender, on the tenth Business Day immediately after the date of such GBSA Final Notice (the “Initial GBSA Termination Date”) and, for the avoidance of doubt, such repayment shall not be subject to the terms and conditions of Section 2.08 or 2.15 and (ii) the Commitment of such GBSA Lender shall terminate on the Initial GBSA Termination Date; provided that, notwithstanding the foregoing, if, prior to such Initial GBSA Termination Date, the Borrower and/or the Administrative Agent in good faith reasonably believes that there is a mistake, error or omission in the grounds used to determine such illegality, prohibition or unlawfulness under the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, then the Borrower and/or the Administrative Agent, as applicable, may provide written notice (which written notice shall include a reasonably detailed explanation of the basis of such good faith belief, including, without limitation, evidence and calculations used in the determination thereof, a “GBSA Consultation Notice”) to that effect, at which point the obligations owed to such GBSA Lender hereunder and under the Loans shall not become due and payable, and the Commitments of such GBSA Lender shall not terminate, until the Business Day immediately following the tenth Business Day immediately after the Initial GBSA Termination Date (the period from, and including, the date of the GBSA Consultation Notice until the tenth Business Day immediately thereafter being the “GBSA Consultation Period”). In the event that the Borrower and/or the Administrative Agent, as applicable, and such GBSA Lender cannot in good faith reasonably agree during the GBSA Consultation Period whether the arrangements contemplated by this Agreement or the Loans have, or will, become illegal, prohibited or otherwise unlawful under the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, then all of the obligations owed to such GBSA Lender hereunder and under the Loans shall become due and payable, and the Commitments of such GBSA Lender shall terminate, on the Business Day immediately following the last day of such GBSA Consultation Period. Notwithstanding anything to the contrary contained herein, no part of the proceeds of any extension of credit hereunder will be used to pay any GBSA Lender or otherwise satisfy any obligation under this Section. To the extent that any LC Exposure exists at the time a GBSA Lender’s Commitments are cancelled and its obligations under the Loan Documents are repaid in full, such LC Exposure shall be reallocated as set forth in Sections 2.19(c)(i) through (v) treating for purposes hereof each Lender (other than any GBSA Lender) as a non-Defaulting Lender for purposes of such reallocation and treating the GBSA Lender as a Defaulting Lender solely for such purposes.

Article III

REPRESENTATIONS AND WARRANTIES

Each Borrower severally, and not jointly, represents and warrants to the Lenders solely with respect to such Borrower and, as applicable, the other members of its Obligor Group, that:

SECTION 3.01.            Organization; Powers. Such Borrower and each of its Subsidiaries is duly organized or incorporated, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable, has all requisite power and authority to carry on its business as now conducted; and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of such Borrower or such Subsidiary, as applicable.

SECTION 3.02.            Authorization; Enforceability. The Transactions with respect to such Borrower and each other member of its Obligor Group, as applicable, are within such Borrower’s or such other member’s, as applicable, corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary stockholder action of such Borrower or such other Obligor, as applicable. This Agreement has been duly executed and delivered by such Borrower and constitutes, and each of the other Loan Documents to which such Borrower or such other Obligor is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Borrower and such other Obligor, as applicable, enforceable with respect to such Borrower or such other Obligor, as applicable, in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 3.03.            Governmental Approvals; No Conflicts. The Transactions with respect to such Borrower (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are or will be in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents to which such Obligor is a party, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Borrower or such other Obligor, as applicable, or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon such Borrower or such other Obligor, as applicable, or its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents to which such Borrower or such other Obligor is a party, will not result in the creation or imposition of any Lien on any asset of such Borrower or such other Obligor.

SECTION 3.04.            Financial Condition; No Material Adverse Change.

(a)            Financial Statements. The financial statements delivered to the Administrative Agent and the Lenders by such Borrower pursuant to Sections 4.01(d), 5.01(a) and 5.01(b) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of such Borrower and its consolidated Subsidiaries as of the end of and for the applicable period in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes. None of such Borrower or any of its Subsidiaries has on the Restatement Effective Date any material contingent liabilities, material liabilities for taxes, material unusual forward or material long-term commitments or material unrealized or material anticipated losses from any unfavorable commitments not reflected in the financial statements referred to above.

(b)            No Material Adverse Change. Since December 31, 2019, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

SECTION 3.05.            Litigation; Actions; Suits and Proceedings. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Financial Officer of such Borrower, threatened in writing against or affecting such Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect of such Borrower or (ii) that directly involve this Agreement or the Transactions with respect to such Borrower.

SECTION 3.06.            Compliance with Laws and Agreements. Such Borrower and its Subsidiaries are in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower. Neither such Borrower nor any other member of its Obligor Group is subject to any contract or other arrangement, the performance of which by such Borrower or such other Obligor could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

SECTION 3.07.            Anti-Corruption Laws and Sanctions. Such Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions applicable to such Borrower or its Subsidiaries, and (a) such Borrower, its Subsidiaries and their respective officers and employees and (b) to the knowledge of such Borrower, their respective directors and agents, are in compliance in all material respects with Anti-Corruption Laws and Sanctions applicable to such Borrower or its Subsidiaries and are not knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of (x) such Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or (y) to the knowledge of such Borrower, any agent of such Borrower or any of its Subsidiaries, in each case, that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Transaction to which such Borrower is a party or any of its Subsidiaries is subject will violate any Anti-Corruption Law or Sanctions applicable to such Borrower or its Subsidiaries.

SECTION 3.08.            Taxes. Such Borrower and its Subsidiaries have timely filed or caused to be filed all material Tax returns and reports required to have been filed by such Borrower and such Subsidiary and has paid or caused to be paid all material Taxes required to have been paid by such Borrower or such Subsidiary, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

SECTION 3.09.          ERISA. No ERISA Event has occurred with respect to such Borrower that, when taken together with all other such ERISA Events with respect to such Borrower, would reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

SECTION 3.10.          Disclosure. Such Borrower has disclosed to the Administrative Agent (or filed with the SEC) all agreements and instruments to which it or any of its Subsidiaries is subject, that if terminated prior to its term, and all other matters known to it that have occurred, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than projections, other forward looking information, information of a general economic or industry specific nature or information relating to third parties) furnished by or on behalf of such Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents to which such Borrower or any other member of its Obligor Group is a party or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time made; provided that, with respect to projected financial information, such Borrower represents only that such information was prepared in good faith based upon assumptions believed in good faith to be reasonable at the time of the preparation thereof (it being understood that projections are subject to significant and inherent uncertainties and contingencies which may be outside of such Borrower’s control and that no assurance can be given that projections will be realized, and are therefore not to be viewed as fact, and that actual results for the periods covered by projections may differ from the projected results set forth in such projections and that such differences may be material).

SECTION 3.11.          Investment Company Act; Margin Regulations.

(a)          Status as Business Development Company. Such Borrower is a “closed-end fund” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b)          Compliance with Investment Company Act. The business and other activities of such Borrower and its Subsidiaries, including the making of the Loans to such Borrower hereunder, the application of the proceeds and repayment thereof by such Borrower and the consummation of the Transactions with respect to such Borrower or any of its Subsidiaries contemplated by the Loan Documents to which such Borrower or any other member of its Obligor Group is a party do not result in a material violation or breach in any respect of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case, that are applicable to such Borrower and its Subsidiaries.

(c)          Investment Policies. Such Borrower is in compliance with all written investment policies, restrictions and limitations for such Borrower delivered (to the extent not otherwise publicly filed with the SEC) to the Lenders prior to the Restatement Effective Date (as such investment policies have been amended, modified or supplemented in a manner not prohibited by clause (r) of Article VII, the “Investment Policies”), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

(d)          Use of Credit. Neither such Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock (provided that so long as no violation of Regulation U would result therefrom (x) any Borrower may use proceeds of the Loans made to such Borrower to purchase its common stock in connection with the redemption (or buyback) of its shares or, in the case of an Unlisted Borrower, in connection with a Tender Offer, and (y) any Borrower may use proceeds of the Loans made to such Borrower for any (i) cash consideration paid or payable and (ii) cash paid on account of fractional shares, in each case of this clause (y), in connection with a Borrower Merger).

SECTION 3.12.          Material Agreements and Liens.

(a)          Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness for borrowed money or any extension of credit (or commitment for any extension of credit) to, or guarantee for borrowed money by, such Borrower or any other member of its Obligor Group outstanding on the Restatement Effective Date (in each case, other than any such agreement or arrangement that is between or among such Borrower and any other member of its Obligor Group), and the aggregate principal or face amount outstanding or that is or may become outstanding under each such arrangement, in each case as of the Restatement Effective Date, is correctly described in Part A of Schedule II.

(b)          Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Restatement Effective Date (other than Indebtedness hereunder or under any other Loan Document) covering any property of such Borrower or any other member of its Obligor Group, and the aggregate principal amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Restatement Effective Date is correctly described in Part B of Schedule II.

SECTION 3.13.          Subsidiaries and Investments.

(a)          Subsidiaries. Set forth in Part A of Schedule III is a complete and correct list of all of the Subsidiaries of such Borrower on the Restatement Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is a Designated Subsidiary, an Immaterial Subsidiary or an Excluded Asset (other than a Designated Subsidiary). Except as disclosed in Part A of Schedule III, as of the Restatement Effective Date, (x) such Borrower owns, free and clear of Liens (other than any lien permitted by Section 6.02 hereof), and has the unencumbered right to vote, all outstanding ownership interests in each Subsidiary shown to be held by it in Part A of Schedule III, (y) all of the issued and outstanding capital stock of each such Subsidiary organized as a corporation is validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and (z) there are no outstanding Equity Interests with respect to such Subsidiary. Each Subsidiary identified on said Part A of Schedule III as a “Designated Subsidiary” qualifies as such under the definition of “Designated Subsidiary” set forth in Section 1.01.

(b)          Investments. Set forth in Part B of Schedule III is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (b), (c), (d) and (l) of Section 6.04) held by any of such Borrower and the other members of its Obligor Group in any Person on the Restatement Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule III, as of the Restatement Effective Date, such Borrower or, as applicable, such other Obligor, owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents such Borrower and/or such other Obligor are party to and other Liens permitted hereunder), all such Investments.

SECTION 3.14.          Properties.

(a)          Title Generally. Such Borrower and each of the other members of its Obligor Group have good title to, or valid leasehold interests in, all their respective real and personal property material to its business, except for minor defects in title that do not interfere with their respective ability to conduct their respective business as currently conducted or to utilize such properties for their intended purposes.

(b)          Intellectual Property. Such Borrower and each of the other members of its Obligor Group own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to their respective business, and the use thereof by such Borrower and such other Obligor do not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

SECTION 3.15.          Affiliate Agreements. As of the Restatement Effective Date, such Borrower has heretofore delivered (to the extent not otherwise publicly filed with the SEC) to each of the Lenders true and complete copies of each of the Affiliate Agreements to which such Borrower is a party as in effect as of the Restatement Effective Date (including any amendments, supplements or waivers executed and delivered thereunder and any schedules and exhibits thereto). As of the Restatement Effective Date, each of the Affiliate Agreements to which such Borrower is a party is in full force and effect.

SECTION 3.16.          Security Documents. The provisions of the Security Documents that such Borrower and/or the other members of its Obligor Group are party to are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties with respect to such Borrower and each such other Obligor a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of such Borrower and each such other Obligor in the Collateral of such Borrower and each such other Obligor described therein to secure the Secured Obligations (as defined in the Guarantee and Security Agreement to which such Borrower is a party) of such Borrower and the other members of its Obligor Group, except for any failure that would not constitute an Event of Default under clause (p) of Article VII with respect to such Borrower. Except for (a) filing of UCC financing statements and filings as may be required under applicable law or otherwise contemplated hereby and by the Security Documents to which such Borrower and/or such other Obligors are a party, and (b) the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected by possession or control, no filing or other action will be necessary to perfect such Liens to the extent required thereunder, except for any filing or action, the absence of which, would not constitute an Event of Default under clause (p) of Article VII with respect to such Borrower.

SECTION 3.17.          Affected Financial Institutions. Neither such Borrower nor any other member of its Obligor Group is an Affected Financial Institution.

Article IV

CONDITIONS

SECTION 4.01.          Restatement Effective Date. This Agreement shall become effective on the date on which the following conditions precedent have been completed (or such condition shall have been waived in accordance with Section 9.02) by each Borrower, in each case, for such Borrower and the other members in its Obligor Group, delivered on behalf of and solely with respect to such Borrower and such other Obligors and not on behalf of or with respect to any other Borrower or the other members in its respective Obligor Group:

(a)          Documents. Administrative Agent shall have received each of the following documents with respect to each Obligor Group, each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(i)           Executed Counterparts. From each party hereto either (1) a counterpart of this Agreement signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii)          Guarantee and Security Agreement Confirmation. The Guarantee and Security Agreement Confirmation to which such Obligor Group is a party, duly executed and delivered by each of the parties to the applicable Guarantee and Security Agreement and any other members of such Obligor Group in substantially the form of Exhibit J.

(iii)         Opinion of Counsel to Such Obligor Group. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of Dechert LLP, New York and Maryland counsel for the members of such Obligor Group, in substantially the form of Exhibit B, and in each case covering such other matters relating to such Obligor Group, this Agreement or the Transactions to which such Obligor Group is a party as the Administrative Agent may reasonably request.

(iv)         Opinion of Special New York Counsel to JPMCB. An opinion, dated the Restatement Effective Date, of Milbank LLP, special New York counsel to JPMCB in substantially the form of Exhibit C (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(v)          Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the members of such Obligor Group, the authorization of the Transactions to which the members of such Obligor Group are a party and any other legal matters relating to the members of such Obligor Group, this Agreement or the Transactions to which the members of such Obligor Group are a party as each relates to such Obligor Group.

(vi)         Officer’s Certificate. A certificate from the Borrower of such Obligor Group, dated the Restatement Effective Date and signed by the President, a Vice President, the Chief Executive Officer or any other Financial Officer of such Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(vii)        [Reserved].

(viii)       Borrowing Base Certificate. A Borrowing Base Certificate for the Borrower of such Obligor Group.

(b)          Fees and Expenses. The Administrative Agent shall have received evidence of the payment by each Borrower of all fees due and payable to the Lenders and the Joint Lead Arrangers on the Restatement Effective Date that such Borrower has agreed to pay in connection with this Agreement (including any fee letter or commitment letter entered into between such Borrower and the Administrative Agent and the Collateral Agent). Such Borrower shall have paid all reasonable expenses (including the legal fees of Milbank LLP) for which invoices have been presented prior to the Restatement Effective Date and such Borrower has agreed to pay in connection with this Agreement.

(c)          Liens. The Administrative Agent shall have received results of a recent lien search in each relevant jurisdiction with respect to each Borrower and each other member of its Obligor Group and such search shall reveal no liens on any of the assets of such Borrower or such other Obligor except for liens permitted under Section 6.02 or liens to be discharged on or prior to the Restatement Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(d)          Financial Statements. The Administrative Agent and the Lenders shall have received prior to the execution of this Agreement the audited consolidated balance sheets, statements of operations, statement of changes in net assets, statements of cash flows and schedules of investments of each Borrower and its respective Subsidiaries for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, and the unaudited consolidated balance sheets, statements of operations, statement of changes in net assets, statements of cash flows and schedules of investments of each Borrower and its respective Subsidiaries for the fiscal quarter ended September 30, 2020. The Administrative Agent and Lenders acknowledge having received the financial statements referred to above.

(e)          [Reserved].

(f)           Valuation Policy. A copy of each Borrower’s Valuation Policy.

(g)          Know Your Customer Documentation. Upon the reasonable request of the Administrative Agent or any Lender at least ten (10) days prior to the Restatement Effective Date, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

(h)          Other Documents. The Administrative Agent shall have received from such Obligor Group such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request from the members of such Obligor Group.

(i)           Restatement Effective Date Adjustments. Evidence that each Existing Lender shall have, as of the Restatement Effective Date, received payment in full of all accrued and unpaid interest, facility fees and LC participation fees owing to such Lender that have been invoiced under the Existing Credit Facility and the Borrowings and other adjustments to the Loans described in Section 2.02(e) shall occur concurrently with the Restatement Effective Date.

(j)           No Default. No Default or Event of Default shall exist under the Existing Credit Facility immediately prior to and after giving pro forma effect to the Restatement Effective Date.

The Administrative Agent shall notify the Borrowers and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.          Each Credit Event. With respect to a Borrower, the obligation of each Lender to make any Loan to such Borrower, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit on behalf of such Borrower, is additionally subject to the satisfaction of the following conditions:

(a)          the representations and warranties of such Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless the relevant representation and warranty already contains a materiality qualifier or, in the case of the representations and warranties in Sections 3.01, 3.02, 3.04, 3.11 and 3.15 of this Agreement, and in Sections 2.01, 2.02 and 2.04 through 2.08 of the Guarantee and Security Agreement such Borrower is party to, in each such case, such representation and warranty shall be true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b)          at the time of and immediately after giving effect to such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing with respect to such Borrower;

(c)          no Borrowing Base Deficiency with respect to such Borrower shall exist at the time of and immediately after giving effect to such extension of credit; and

(d)          (i) such Borrower’s Borrower Asset Coverage Ratio is greater than or equal to 1.85:1.0 or (ii)(A) such Borrower has an investment grade rating from either of Moody’s or S&P or (B)(1) the Total Secured Debt of such Borrower is less than or equal to 65% of such Borrower’s Funded Debt Amount or (2) the Adjusted Debt to Equity Ratio of such Borrower is less than or equal to 1.0:1.0.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in the preceding sentence. For the avoidance of doubt, none of the assumption by a Surviving Borrower of the obligations of a Non-Surviving Borrower in a Borrower Merger, any reallocation of Subcommitments (including any Voluntary Reallocation or other reallocation pursuant to Section 2.07) or the conversion or continuation of a Borrowing as the same or a different Type (without increase in the principal amount thereof) shall be considered to be the making of a Loan or an issuance, extension or renewal of a Letter of Credit.

Article V

AFFIRMATIVE COVENANTS

With respect to a Borrower, until the earlier to occur of the Release Date with respect to such Borrower and the Facility Termination Date, such Borrower covenants and agrees (solely on behalf of such Borrower and not on behalf of or with respect to any other Borrower) with the Lenders that:

SECTION 5.01.          Financial Statements and Other Information. Such Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)          within 90 days after the end of each fiscal year of such Borrower, the audited consolidated balance sheet and related statements of operations, assets and liabilities, changes in net assets, cash flows and schedule of investments of such Borrower and its consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP, RSM US LLP or any other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)          within 45 days after the end of each of the first three fiscal quarters of each fiscal year of such Borrower, the consolidated balance sheet and related statements of operations, assets and liabilities, changes in net assets, cash flows and schedule of investments of such Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of such Borrower as presenting fairly in all material respects the financial condition and results of operations of such Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section, a certificate of a Financial Officer of such Borrower (i) certifying as to whether such Borrower has knowledge that a Default has occurred and is continuing with respect to such Borrower during the applicable period and, if a Default has occurred and is continuing with respect to such Borrower during the most recent period covered by such financial statements (or has occurred and is continuing from a prior period), specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance by such Borrower with Sections 6.01(b) and (g), 6.02(d), 6.05(b) and 6.07 and (iii) to the extent not previously disclosed on a Form 10-K or Form 10-Q previously filed by such Borrower with the SEC, stating whether any change in GAAP as applied by (or in the application of GAAP by) such Borrower has occurred since the Restatement Effective Date (but only if such Borrower has not previously reported such change to the Administrative Agent and if such change has had a material effect on the financial statements) and, if any such change has occurred, specifying the effect (unless such effect has been previously reported) as determined by such Borrower of such change on the financial statements accompanying such certificate;

(d)         as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of such Borrower, a Borrowing Base Certificate with respect to such Borrower as at the last day of such accounting period presenting such Borrower’s computation (and including the rationale for any industry reclassification and a comparison to show changes from the Borrowing Base Certificate of such Borrower from the immediately prior period), a list of each Portfolio Investment included in such computation (and identifying the Obligor holding such Portfolio Investment), a list of each Portfolio Investment included in the Borrowing Base that is a Participation Interest (identifying the Obligor holding such Participation Interest, the Excluded Asset or Aggregator that sold the Participation Interest to such Obligor and the underlying portfolio investment) and a certification of a Financial Officer of such Borrower as to compliance with Sections 6.03(d) and 6.04(d) by such Borrower during the period covered by such Borrowing Base Certificate;

(e)          promptly but no later than five Business Days after any Financial Officer of such Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency with respect to such Borrower, a Borrowing Base Certificate with respect to such Borrower as at the date such Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of such Borrowing Base Deficiency as at the date such Borrower obtained knowledge of such deficiency and the amount of such Borrowing Base Deficiency as of the date not earlier than three Business Days prior to the date such Borrowing Base Certificate is delivered pursuant to this paragraph;

(f)          promptly upon receipt thereof, copies of (x) all significant and non-routine written reports and (y) written reports stating that material deficiencies exist in such Borrower’s internal controls or procedures or any other matter that could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower submitted to management or the board of directors of such Borrower by such Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of such Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors of such Borrower;

(g)         promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials sent to all stockholders filed by any of such Borrower or any of the other members of its Obligor Group with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be;

(h)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of such Borrower or any of its Subsidiaries, or compliance by such Borrower with the terms of this Agreement and the other Loan Documents to which such Borrower, is a party, as the Administrative Agent or any Lender may reasonably request;

(i)           within 45 days after the end of each fiscal quarter of such Borrower, all external valuation reports relating to the Portfolio Investments delivered to such Borrower by the Approved Third-Party Appraiser in connection with the quarterly appraisals of Unquoted Investments of such Borrower (provided that any recipient of such reports executes and delivers any non-reliance letter, release, confidentiality agreement or similar agreements required by such Approved Third-Party Appraiser);

(j)           within 45 days after the end of each fiscal quarter of such Borrower, any report that such Borrower receives from the Custodian listing the Portfolio Investments of such Borrower, as of the end of such fiscal quarter, held in the Collateral Account; provided that such Borrower shall use its commercially reasonable efforts to cause the Custodian to provide such report;

(k)          within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of such Borrower and ninety (90) days after the end of each fiscal year of such Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment of such Borrower where there has been a realized gain or loss in the most recently completed fiscal quarter, (i) the cost basis of such Portfolio Investment, (ii) the proceeds received in respect of such Portfolio Investment representing repayments of principal during the most recently ended fiscal quarter, and (iii) any other amounts received in respect of such Portfolio Investment representing exit fees or prepayment penalties during the most recently ended fiscal quarter;

(l)           within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of such Borrower and ninety (90) days after the end of each fiscal year of such Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment of such Borrower, (i) the aggregate amount of all capitalized paid-in-kind interest in respect of such Portfolio Investment during the most recently ended fiscal quarter and (ii) the aggregate amount of all paid-in-kind interest collected in respect of such Portfolio Investment during the most recently ended fiscal quarter;

(m)         within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of such Borrower and ninety (90) days after the end of each fiscal year of such Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment held by such Borrower, (i) the amortized cost of such Portfolio Investment as of the end of such fiscal quarter, (ii) the fair market value of such Portfolio Investment as of the end of such fiscal quarter, and (iii) the unrealized gains or losses of such Borrower as of the end of such fiscal quarter;

(n)          within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of such Borrower and ninety (90) days after the end of each fiscal year of such Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment held by such Borrower, the change in unrealized gains and losses for such quarter. Such schedule will report the change in unrealized gains and losses by Portfolio Investment held by such Borrower or such other Obligor by showing the unrealized gain or loss for each such Portfolio Investment as of the last day of the preceding fiscal quarter compared to the unrealized gain or loss for such Portfolio Investment as of the last day of the most recently ended fiscal quarter; and

(o)          within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of such Borrower and ninety (90) days after the end of each fiscal year of such Borrower, an updated Schedule VII.

Notwithstanding anything in this Section 5.01 to the contrary, such Borrower shall be deemed to have satisfied its requirements of this Section 5.01 (other than Sections 5.01(c), (d) and (e)) if its reports, documents and other information of the type otherwise so required are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the SEC; provided that, with respect to Sections 5.01(f) and (g), notice of such availability is provided to the Administrative Agent at or prior to the time period required by such Sections.

SECTION 5.02.          Notices of Material Events. Upon such Borrower becoming aware of any of the following, such Borrower will (solely with respect to such Borrower) furnish to the Administrative Agent for distribution to each Lender prompt written notice of the following:

(a)          the occurrence of any Default with respect to such Borrower (unless such Borrower first became aware of such Default from a notice delivered by the Administrative Agent);

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting such Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower;

(c)          the occurrence of any ERISA Event with respect to such Borrower that, alone or together with any other ERISA Events that have occurred with respect to such Borrower, could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower; and

(d)          any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on such Borrower) that results in, or could reasonably be expected to result in, a Material Adverse Effect with respect to such Borrower.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of such Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Each Unlisted Borrower shall use commercially reasonable efforts to notify the Administrative Agent upon such Borrower becoming a Listed Borrower; provided that the failure of any Borrower to provide any such notice shall not be a Default or an Event of Default hereunder; provided further that such Borrower shall be deemed to have satisfied its requirements of this sentence if its reports, documents or other information disclosing its becoming a Listed Borrower are publicly available at the www.sec.gov website or any successor service provided by the SEC.

SECTION 5.03.          Existence; Conduct of Business. Such Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.          Payment of Obligations. Such Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or any of its Subsidiaries has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

SECTION 5.05.          Maintenance of Properties; Insurance. Such Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations.

SECTION 5.06.          Books and Records; Inspection Rights. Such Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. Such Borrower will, and will cause each other member of its Obligor Group to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice to such Borrower, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records (including books and records maintained by it in its capacity as a “servicer” in respect of any Designated Subsidiary of such Borrower or other Excluded Assets of such Borrower, or in a similar capacity with respect to any of its other Designated Subsidiaries, but only to the extent such Borrower is not prohibited from disclosing such information or providing access to such information, and any books, records and documents held by the Custodian), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or contract; provided that such Borrower shall be entitled to have its representatives and advisors present during any inspection of its books and records and during any discussion with its independent accountants or independent auditors; provided further that such Borrower shall not be responsible for the costs and expenses of the Administrative Agent and the Lenders for more than one visit and inspection in any calendar year under this Section 5.06 and Section 7.01(b) of the Guarantee and Security Agreement to which such Borrower is a party unless an Event of Default shall have occurred and be continuing with respect to such Borrower.

SECTION 5.07.          Compliance with Laws. Such Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, any applicable rules, regulations or orders issued by the SEC thereunder (in each case, if applicable to such Person) and orders of any other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to such Borrower.

SECTION 5.08.          Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)          Subsidiary Guarantors. In the event that (1) a Borrower or any other member of its Obligor Group shall form or acquire any new Domestic Subsidiary (other than an Excluded Asset or Immaterial Subsidiary) or (2) any Excluded Asset or Immaterial Subsidiary held by such Borrower or other members of its Obligor Group that is a Domestic Subsidiary shall no longer constitute an “Excluded Asset” or “Immaterial Subsidiary”, as applicable, pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Domestic Subsidiary for purposes of this Section 5.08), such Borrower will cause, within 30 days (or such longer period as shall be reasonably agreed by the Administrative Agent) following such Person becoming a new Domestic Subsidiary of such Borrower, such new Domestic Subsidiary to become a “Subsidiary Guarantor” of such Borrower (and thereby an “Obligor” in such Borrower’s Obligor Group) under a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel (if reasonably requested by the Administrative Agent), and other documents as is consistent with those delivered by such Borrower pursuant to Section 4.01 upon the Original Effective Date or as the Administrative Agent shall have reasonably requested; provided that, any new Domestic Subsidiary acquired in connection with a Borrower Merger that was, immediately prior to such Borrower Merger, a Subsidiary Guarantor shall only be required to execute and deliver a Guarantee Assumption Agreement with respect to the obligations of the Surviving Borrower and no other deliverables will be required by such new Domestic Subsidiary to satisfy this Section 5.08(a). For the avoidance of doubt, any Borrower may elect to cause any of its Excluded Assets or Immaterial Subsidiaries to become a member of its Obligor Group by causing such Person to become a Subsidiary Guarantor under the Guarantee and Security Agreement to which such Borrower is a party and shall only be required to execute and deliver a Guarantee Assumption Agreement with respect to the obligations of such Borrower and no other deliverables will be required by such Excluded Asset or Immaterial Subsidiary, as applicable, to satisfy this Section 5.08(a) (at which point such Person shall be a Subsidiary Guarantor and shall no longer be an Excluded Asset or an Immaterial Subsidiary).

(b)          Ownership of Subsidiaries. Such Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary, provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.04, so long as after giving effect to such permitted transaction each of the remaining Subsidiaries of such Borrower is a wholly owned Subsidiary.

(c)          Further Assurances. Such Borrower will, and will cause each other member of its Obligor Group to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement, including:

(i)           to create, in favor of the Collateral Agent for the benefit of the Lenders (and any Affiliate thereof that is a party to any Hedging Agreement entered into with such Borrower and/or such other Obligor) and the holders of any Other Secured Indebtedness of such Borrower, perfected security interests and Liens in the Collateral owned by such Borrower and such other Obligor; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents to which such Borrower or such other Obligor is a party; provided further, that in the case of any Collateral consisting of voting stock of any Controlled Foreign Corporation of such Borrower, such security interest shall be limited to 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation that is directly held by such Borrower or such other Obligor,

(ii)          subject to Sections 7.01 and 7.04 of the Guarantee and Security Agreement to which such Borrower is a party, to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” over each deposit account or securities account of such Borrower and such other Obligor (other than Excluded Accounts (as defined in the Guarantee and Security Agreement to which such Borrower is a party)) and in that connection, such Borrower agrees to cause all cash and other proceeds of Portfolio Investments received by such Borrower and such other Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent) and, until such deposit, delivery or registration such cash and other proceeds in the possession of such Borrower shall be held in trust by such Borrower for the benefit of the Collateral Agent and shall not be commingled with any other funds or property of such Borrower, such other Obligor, its Designated Subsidiaries or any other Person (including with any money or financial assets of such Borrower or such other Obligor in its capacity as “servicer” for any such Designated Subsidiary or any of its other Excluded Assets, or any money or financial assets of any Excluded Asset),

(iii)             in the case of any portfolio investment held by an Excluded Asset or an Immaterial Subsidiary of such Borrower, including any cash collection related thereto, ensure that such portfolio investment shall not be held in the account of such Borrower or such other Obligor subject to a control agreement among such Borrower or such other Obligor, the Collateral Agent and the Custodian delivered in connection with this Agreement or any other Loan Document,

(iv)             in the case of any Portfolio Investment consisting of a Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and an Excluded Asset or an Immaterial Subsidiary of such Borrower holds any interest in the loans or other extensions of credit under such loan documents, (x) cause such Excluded Asset or such Immaterial Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest (or a participation; provided that any participation acquired from such Borrower or such other Obligor shall give such Excluded Asset or such Immaterial Subsidiary the right to elevate such participation to an assignment at any time in its sole discretion, which right shall be exercised no later than 90 days after the acquisition thereof) in such underlying loan documents and the extensions of credit thereunder and (y) ensure that, subject to Section 5.08(c)(v) below, all amounts owing to such Borrower, such other Obligor or such Excluded Asset or Immaterial Subsidiary of such Borrower by the underlying borrower or other obligated party are remitted by such borrower or obligated party (or the applicable administrative agents, collateral agents or equivalent Person) directly to the accounts of such Borrower, such other Obligor, such Excluded Asset and such Immaterial Subsidiary, respectively,

(v)          in the event that such Borrower or such other Obligor is acting as an agent or administrative agent (or analogous capacity) under any loan documents with respect to any Bank Loan and such Borrower or such other Obligor does not hold all of the credit extended to the underlying borrower under the relevant underlying loan documents, ensure that all funds held by such Borrower or such other Obligor in such capacity as agent or administrative agent are segregated from all other funds of such Borrower or such other Obligor and are clearly identified as being held in an agency capacity, and

(vi)             cause all credit or loan agreements, any notes and all assignment and assumption agreements relating to any Portfolio Investment of such Borrower or such other Obligor constituting part of the Collateral to be held by (x) the Collateral Agent, (y) the Custodian pursuant to the terms of the applicable Custodian Agreement (or another custodian reasonably satisfactory to the Administrative Agent), or (z) pursuant to an appropriate intercreditor agreement, so long as the Custodian (or custodian) has agreed to grant access to such loan and other documents to the Administrative Agent pursuant to an access or similar agreement between such Borrower and the Custodian (or custodian) in form and substance reasonably satisfactory to the Administrative Agent; provided that such Borrower’s obligation to deliver underlying documentation may be satisfied by delivery of copies of such agreements.

Notwithstanding anything to the contrary contained herein, (1) nothing contained herein shall prevent a Borrower from having a Participation Interest in a portfolio investment held by an Excluded Asset and (2)if any instrument, promissory note, agreement, document or certificate held by the Custodian is destroyed or lost not as a result of any action of such Borrower, then any original of such instrument, promissory note, agreement, document or certificate shall be deemed held by the Custodian for all purposes hereunder; provided that, when such Borrower has actual knowledge of any such destroyed or lost instrument, promissory note, agreement, document or certificate, it uses all commercially reasonable efforts to obtain from the underlying borrower, and deliver to the Custodian, a replacement instrument, promissory note, agreement, document or certificate.

SECTION 5.09.          Use of Proceeds. Such Borrower will use the proceeds of its Loans and the issuances of Letters of Credit issued on behalf of such Borrower for general corporate purposes of such Borrower and its Subsidiaries in the ordinary course of business, including, (a) purchasing shares of its common stock in connection with the redemption (or buyback) of its shares or, in the case of an Unlisted Borrower, in connection with a Tender Offer, (b) for (x) cash consideration paid or payable or (y) cash paid on account of fractional shares, in each case of this clause (b), in connection with a Borrower Merger, and (c) making other distributions, contributions and investments not prohibited by the Loan Documents to which such Borrower or any other member of its Obligor Group is a party, and the acquisition and funding (either directly or through one or more of its wholly-owned Subsidiaries) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock, Hedging Agreements and other Portfolio Investments of such Borrower, in each case to the extent otherwise permitted hereunder; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan made to such Borrower will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock (except as set forth in Section 3.11(d)). Upon the request of any Lender, the applicable Borrower shall furnish to such Lender a statement in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. Such Borrower will not request any Borrowing or Letter of Credit, and such Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing made to such Borrower or Letter of Credit issued on behalf of such Borrower (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws applicable to such Borrower, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, in violation of any Sanctions applicable to such Borrower, or in any Sanctioned Country, to the extent such activities, businesses or transactions would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.10.          Status of RIC and BDC. Such Borrower shall at all times maintain its status as a RIC under the Code, and as a “business development company” under the Investment Company Act.

SECTION 5.11.          Investment and Valuation Policies. Such Borrower shall promptly advise the Administrative Agent and the Lenders of any material change in either its Investment Policies or Valuation Policy.

SECTION 5.12.          Portfolio Valuation and Diversification, Etc.

(a)          Industry Classification Groups. For purposes of this Agreement, such Borrower, in its reasonable determination, shall assign (including in connection with a Borrower Merger) each Portfolio Investment owned by it or any other member of its Obligor Group to an Industry Classification Group. To the extent that such Borrower reasonably determines that any such Portfolio Investment is not adequately correlated with the risks of other Portfolio Investments assigned to an Industry Classification Group, such Borrower may assign such Portfolio Investment to an Industry Classification Group that is more closely correlated to such Portfolio Investment. In the absence of adequate correlation, such Borrower shall be permitted to, upon notice to the Collateral Agent for distribution to each Lender, create up to three additional industry classification groups for purposes of this Agreement; provided that once any Borrower has created an additional industry classification group, such industry classification group may be used by any other Borrower as an Industry Classification Group; provided further that no more than three different additional industry classification groups may be created by all of the Borrowers in the aggregate pursuant to this paragraph (a).

(b)          Portfolio Valuation Etc.

(i)           Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled); provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

(ii)          Determination of Values. Such Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments included in the Borrowing Base of such Borrower as follows:

(A)          Quoted Investments—External Review. With respect to Portfolio Investments (including Cash Equivalents) held by such Borrower for which market quotations are readily available (“Quoted Investments”), such Borrower shall, not less frequently than once each calendar week, determine the market value of such Quoted Investments owned by it or any other member of its Obligor Group which shall, in each case, be determined in accordance with one of the following methodologies (as selected by such Borrower):

(w)       in the case of public and 144A securities, the average of the bid prices as determined by at least two Approved Dealers selected by such Borrower,

(x)        in the case of Bank Loans, the average of the bid prices as determined by at least two Approved Dealers selected by such Borrower or an Approved Pricing Service which makes reference to at least two Approved Dealers with respect to such Bank Loans,

(y)       in the case of any Quoted Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

(z)        in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service; and

(B)              Unquoted Investments—External Review. With respect to Portfolio Investments owned by such Borrower or any other member of its Obligor Group for which market quotations are not readily available (“Unquoted Investments”), such Borrower shall value such Unquoted Investments quarterly in a manner consistent with its valuation policy, as the same may be amended, supplemented, waived or otherwise modified from time to time consistent with industry practice for business development companies and in a manner not prohibited by this Agreement (the “Valuation Policy”), including valuation of at least 35% by value of all Unquoted Investments included in the Borrowing Base of such Borrower using the assistance of an Approved Third Party Appraiser.

(C)              Internal Review. Such Borrower shall conduct an internal review of the aggregate value of the Portfolio Investments owned by such Borrower or any other member of its Obligor Group included in the Collateral Pool of such Borrower or the Borrowing Base of such Borrower, at least once each calendar week, which shall take into account any event of which such Borrower has knowledge that materially adversely affects the aggregate value of such Portfolio Investments included in the Collateral Pool of such Borrower or the Borrowing Base of such Borrower. If, based upon such weekly internal review, such Borrower determines that a Borrowing Base Deficiency with respect to such Borrower exists, then such Borrower shall, within five Business Days as provided in Section 5.01(e), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base of such Borrower and shall take the actions, and make the payments and prepayments on the Loans made to such Borrower (and/or provide cover for Letters of Credit issued on behalf of such Borrower), all as more specifically set forth in Section 2.09(c).

(D)             Failure to Determine Values. If such Borrower shall fail to determine the value of any Portfolio Investment owned by such Borrower or any other member of its Obligor Group as at any date pursuant to the requirements (but subject to the exclusions) of the foregoing subclauses (A) through (C), the “Value” of such Portfolio Investment as at such date shall be deemed to be zero for purposes of the Borrowing Base of such Borrower.

provided that, each Borrower shall value substantially all Portfolio Investments held by such Borrower or any other member of its Obligor Group pursuant to the foregoing requirements no less frequently than once in any rolling twelve-month period.

(E)              Initial Value of Assets. Notwithstanding anything to the contrary contained herein, from the Restatement Effective Date until the date when the valuation reports are required to be delivered under Section 5.01(i) for the quarter ending December 31, 2020, the Value of any Portfolio Investment included in the Borrowing Base with respect to each Borrower shall be the Value as determined in a manner consistent with this Section 5.12 and as delivered to the Collateral Agent on or prior to the Restatement Effective Date.

(iii)             Scheduled Testing of Values.

(A)             Each April 30, July 31, October 31 and February 28 of each calendar year, commencing on October 31, 2020 (or such other dates as are agreed to by such Borrower and the Collateral Agent, but in no event less frequently than once per calendar quarter, with respect to such Borrower, each a “Valuation Testing Date”), the Collateral Agent through an Independent Valuation Provider will test the values determined pursuant to Section 5.12(b)(ii) above of those Unquoted Investments owned by such Borrower or any other member of its Obligor Group included in the Borrowing Base of such Borrower selected by the Collateral Agent; provided, that the aggregate fair value of such Unquoted Investments tested on any Valuation Testing Date will be equal to the Tested Amount (as defined below) (or as near thereto as reasonably practical); provided further that, if more than one Borrower holds an Investment in the same Unquoted Investment, in no event shall more than one Independent Valuation Provider value such Unquoted Investment on the applicable Valuation Testing Date without the written consent of each applicable Borrower. For the avoidance of doubt, Unquoted Investments that are part of the Collateral but not included in the Borrowing Base of such Borrower as of a Valuation Testing Date (the “Applicable Valuation Testing Date”) shall not be subject to testing under this Section 5.12(b)(iii); provided that such Unquoted Investment shall continue to be excluded from the Borrowing Base until such time as the applicable Borrower determines to include it in the Borrowing Base and it was eligible to be included in the Borrowing Base as part of the Tested Amount as of the most recent Valuation Testing Date prior to such time.

(B)              For purposes of this Agreement, the “Tested Amount” with respect to a Borrower shall be equal to the greater of: (i) an amount equal to (y) 125% of the Covered Debt Amount of such Borrower (as of the applicable Valuation Testing Date) minus (z) the sum of the values of all Cash and all Quoted Investments included in the Borrowing Base of such Borrower (as of the applicable Valuation Testing Date) and (ii) 10% of the aggregate value of all Unquoted Investments included in the Borrowing Base of such Borrower (as of the applicable Valuation Testing Date); provided, however, in no event shall more than 25% (or, if clause (ii) applies, 10%, or as near thereto as reasonably practicable) of the aggregate value of the Unquoted Investments included in the Borrowing Base of such Borrower be tested by the Independent Valuation Provider in respect of any applicable Valuation Testing Date. If the Value of the Unquoted Investments included in the Borrowing Base is less than the “Tested Amount” as calculated in the immediately preceding sentence, then the “Tested Amount” shall equal the Value of such Unquoted Investments. If more than one Borrower holds an investment in the same Unquoted Investment, and an Independent Valuation Provider values such Unquoted Investment, then such Unquoted Investment shall be deemed valued by the Independent Valuation Provider for the purposes of determining the “Tested Amount” for each Borrower that holds such investment.

(C)              With respect to any Unquoted Investment of any Borrower, if the value of such Unquoted Investment determined pursuant to Section 5.12(b)(ii) by such Borrower is not more than the lesser of (1) five (5) points more than the midpoint of the valuation range (expressed as a percentage of par) provided by the Independent Valuation Provider (provided that the value of such Unquoted Investment is customarily quoted as a percentage of par) and (2) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider, then the value for such Unquoted Investment determined in accordance with Section 5.12(b)(ii) by such Borrower shall continue to be used as the “Value” for purposes of this Agreement. If the value of any Unquoted Investment determined pursuant to Section 5.12(b)(ii) by such Borrower is more than the lesser of the values set forth in clause (C)(1) and (2) (to the extent applicable), then for such Unquoted Investment, the “Value” for purposes of this Agreement shall become the lesser of (x) the highest value of the valuation range provided by the Independent Valuation Provider, (y) five (5) points more than the midpoint of the valuation range (expressed as a percentage of par) provided by the Independent Valuation Provider (provided that the value of such Unquoted Investment is customarily quoted as a percentage of par) and (z) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider; provided that, if a Portfolio Investment (including, for the avoidance of doubt, a Participation Interest) is acquired (other than in connection with a Borrower Merger) during a fiscal quarter and until such time as the Value is obtained with respect to such Portfolio Investment pursuant to Section 5.12(b)(ii)(A), 5.12(b)(ii)(B) or 5.12(b)(iii), the “Value” of such Portfolio Investment shall be deemed to be equal to the lower of (x) the value of such Portfolio Investment determined pursuant to Section 5.12(b)(ii)(C) and (y) the cost of such Unquoted Investment; provided further that, if a Portfolio Investment is acquired in connection with a Borrower Merger during a fiscal quarter and until such time as the Value is obtained with respect to such Portfolio Investment pursuant to Section 5.12(b)(ii)(A), 5.12(b)(ii)(B) or 5.12(b)(iii), the “Value” of such Portfolio Investment shall be the Value as most recently determined pursuant to Section 5.12 with respect to such Non-Surviving Obligor (it being the understanding that the Value determined by an Approved Third-Party Appraiser or an Independent Valuation Provider of the Portfolio Investments of the Non-Surviving Obligors as of the most recently ended quarterly period or Valuation Testing Date shall carry over to the Surviving Obligor until a new value is obtained under Section 5.12(b)(ii)).

(iv)             Supplemental Testing of Values.

(A)             Notwithstanding the foregoing, the Administrative Agent, the Collateral Agent, each individually or at the request of the Required Lenders, shall, with respect to any Borrower, at any time have the right, solely for purposes of the Borrowing Base of such Borrower, to request, in its reasonable discretion, any Portfolio Investment included in the Borrowing Base of such Borrower with a value determined pursuant to Section 5.12(b)(ii) to be independently tested by the Independent Valuation Provider. There shall be no limit on the number of such tests that may be requested by the Administrative Agent or the Collateral Agent in its reasonable discretion. If (x) the value determined by such Borrower pursuant to Section 5.12(b)(ii) is less than the value determined by the Independent Valuation Provider pursuant to this clause, then the value determined by such Borrower pursuant to Section 5.12(b)(ii) shall continue to be used as the “Value” for purposes of this Agreement and (y) if the value determined by such Borrower pursuant to Section 5.12(b)(ii) is greater than the value determined by the Independent Valuation Provider pursuant to this clause and the difference between such values is: (1) less than or equal to 5% of the value determined by such Borrower pursuant to Section 5.12(b)(ii), then the value determined by such Borrower pursuant to Section 5.12(b)(ii) shall continue to be used as the “Value” of such Portfolio Investment for purposes of this Agreement; (2) greater than 5% and less than or equal to 20% of the value determined by such Borrower pursuant to Section 5.12(b)(ii), then the “Value” of such Portfolio Investment for purposes of this Agreement shall become the average of the value determined by such Borrower pursuant to Section 5.12(b)(ii) and the value determined by the Independent Valuation Provider pursuant to this clause; and (3) greater than 20% of the value determined by such Borrower pursuant to Section 5.12(b)(ii), then such Borrower and the Administrative Agent or the Collateral Agent, as applicable, shall retain an additional third-party appraiser and, upon the completion of such appraisal, the “Value” of such Portfolio Investment for purposes of this Agreement shall become the average of the three valuations (with the value of the Independent Valuation Provider determined pursuant to this clause to be used as the “Value” of such Portfolio Investment until the third value is obtained). For the avoidance of doubt, Portfolio Investments that are part of the Collateral but not included in the Borrowing Base of such Borrower as of the Applicable Valuation Testing Date shall not be subject to testing under this Section 5.12(b)(iv); provided that such Portfolio Investment shall continue to be excluded from the Borrowing Base until such time as the applicable Borrower determines to include it in the Borrowing Base and it was eligible to be included in the Borrowing Base as part of the Tested Amount as of the most recent Valuation Testing Date prior to such time.

(B)              Except as otherwise provided herein, the Value of any Portfolio Investment for which the Independent Valuation Provider’s value is used shall be the midpoint of the range (if any) determined by the Independent Valuation Provider. The Independent Valuation Provider shall apply a recognized valuation methodology that is commonly accepted by the business development company industry for valuing Portfolio Investments of the type being valued and held by such Borrower and any other member of its Obligor Group.

(C)              For the avoidance of doubt, the Value of any Portfolio Investment determined in accordance with this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in accordance with this Section 5.12.

(D)             The reasonable and documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent or the Collateral Agent, as applicable, under this Section 5.12 shall be at the expense of the applicable Borrower; provided that the aggregate of all Borrowers’ obligations to reimburse valuation costs incurred by the Administrative Agent and the Collateral Agent, collectively, pursuant to this Section 5.12(b)(iv) shall be limited to an aggregate annual amount equal to the greater of (x) $200,000 and (y) 0.05% of the total Commitments (provided, in the case of any Borrower, such Borrower’s annual reimbursement obligation shall in no event be greater than 0.05% of the total Subcommitments allocated to such Borrower).

(E)              In addition, the values determined by the Independent Valuation Provider shall be deemed to be “Information” hereunder and subject to Section 9.13 hereof.

(F)              The Administrative Agent or the Collateral Agent, as applicable, shall provide a copy of the final results of any valuation performed by the Independent Valuation Provider or an Approved Third-Party Appraiser to any Lender promptly upon such Lender’s request, except to the extent that such recipient has not executed and delivered a customary and reasonable non-reliance letter, confidentiality agreement or similar agreement requested or required by such Independent Valuation Provider or Approved Third-Party Appraiser, as applicable.

(v)            For the avoidance of doubt, any Values determined by the Independent Valuation Provider pursuant to Sections 5.12(b)(iii) and (iv) shall only be required to be used for purposes of calculating the Borrowing Base of such Borrower and shall not be required to be utilized by any Borrower for any other purpose, including, without limitation, the delivery of financial statements or valuations required under ASC 820 or the Investment Company Act.

(vi)           The Independent Valuation Provider shall be instructed to conduct its tests in a manner not disruptive in any material respect to the business of any Borrower. The Collateral Agent shall notify the applicable Borrower of its receipt of the final results of any valuation performed by the Independent Valuation Provider promptly upon its receipt thereof and shall provide a copy of such results and the related report to such Borrower promptly upon such Borrower’s request.

(c)          Investment Company Diversification Requirements. Such Borrower will, and will cause its Subsidiaries (other than Subsidiaries that are exempt from the Investment Company Act) at all times to comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies. Such Borrower will at all times, subject to applicable grace periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs.

(d)          Participation Interests. The Value attributable to any Participation Interest shall be the Value determined with respect to the underlying portfolio investment related to such Participation Interest in accordance with this Section 5.12, provided any participation interest that does not satisfy the definition of Participation Interest shall have a Value of zero for purposes of this Agreement.

SECTION 5.13.          Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” with respect to a Borrower shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Portfolio Investment of such Borrower in the Collateral Pool of such Borrower by (y) the applicable Advance Rate, provided that:

(a)          if, as of such date, the Adjusted Debt to Equity Ratio is (i) less than 1.0:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 6% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower, shall be 50% of the otherwise applicable Advance Rate, (ii) greater than or equal to 1.0:1.0 and less than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 5% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower, shall be 50% of the otherwise applicable Advance Rate or (iii) greater than or equal to 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 4% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower, shall be 50% of the otherwise applicable Advance Rate;

(b)          if, as of such date, the Adjusted Debt to Equity Ratio is (i) less than 1.0:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 12% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0%, (ii) greater than or equal to 1.0:1.0 and less than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 10% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0% or (iii) greater than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 8% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0%;

(c)          if, as of such date, the Adjusted Debt to Equity Ratio is (i) less than 1.0:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower in any single Industry Classification Group that exceeds 25% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0%; provided that, with respect to the Portfolio Investments of such Borrower in a single Industry Classification Group from time to time designated by such Borrower to the Collateral Agent, such 25% figure shall be increased to 30% and, accordingly, only to the extent that the aggregate Value of such Portfolio Investments of such Borrower in such single Industry Classification Group that exceeds 30% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0%, (ii) greater than or equal to 1.0:1.0 and less than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower in any single Industry Classification Group that exceeds 22.5% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0%; provided that, with respect to the Portfolio Investments of such Borrower in a single Industry Classification Group from time to time designated by such Borrower to the Collateral Agent, such 22.5% figure shall be increased to 25% and, accordingly, only to the extent that the aggregate Value of such Portfolio Investments of such Borrower in such single Industry Classification Group that exceeds 25% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0% or (iii) greater than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of such Borrower in any single Industry Classification Group that exceeds 20% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0%; provided that, with respect to the Portfolio Investments of such Borrower in a single Industry Classification Group from time to time designated by such Borrower to the Collateral Agent, such 20% figure shall be increased to 22.5% and, accordingly, only to the extent that the aggregate Value of such Portfolio Investments of such Borrower in such single Industry Classification Group that exceeds 22.5% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0%;

(d)          if, as of such date, the Adjusted Debt to Equity Ratio is (i) less than 1.0:1.0, the Advance Rate applicable to that portion of the aggregate Value of investments of such Borrower and such other Obligors in Non-Core Investments that exceeds 20% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0%, (ii) greater than or equal to 1.0:1.0 and less than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of investments of such Borrower and such other Obligors in Non-Core Investments that exceeds 17.5% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0% or (iii) greater than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of investments of such Borrower and such other Obligors in Non-Core Investments that exceeds 15% of the aggregate value of all such Portfolio Investments in the Collateral Pool of such Borrower shall be 0%;

(e)          the Advance Rate applicable to such Borrower’s investments in any Excluded Asset or any Aggregator shall be 0% (for the avoidance of doubt, the Value attributable to any Participation Interest held by a Borrower shall be the Value determined with respect to the underlying portfolio investment related to such Participation Interest in accordance with Section 5.12);

(f)          if, as of such date, the Adjusted Debt to Equity Ratio is less than 1.0:1.0, the aggregate Value of investments of such Borrower and such other Obligors in Cash, Cash Equivalents, Short-Term U.S. Government Securities, Performing First Lien Bank Loans and Performing Second Lien Bank Loans of such Borrower and such other Obligors may not be less than 50% of the aggregate Value of all Portfolio Investments in the Collateral Pool of such Borrower; provided that this paragraph (f) shall not apply to a Borrower and the other members in its Obligor Group at any time the sum of the Combined Debt Amount of such Borrower exceeds 67% of the Other Debt Amount of such Borrower;

(g)          if, as of such date, the Adjusted Debt to Equity Ratio is less than 1.0:1.0, the aggregate Value of investments of such Borrower and such other Obligors in Cash, Cash Equivalents, Short-Term U.S. Government Securities and Performing First Lien Bank Loans of such Borrower and such other Obligors may not be less than 20% of the aggregate Value of all Portfolio Investments in the Collateral Pool of such Borrower; provided that this paragraph (g) shall not apply to a Borrower and the other members in its Obligor Group at any time the sum of the Combined Debt Amount of such Borrower exceeds 67% of the Other Debt Amount of such Borrower;

(h)          no Portfolio Investment of such Borrower may be included in the Borrowing Base of such Borrower until such time as such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement to which such Borrower is a party) to the Collateral Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein; provided that in the case of any Portfolio Investment of such Borrower in which the Collateral Agent has a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Borrowing Base of such Borrower so long as all remaining actions to complete “Delivery” are satisfied within 7 days of such inclusion (or, until April 15, 2021, within thirty (30) days of such inclusion, or anytime, such longer period up to sixty (60) days as the Administrative Agent and the Collateral Agent may agree in their respective sole discretion); provided further that voting stock of any Controlled Foreign Corporation of such Borrower or such other Obligor in excess of 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation shall not be included as a Portfolio Investment for purposes of calculating the Borrowing Base of such Borrower;

(i)           no Participation Interest (other than any Participation Interest sold to such Borrower or other Obligor by an Aggregator) may be included in the Borrowing Base of such Borrower for more than 90 days; and

(j)           if, as of such date, with respect to any Borrower, (i) the Borrowing Base (without giving effect to any adjustment required pursuant to this paragraph (j), the “Gross Borrowing Base”) is greater than or equal to 1.5 times the Senior Debt Amount and either (A) the Adjusted Debt to Equity Ratio is greater than or equal to 1.0:1.0 and less than 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 20% of the Borrowing Base or (B) the Adjusted Debt to Equity Ratio is greater than or equal to 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 35% of the Borrowing Base, (ii) the Gross Borrowing Base is greater than or equal to 1.25 times and less than 1.5 times the Senior Debt Amount and either (A) the Adjusted Debt to Equity Ratio is greater than or equal to 1.0:1.0 and less than 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 30% of the Borrowing Base or (B) the Adjusted Debt to Equity Ratio is greater than or equal to 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 40% of the Borrowing Base, (iii) the Gross Borrowing Base is less than 1.25 times the Senior Debt Amount and either (A) the Adjusted Debt to Equity Ratio is greater than or equal to 1.0:1.0 and less than 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 45% of the Borrowing Base or (B) the Adjusted Debt to Equity Ratio is greater than or equal to 1.20:1.0, then such Borrower’s Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to such Borrower’s Borrowing Base may not be less than 60% of the Borrowing Base.

For the avoidance of doubt, (a) to avoid double-counting of excess concentrations, any Advance Rate reductions set forth under this Section 5.13 shall be without duplication of any other such Advance Rate reductions and (b) to the extent the Borrowing Base of a Borrower is required to be reduced to comply with this Section 5.13, such Borrower shall be permitted to choose the Portfolio Investments of such Borrower to be excluded from the Borrowing Base to effect such reduction.

As used herein, with respect to any Borrower or any other member of its Obligor Group, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment of a Borrower and subject to adjustment as provided in Section 5.13(a) through (j), as applicable, the following percentages with respect to such Portfolio Investment:

	Less than 1.00x Adjusted Debt to Equity Ratio		1.00x ≤ Adjusted Debt to Equity Ratio < 1.20x		1.20x ≤ Adjusted Debt to Equity Ratio < 2.00x
Portfolio Investment[1]	Quoted	Unquoted	Quoted	Unquoted	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100.0%	N/A	100.0%	N/A	100.0%	N/A
Long-Term U.S. Government Securities	95.0%	N/A	95.0%	N/A	95.0%	N/A
Performing First Lien Bank Loans	82.5%	72.5%	77.5%	67.5%	75.0%	65.0%
Performing Second Lien Bank Loans	70.0%	60.0%	65.0%	55.0%	60.0%	50.0%
Performing Cash Pay High Yield Securities	60.0%	50.0%	55.0%	45.0%	50.0%	40.0%
Performing Cash Pay Mezzanine Investments	55.0%	45.0%	50.0%	40.0%	45.0%	35.0%
Performing Principal Finance Debt Assets	55.0%	45.0%	50.0%	40.0%	45.0%	35.0%
Performing Preferred Stock	55.0%	45.0%	50.0%	40.0%	45.0%	35.0%
Performing Principal Finance Preferred Stock Assets	55.0%	45.0%	50.0%	40.0%	45.0%	35.0%
Performing Non-Cash Pay High Yield Securities	40.0%	30.0%	35.0%	25.0%	30.0%	20.0%
Performing Non-Cash Pay Mezzanine Investments	40.0%	30.0%	35.0%	25.0%	30.0%	20.0%
Non-Performing First Lien Bank Loans	45.0%	40.0%	42.5%	37.5%	40.0%	35.0%
Non-Performing Second Lien Bank Loans	35.0%	30.0%	30.0%	25.0%	25.0%	20.0%
Non-Performing High Yield Securities	20.0%	20.0%	20.0%	20.0%	20.0%	20.0%
Non-Performing Mezzanine Investments	20.0%	20.0%	20.0%	20.0%	20.0%	20.0%
Non-Performing Preferred Stock	20.0%	20.0%	20.0%	20.0%	20.0%	20.0%
Performing DIP Loans	40.0%	35.0%	35.0%	30.0%	30.0%	25.0%
Performing Common Equity	30.0%	20.0%	30.0%	20.0%	30.0%	20.0%
Performing Principal Finance Common Equity Assets	30.0%	20.0%	30.0%	20.0%	30.0%	20.0%
Non-Performing Common Equity	0%	0%	0%	0%	0%	0%
Non-Performing Principal Finance Assets	0%	0%	0%	0%	0%	0%

1 For the avoidance of doubt, the above categories are intended to be indicative of the traditional investment types. All determinations of whether a particular Portfolio Investment belongs to one category or another shall be made by the applicable Borrower on a consistent basis with the foregoing. For example, (A) a secured bank loan at a holding company, the only assets of which are the shares of an operating company, may constitute Mezzanine Investments but would not ordinarily constitute a Bank Loan, (B) a Performing Principal Finance Asset that is a debt investment with respect to which any of the tranches junior to such Principal Finance Asset are not Performing may constitute Performing Principal Finance Preferred Stock Assets or Performing Principal Finance Common Equity Assets, as applicable, but would not ordinarily constitute a Performing Principal Finance Debt Asset and (C) a Principal Finance Asset that is preferred equity with respect to which any of the tranches junior to such Principal Finance Asset are not Performing may constitute Performing Principal Finance Common Equity Assets, but would not ordinarily constitute a Performing Principal Finance Preferred Stock Asset.

“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans) which are generally documented under documentation substantially similar to documents used under a syndicated loan or credit facility or pursuant to any loan agreement, note purchase agreement or other similar financing arrangement facility, whether or not syndicated.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq.

“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other equity interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

“Cash” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Pay Bank Loans” means First Lien Bank Loans and Second Lien Bank Loans as to which, at the time of determination, (x) for which not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current period is payable in cash at least quarterly or (y)(i) if such Bank Loan is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% above LIBOR is payable at least quarterly or (ii) if such Bank Loan is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least quarterly.

“CDO Securities” means debt securities, equity securities or composite or combination securities (i.e. securities consisting of a combination of debt and equity securities that are issued in effect as a unit), including synthetic securities that provide synthetic credit exposure to debt securities, equity securities or composite or combination securities (or other investments that similarly represent an investment in underlying levered portfolios), that, in each case, entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in debt securities, corporate loans or asset-backed securities or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to debt securities, corporate loans or asset-backed securities.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest (subject to any Permitted Prior Working Capital Lien and other customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof. For the avoidance of doubt, the “last out” portion of any “last out” Bank Loan shall not constitute a First Lien Bank Loan.

“High Yield Securities” means debt Securities (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments (described under clause (i) of the definition thereof) or Bank Loans.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one month from the applicable date of determination.

“Mezzanine Investments” means (i) debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer and (ii) a Bank Loan that is not a First Lien Bank Loan, Second Lien Bank Loan or a High Yield Security.

“Non-Core Investments” means, collectively, Portfolio Investments in common equity (including Performing Common Equity), warrants, Preferred Stock, Non-Performing Bank Loans, Non-Performing High Yield Securities, Non-Performing Mezzanine Investments, Performing Non-Cash Pay High Yield Securities, Performing Non-Cash Pay Mezzanine Investments and Performing Principal Finance Assets.

“Non-Performing Bank Loans” means, collectively, Non-Performing First Lien Bank Loans and Non-Performing Second Lien Bank Loans.

“Non-Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer having any debt outstanding that is non-Performing.

“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing First Lien Bank Loans.

“Non-Performing High Yield Securities” means High Yield Securities other than Performing High Yield Securities.

“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Mezzanine Investments.

“Non-Performing Preferred Stock” means Preferred Stock other than Performing Preferred Stock.

“Non-Performing Principal Finance Assets” means Principal Finance Assets other than Performing Principal Finance Assets.

“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Second Lien Bank Loans.

“Performing” means (a) with respect to any Portfolio Investment of a Borrower that is debt, the issuer of such Portfolio Investment is (i) not then in default of any payment obligations outstanding with respect to accrued and unpaid interest or principal in respect thereof, after the expiration of any applicable grace period and (ii) not placed on non-accrual status as disclosed on a Form 10-K or Form 10-Q as filed by such Borrower with the SEC, (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period, and (c) with respect to any Portfolio Investment that is a Principal Finance Asset, (x) each tranche of such Portfolio Investment or other investment that, in each case, is senior to such Portfolio Investment, in the issuer of such Portfolio Investment satisfies (to the extent applicable) the requirements of the immediately preceding clauses (a) and (b), and (y) to the extent applicable, the holders of such Portfolio Investment have received in cash all expected distributions of interest and other payments thereon and cash flows in respect thereof are not currently subject to any deferral or diversion for the benefit of the holders of any tranche or other investments that rank senior to such Portfolio Investment pursuant to any waterfall or similar structure.

“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, (x) not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current period is payable in cash at least semi-annually or (y)(i) if such High Yield Security is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% above LIBOR is payable at least semi-annually or (ii) if such High Yield Security is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least semi-annually, and (b) which are Performing.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, (x) not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current period is payable in cash at least semi-annually or (y)(i) if such Mezzanine Investment is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% above LIBOR is payable at least semi-annually or (ii) if such Mezzanine Investment is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least semi-annually, and (b) which are Performing.

“Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer all of whose outstanding debt is Performing.

“Performing DIP Loans” means a loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code that is Performing.

“Performing First Lien Bank Loans” means First Lien Bank Loans (which are not Performing DIP Loans) which are Cash Pay Bank Loans and are Performing.

“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.

“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments other than Performing Cash Pay Mezzanine Investments.

“Performing Preferred Stock” means Preferred Stock that is Performing.

“Performing Principal Finance Assets” means Principal Finance Assets which are Performing.

“Performing Principal Finance Common Equity Assets” means Performing Principal Finance Assets which are Capital Stock (other than Preferred Stock).

“Performing Principal Finance Debt Assets” means Performing Principal Finance Assets which are debt Portfolio Investments.

“Performing Principal Finance Preferred Stock Assets” means Performing Principal Finance Assets which are Preferred Stock.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans (which are not Performing DIP Loans) which are Cash Pay Bank Loans and are Performing.

“Permitted Prior Working Capital Lien” means, with respect to a portfolio company that is a borrower under a Bank Loan, a security interest in the accounts receivable and inventory (and, to the extent applicable, all related property and proceeds thereof) of such portfolio company to secure a revolving facility for such portfolio company and any of its parents and/or subsidiaries; provided that (i) such Bank Loan has a second priority lien on such accounts receivable and inventory (and, to the extent applicable, all related property and proceeds thereof) that is subject to the first priority lien of such revolving facility (or a pari passu lien on such accounts receivable and inventory (and, to the extent applicable, all related property and proceeds thereof)), (ii) such revolving facility is not secured by any other assets (other than a pari passu lien or a second priority lien, subject to the pari passu lien or the first priority lien of the Bank Loan) and does not benefit from any standstill rights or other agreements (other than customary rights) with respect to any other assets and (iii) the maximum principal amount of such revolving facility is not greater than 15% of the aggregate enterprise value of such portfolio company (as determined at the time of closing of the transaction, and thereafter an enterprise value for the applicable portfolio company determined in a manner consistent with the valuation methodology applied in the valuation for such portfolio company as determined by FS/KKR Advisor (so long as it has the necessary delegated authority) or such Borrower’s board of directors in a commercially reasonable manner, including the use of an Approved Third-Party Appraiser in the case of Unquoted Investments).

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock.

“Principal Finance Asset” means any Portfolio Investment, the repayment of which is primarily dependent upon cash flows generated from the creation, or the liquidation, of an underlying asset or pool of assets or other investments and which are not investments in CDO Securities; provided that, notwithstanding anything to the contrary in this Agreement, traditional asset-based or cash flow loans made directly or indirectly to an operating company, including, without limitation, loans with a borrowing base consisting of receivables and/or inventory, shall not be deemed to be Principal Finance Assets. Notwithstanding anything to the contrary in this Agreement, a Principal Finance Asset shall not be treated as a Bank Loan, Mezzanine Investment, High Yield Security, Performing DIP Loan, Performing Preferred Stock or Performing Common Equity for any purpose under this Agreement.

“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest (subject to customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one month of the applicable date of determination.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Value” means with respect to any Portfolio Investment, the most recent value as determined pursuant to Section 5.12.

SECTION 5.14.          Status of Listed Borrower. If such Borrower is or becomes a Listed Borrower hereunder, such Borrower shall at all times from and after the first day it qualifies as a Listed Borrower hereunder maintain its status as a Listed Borrower.

SECTION 5.15.          Borrower Mergers. In connection with a Borrower Merger, the Surviving Borrower will deliver to the Administrative Agent (a) on or prior to the consummation of such Borrower Merger, a Merger Confirmation and (b) within five (5) Business Days of its receipt of a reasonable request from the Administrative Agent: (i) final copies of the definitive agreements governing such Borrower Merger (but only to the extent not publicly available), (ii) to the extent the applicable Surviving Borrower has a copy, a file-stamped copy of each certificate of merger evidencing such Borrower Merger and (iii) an updated Borrowing Base Certificate for the Surviving Borrower.

Article VI

NEGATIVE COVENANTS

With respect to a Borrower, until the earlier to occur of the Release Date with respect to such Borrower and the Facility Termination Date, such Borrower covenants and agrees (solely on behalf of such Borrower and not on behalf of or with respect to any other Borrower) with the Lenders that:

SECTION 6.01.          Indebtedness. Such Borrower will not, nor will it permit any other member of its Obligor Group to, create, incur, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness created hereunder or under any other Loan Document;

(b)          Permitted Indebtedness and Special Longer-Term Unsecured Indebtedness in an aggregate principal amount that, in each case, taken together with other Indebtedness of such Borrower, (1) does not exceed, at the time it is incurred, the amount required to comply with the provisions of Section 6.07(b) and (2) will not result in the Covered Debt Amount of such Borrower, at the time it is incurred, exceeding the Borrowing Base of such Borrower, so long as no Default or Event of Default shall have occurred or be continuing with respect to such Borrower after giving effect to the incurrence of such Permitted Indebtedness or Special Longer-Term Unsecured Indebtedness; provided that in no event shall the aggregate principal amount of all such Special Longer-Term Unsecured Indebtedness of such Borrower exceed an amount equal to $1,250,000,000 on or after the Restatement Effective Date at any one time outstanding;

(c)          Other Permitted Indebtedness;

(d)          Indebtedness of such Borrower and/or such other member of its Obligor Group to or from any other member of such Borrower’s Obligor Group;

(e)          repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(f)          obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(g)          other Indebtedness (including the amortizing portion of any Other Secured Indebtedness in excess of 1% per annum described in clause (b) of the definition thereof) in an aggregate principal amount not exceeding the Additional Debt Amount with respect to such Borrower at any one time outstanding and that, taken together with other Indebtedness of such Borrower, (1) does not exceed, at the time it is incurred, the amount required to comply with the provisions of Section 6.07(b) and (2) will not result in the Covered Debt Amount of such Borrower, at the time it is incurred, exceeding the Borrowing Base of such Borrower, so long as no Default or Event of Default with respect to such Borrower shall have occurred or be continuing after giving effect to the incurrence of such other Indebtedness;

(h)          obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(i)           obligations of such Borrower and/or such other Obligor under a Permitted SBIC Guarantee, any SBIC Equity Commitment and analogous commitments by such Borrower and/or such other Obligor with respect to any of its SBIC Subsidiaries;

(j)           obligations arising with respect to Hedging Agreements (other than Credit Default Swaps) and Credit Default Swaps entered into pursuant to Section 6.04(c) or (i);

(k)          with respect to FSK (or any successor), the FSK Notes and with respect to FSKR (or any successor), the FSKR 2025 Notes, so long as (i) the FSK Notes and FSKR 2025 Notes continue to satisfy all of the criteria specified in the definition of “Unsecured Longer-Term Indebtedness” other than clause (a) thereof and (ii) no issuance of Additional FSK 2024 Notes, Additional FSK 2025 Notes, Additional FSK 2026 Notes or Additional FSKR 2025 Notes shall result in the principal amounts of all such Additional FSK 2024 Notes, Additional FSK 2025 Notes, Additional FSK 2026 Notes or Additional FSKR 2025 Notes, as applicable, being more than 50% of the principal amounts of the FSK 2024 Notes, FSK 2025 Notes, FSK 2026 Notes or FSKR 2025 Notes, respectively, as of the Restatement Effective Date;

(l)           Shorter-Term Unsecured Indebtedness in an aggregate principal amount that, taken together with other Indebtedness of such Borrower, will not result in the Covered Debt Amount of such Borrower, at the time it is incurred, exceeding the Borrowing Base of such Borrower, so long as no Default or Event of Default shall have occurred or be continuing with respect to such Borrower after giving effect to the incurrence of such Shorter-Term Unsecured Indebtedness; provided that in no event shall the aggregate principal amount of Shorter-Term Unsecured Indebtedness of such Borrower exceed an amount equal to (i) $750,000,000 incurred pursuant to this Section 6.01(l) on or after the Restatement Effective Date and prior to the first anniversary of the Restatement Effective Date and (ii) $600,000,000 incurred pursuant to this Section 6.01(l) in any one subsequent annual period after the first anniversary of the Restatement Effective Date; and

(m)         Special Shorter-Term Unsecured Indebtedness in an aggregate principal amount that, taken together with other Indebtedness of such Borrower, will not result in the Covered Debt Amount of such Borrower, at the time it is incurred, exceeding the Borrowing Base of such Borrower, so long as no Default or Event of Default shall have occurred or be continuing with respect to such Borrower after giving effect to the incurrence of such Special Shorter-Term Unsecured Indebtedness; provided that in no event shall the aggregate principal amount of all such Special Shorter-Term Unsecured Indebtedness of such Borrower exceed an amount equal to $100,000,000 on or after the Restatement Effective Date at any one time outstanding.

SECTION 6.02.          Liens. Such Borrower will not, nor will it permit any other member of its Obligor Group to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          any Lien on any property or asset of such Borrower or such other Obligors existing on the Restatement Effective Date and set forth in Part B of Schedule II; provided that (i) no such Lien shall extend to any other property or asset of such Borrower or such other Obligors and (ii) any such Lien shall secure only those obligations which it secures on the Restatement Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)          Liens created pursuant to the Security Documents to which such Borrower and/or such other Obligors are a party;

(c)          Liens on Special Equity Interests included in the Portfolio Investments of such Borrower but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01;

(d)          Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding the Additional Debt Amount with respect to such Borrower at any one time outstanding (which may cover Portfolio Investments of such Borrower, but only to the extent released from the Lien in favor of the Collateral Agent in accordance with the requirements of Section 10.03 of the Guarantee and Security Agreement to which such Borrower is a party), so long as at the time of the granting of such Lien, (i) the aggregate principal amount of Indebtedness of such Borrower does not exceed the amount required to comply with the provisions of Section 6.07(b) and (ii) the Covered Debt Amount of such Borrower does not exceed the Borrowing Base of such Borrower;

(e)          Permitted Liens;

(f)          Liens on the direct ownership interest of such Borrower or such other Obligor in an Excluded Asset to secure obligations owed to a creditor of such Excluded Asset;

(g)          Liens securing Indebtedness permitted under Section 6.01(e) and (f); and

(h)          Liens created by posting of cash collateral in connection with Hedging Agreements permitted under Section 6.04(c).

SECTION 6.03.          Fundamental Changes and Dispositions of Assets. Such Borrower will not, nor will it permit any other member of its Obligor Group to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). Such Borrower will not reorganize under the laws of a jurisdiction other than any jurisdiction in the United States. Such Borrower will not, nor will it permit any other member of its Obligor Group to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any other Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of such Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document to which such Borrower or any other member of its Obligor Group is a party. Such Borrower will not, nor will it permit any other member of its Obligor Group to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (w) any transaction permitted under Section 6.05 or 6.12, (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of such Borrower and its Subsidiaries and the use of Cash and Cash Equivalents in the ordinary course of business) (other than the transfer of Portfolio Investments to Excluded Assets or Immaterial Subsidiaries), (y) subject to the provisions of clause (d) below, the transfer or sale of Portfolio Investments to Excluded Assets or Immaterial Subsidiaries and (z) subject to the provisions of clauses (c), (e) and (k) below, the ownership interest of such Borrower or any other member of its Obligor Group in any Excluded Asset or any Immaterial Subsidiary.

Notwithstanding the foregoing provisions of this Section:

(a)          any Subsidiary of such Borrower may be merged or consolidated with or into any Borrower or any other member of its Obligor Group in connection with a merger or consolidation so long as (i) the surviving entity of such merger or consolidation is an Obligor, (ii) in the case of a merger or consolidation of a Subsidiary and a Borrower, the surviving entity is a Borrower or (iii) such merger or consolidation is effected as a Borrower Merger;

(b)          such Borrower and such other Obligors may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to such Borrower or any other member of its Obligor Group;

(c)          the capital stock of any Subsidiary of such Borrower may be sold, transferred or otherwise disposed of (including by way of consolidation or merger) (i) to such Borrower or any other member of its Obligor Group or (ii) so long as such transaction results in such Borrower or such other Obligor receiving the proceeds of such disposition, to any other Person, provided that in the case of this clause (ii) if such Subsidiary is a Subsidiary Guarantor of such Borrower or holds any Portfolio Investments of such Borrower, (A) such Borrower would have been permitted to designate such Subsidiary as a “Designated Subsidiary” of such Borrower hereunder, and (B) either (1) the amount of any excess availability under the Borrowing Base of such Borrower immediately prior to such disposition is not diminished as a result of such disposition to such other Person or (2) the Borrowing Base of such Borrower immediately after giving effect to such disposition is at least 110% of the Covered Debt Amount of such Borrower;

(d)          such Borrower and such other Obligors may sell, transfer or otherwise dispose of Portfolio Investments to its Excluded Assets or Immaterial Subsidiaries so long as (i) after giving effect to such sale, transfer or disposition (and any concurrent acquisitions of Portfolio Investments by such Borrower or payment of outstanding Loans made to such Borrower), the Covered Debt Amount of such Borrower does not exceed the Borrowing Base of such Borrower and (ii) either (x) the amount of any excess availability under the Borrowing Base of such Borrower immediately prior to such sale, transfer or disposition is not diminished as a result of such sale, transfer or disposition or (y) the Borrowing Base of such Borrower immediately after giving effect to such sale, transfer or disposition is at least 110% of the Covered Debt Amount of such Borrower;

(e)          such Borrower may merge or consolidate with, or acquire, any other Person so long as (i) if such other Person is not a Borrower, (A) such Borrower is the continuing or surviving entity in such transaction and (B) at the time thereof and after giving effect thereto (and any concurrent acquisitions of Portfolio Investments by such surviving Borrower or payment of outstanding Loans made to such surviving Borrower), no Default shall have occurred or be continuing with respect to such Borrower and the Covered Debt Amount of such Borrower does not exceed the Borrowing Base of such Borrower, (ii) if such other Person is another Borrower or a member of such other Borrower’s Obligor Group, (A) such other Borrower or a member of such other Borrower’s Obligor Group is the continuing or surviving entity in such transaction and (B) as of the date of entering into the applicable agreement governing such merger, consolidation or acquisition, (x) no Default or Event of Default shall have occurred or be continuing with respect to the surviving Borrower and (y) immediately after giving pro forma effect thereto, no Borrowing Base Deficiency with respect to the surviving Borrower shall exist, and (iii) if such Borrower or such other Person is a Listed Borrower, a Listed Borrower or any other member of its Obligor Group is the continuing or surviving entity in such transaction;

(f)          such Borrower may dissolve or liquidate (i) any Immaterial Subsidiary of such Borrower or (ii) any Subsidiary of such Borrower so long as (a) in connection with such dissolution or liquidation, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to such Borrower or any other member of its Obligor Group and (b) such dissolution or liquidation is not materially adverse to the Lenders and the Borrower determines in good faith that such dissolution or liquidation is in the best interests of such Borrower;

(g)          such Borrower and such other Obligors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $25,000,000 in any fiscal year;

(h)          such Borrower and such other Obligors may transfer assets that such Borrower or such other Obligor, as applicable, would otherwise be permitted to own to an Excluded Asset for the sole purpose of facilitating the transfer of assets from one Excluded Asset of such Borrower (or a Subsidiary of such Borrower that was an Excluded Asset immediately prior to such disposition) to another Excluded Asset of such Borrower, directly or indirectly through such Borrower or such other Obligor, as applicable (such assets, the “Transferred Assets”); provided that (i) no Default exists or is continuing at such time with respect to such Borrower or such other Obligor or would result from any such transfer to or by such Borrower or such other Obligor, as applicable, (ii) the Covered Debt Amount of such Borrower shall not exceed the Borrowing Base of such Borrower at such time, (iii) the Transferred Assets are transferred to such Borrower or such other Obligor, as applicable, by the transferor Excluded Asset on the same Business Day that such assets are transferred by such Borrower or such other Obligor, as applicable, to the transferee Excluded Asset, and (iv) following such Transfer such Borrower or such other Obligor, as applicable, has no liability, actual or contingent, with respect to the Transferred Assets other than Standard Securitization Undertakings;

(i)           if such Borrower is an Unlisted Borrower, such Unlisted Borrower may deposit and use cash to purchase shares of common stock of such Unlisted Borrower in connection with a Tender Offer;

(j)           such Borrower and such other Obligors may dispose of all or substantially all of their respective assets to any Surviving Obligor in connection with a Borrower Merger;

(k)          the capital stock of any Subsidiary of such Borrower (other than Excluded Assets covered in clause (c) above) may be sold, transferred or otherwise disposed of (including by way of consolidation or merger) so long as such transaction results in such Borrower or such other Obligor receiving the proceeds of such disposition, to any other Person (other than such Borrower or any of its Affiliates), provided that in the case of this clause (k) if such Subsidiary is a Subsidiary Guarantor of such Borrower or holds any Portfolio Investments of such Borrower, (1) the amount of any excess availability under the Borrowing Base of such Borrower immediately prior to such disposition is not diminished as a result of such disposition to such other Person or (2) the Borrowing Base of such Borrower immediately after giving effect to such disposition is at least 110% of the Covered Debt Amount of such Borrower; and

(l)           such Borrower and such other Obligors may sell, transfer or otherwise dispose of any or all of its Equity Interests in Aggregators; provided that the portion of the Participation Interest attributable to such sold, transferred or otherwise disposed Equity Interests in Aggregators is not then included in the Borrowing Base of such Borrower and such sale, transfer or other disposition would otherwise be permitted under this Section 6.03 if such Equity Interests were Portfolio Investments sold, transferred or otherwise disposed of by an Obligor.

SECTION 6.04.          Investments. Such Borrower will not, nor will it permit any other member of its Obligor Group to, acquire, make or enter into, or hold, any Investments except:

(a)          operating deposit accounts with banks;

(b)          Investments by such Borrower and such other Obligors in any other member of such Borrower’s Obligor Group;

(c)          Hedging Agreements entered into in the ordinary course of such Borrower’s or such other Obligor’s business for financial planning and not for speculative purposes;

(d)          Portfolio Investments, and Investments in Excluded Assets, to the extent such Portfolio Investments and/or Excluded Assets are permitted under the Investment Company Act and such Borrower’s Investment Policies; provided that, if such Portfolio Investment is not included in the Collateral Pool of such Borrower (other than Portfolio Investments (but excluding Cash or Cash Equivalents) exchanged for Portfolio Investments received in connection with or as a result of a workout or restructuring) and with respect to Investments in Excluded Assets, then (i) after giving effect to such Investment (and any concurrent acquisitions of Investments in the Collateral Pool of such Borrower or payment of outstanding Loans of such Borrower), the Covered Debt Amount of such Borrower does not exceed the Borrowing Base of such Borrower and (ii) if cash or other assets are being contributed or invested (x) in such Portfolio Investment or used to acquire any interest in such Portfolio Investment that is not included in the Collateral Pool of such Borrower or (y) in such Excluded Asset, either (1) the amount of any excess availability under the Borrowing Base of such Borrower immediately prior to such Investment is not diminished as a result of such Investment or (2) the Borrowing Base of such Borrower immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount of such Borrower;

(e)          Investments in (or capital contribution to) Excluded Assets to the extent permitted by Section 6.03(d) or (h);

(f)          Investments described on Schedule III hereto;

(g)          Investments in Controlled Foreign Corporations; provided that, if cash or other assets are being contributed or invested in such Controlled Foreign Corporation, at the time of such Investment, either (x) the amount of any excess availability under the Borrowing Base of such Borrower immediately prior to such Investment is not diminished as a result of such Investment or (y) the Borrowing Base of such Borrower immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount of such Borrower;

(h)          Investments in Immaterial Subsidiaries; provided that, if cash or other assets are being contributed or invested in such Immaterial Subsidiary, at the time of such Investment, either (x) the amount of any excess availability under the Borrowing Base of such Borrower immediately prior to such Investment is not diminished as a result of such Investment or (y) the Borrowing Base of such Borrower immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount of such Borrower;

(i)           Investments constituting Credit Default Swaps in an aggregate amount not to exceed $25,000,000;

(j)           Investments constituting Borrower Mergers;

(k)          additional Investments up to but not exceeding $50,000,000 in the aggregate at any time outstanding; and

(l)           Investments in Aggregators up to but not exceeding $1,250,000,000; provided proceeds of such Investments are used substantially concurrently by the Aggregators to acquire investments that would be permitted pursuant to Section 6.04(d) if such investments were Portfolio Investments acquired by an Obligor.

For purposes of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made) minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment; provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; and provided further that the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment or as a result of any other matter (other than any cash or assets contributed by or invested in such Investment).

SECTION 6.05.          Restricted Payments. Such Borrower will not, nor will it permit any other member of its Obligor Group to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that such Borrower or such other Obligor may declare and pay:

(a)          dividends with respect to the capital stock of such Borrower to the extent payable in additional shares of such Borrower’s common stock;

(b)          dividends and distributions in either case in cash or other property (excluding for this purpose such Borrower’s common stock) in or with respect to any taxable year of such Borrower (or any calendar year of such Borrower, as relevant) in amounts not to exceed 110% of the minimum amounts required to be distributed to allow such Borrower to (i) satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain such Borrower’s eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year such Borrower’s liability for federal income taxes imposed on (x) such Borrower’s investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (y) such Borrower’s net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero such Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto);

(c)          any settlement in respect of a conversion feature in any convertible security that may be issued by such Borrower to the extent made through the delivery of common stock (except in the case of interest (which may be payable in cash));

(d)          Restricted Payments to repurchase Equity Interests of such Borrower from managers, partners, members, directors, officers, employees or consultants of FS/KKR Advisor, such Borrower or such other Obligor or their respective authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of directors of FS/KKR Advisor, such Borrower or such other Obligor, in an aggregate amount not to exceed $2,500,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5,000,000 in any calendar year;

(e)          other Restricted Payments so long as (i) on the date of such other Restricted Payment and after giving effect thereto (x) the Borrowing Base of such Borrower is at least 110% of the Covered Debt Amount of such Borrower and (y) no Default shall have occurred and be continuing with respect to such Borrower and (ii) on the date of such other Restricted Payment such Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate with respect to such Borrower as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment. For purposes of preparing such Borrowing Base Certificate, (A) the Value of any Quoted Investment shall be the most recent quotation available for such Portfolio Investment and (B) the Value of any Unquoted Investment shall be the Value set forth in the Borrowing Base Certificate with respect to such Borrower most recently delivered by such Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(d); provided that such Borrower shall reduce the Value of any Portfolio Investment referred to in this subclause (B) to the extent necessary to take into account any events of which such Borrower has knowledge that adversely affect the value of such Portfolio Investment;

(f)          if such Borrower is an Unlisted Borrower, Restricted Payments in connection with a Tender Offer, so long as no Event of Default has occurred and is continuing and such Unlisted Borrower is in compliance on a pro forma basis with (i) Section 6.07(a) as of the last day of such Borrower’s most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent and (ii) Section 6.07(b) after giving effect to such Restricted Payments; and

(g)          Restricted Payments (i) on account of fractional shares, (ii) as part of the purchase price or (iii) in the form of a Tax Dividend (as defined in the Agreement and Plan of Merger, dated as of July 22, 2018, by and among FS Investment Corporation, IC Acquisition, Inc., Corporate Capital Trust, Inc. and FS/KKR Advisor) or distribution that serves a similar purpose in any other agreement governing a Borrower Merger, in each case in connection with a Borrower Merger or other payments incidental thereto.

In addition to the foregoing, such Borrower shall ensure that payments or distributions of the type described in this Section 6.05 made by an Excluded Asset of such Borrower are made ratably in accordance with the Equity Interests in such Excluded Asset.

In calculating the amount of Restricted Payments made by such Borrower during any period referred to in paragraph (b) above, any Restricted Payments made by such Borrower’s Designated Subsidiaries or any of its other Excluded Assets that is a Subsidiary during such period (other than any such Restricted Payments that are made directly or indirectly to such Borrower and/or such other Obligor or ratably to such Borrower and/or such other Obligor and any other direct shareholder in any such Designated Subsidiary or Excluded Asset) shall be treated as Restricted Payments made by such Borrower during such period.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any member of a Borrower’s Obligor Group to any other member of such Obligor Group.

For the avoidance of doubt, (1) such Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act applicable to it and (2) the determination of the amounts referred to in paragraph (b) above shall be made separately for the taxable year of such Borrower and the calendar year of such Borrower and the limitation on dividends or distributions imposed by such paragraphs shall apply separately to the amounts so determined.

SECTION 6.06.          Certain Restrictions on Subsidiaries. Such Borrower will not permit any of its Subsidiaries (other than any Excluded Asset with respect to its assets) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than (i) the Loan Documents to which such Borrower and/or its Subsidiaries are a party, (ii) any indenture, agreement, instrument or other arrangement pertaining to other Indebtedness of such Borrower or any of its Subsidiaries permitted hereby to the extent any such indenture, agreement, instrument or other arrangement does not prohibit, in each case in any material respect, or impose materially adverse conditions upon, the requirements applicable to such Borrower and its Subsidiaries under the Loan Documents or (iii) any agreement, instrument or other arrangement pertaining to any lease, sale or other disposition of any asset permitted by this Agreement so long as the applicable restrictions (x) only apply to such assets and (y) do not restrict prior to the consummation of such sale or disposition the creation or existence of the Liens in favor of the Collateral Agent pursuant to the Security Documents or otherwise required by this Agreement, or the incurrence of payment of Indebtedness under this Agreement or the ability of such Borrower and its Subsidiaries to perform any other obligation under any of the Loan Documents) that prohibits, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness of such Borrower, the granting of Liens by such Borrower, the declaration or payment of dividends by such Borrower, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property, in each case of such Borrower.

SECTION 6.07.          Certain Financial Covenants.

(a)          Minimum Shareholders’ Equity. Such Borrower will not permit its Shareholders’ Equity at the last day of any fiscal quarter of such Borrower to be less than the greater of (1) 30% of the total assets of such Borrower and its Subsidiaries as at the last day of such fiscal quarter (determined on a consolidated basis in accordance with GAAP) and (2) the sum of (A) $1,968,200,000.00 (in the case of FSK), or $2,720,900,000.00 (in the case of FSKR), or $4,689,100,000.00 (upon a Borrower Merger of FSK and FSKR), plus (B) 37.5% of the net cash proceeds of the sale of Equity Interests by such Borrower after April 15, 2021 (other than proceeds of any distribution or dividend reinvestment plan), plus (C) 65% of the increase in Shareholders’ Equity of such Borrower solely resulting from a merger with any Person other than a Borrower measured as of the date of the consummation of such merger.

(b)          Asset Coverage Ratio.

(i)           In the case of any Listed Borrower, such Borrower will not permit its Asset Coverage Ratio to be, at any time, less than the greater of (x) 1.50 to 1.00 and (y) the statutory requirements then applicable to such Borrower.

(ii)          In the case of any Unlisted Borrower, such Borrower will not permit (A) its Asset Coverage Ratio to be, at any time, less than 1.75 to 1.00 or (B) its Asset Coverage Ratio (calculated including the effects of SEC Release No. 33837/April 8, 2020) to be, at any time, less than the statutory requirements then applicable to such Borrower.

SECTION 6.08.          Transactions with Affiliates. Such Borrower will not, and will not permit any other member of its Obligor Group to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such other Obligor, as applicable, than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among such Borrower and any other member of its Obligor Group not involving any other Affiliate of such Obligor Group, (c) transactions and documents governing transactions permitted under Section 6.03 (including, for the avoidance of doubt, any Borrower Merger or any other merger or consolidation of one or more Borrowers and/or other Obligors), 6.04(e) and 6.05, (d) the Affiliate Agreements and the transactions provided in the Affiliate Agreements (in each case, as such agreements are amended, modified or supplemented from time to time in a manner not materially adverse to the Lenders), (e) transactions described or referenced on Schedule IV, (f) any Investment that results in the creation of an Affiliate, (g) transactions with one or more Affiliates (including co-investments) as permitted by any SEC exemptive order (as may be amended from time to time), any no-action letter or as otherwise permitted by applicable law, rule or regulation and SEC staff interpretations thereof, (h) the payment of compensation and reimbursement of expenses and indemnification to officers and directors in the ordinary course of business, (i) this Agreement and the other Loan Documents, and the transactions contemplated herein and therein, (j) agreements among the Borrowers, the other Obligors and/or their respective Affiliates entered into in connection with the administration of this Agreement and/or the other Loan Documents, and the transactions contemplated therein or (k) any Permitted Advisor Loan.

SECTION 6.09.          Lines of Business. Such Borrower will not, nor will it permit any other member of its Obligor Group to, engage in any business in a manner that would violate its Investment Policies in any material respect.

SECTION 6.10.          No Further Negative Pledge. Such Borrower will not, and will not permit any other member of its Obligor Group to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of such Borrower or any other member of its Obligor Group to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents to which such Obligor is a party; (b) covenants in documents creating Liens permitted by Section 6.02 (including covenants with respect to Designated Indebtedness Obligations or Designated Indebtedness Holders under (and in each case, as defined in) the Guarantee and Security Agreement to which such Obligor is a party) prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any agreement that imposes such restrictions only on Equity Interests in Excluded Assets of such Borrower; and (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents to which such Obligor is a party on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement to which such Obligor is a party and does not require (other than pursuant to a grant of a Lien under the Loan Documents to which such Obligor is a party) the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of such Borrower or such other Obligor to secure the Loans made to such Borrower, or any Hedging Agreement of such Borrower or such other Obligor.

SECTION 6.11.          Modifications of Certain Documents. Such Borrower will not consent to any modification, supplement or waiver of (a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Permitted Indebtedness, any Special Longer-Term Unsecured Indebtedness, the FSK Notes or the FSKR 2025 Notes and any Shorter-Term Unsecured Indebtedness that would result in such Permitted Indebtedness not meeting the requirements of the definition of “Permitted Indebtedness”, such Special Longer-Term Unsecured Indebtedness not meeting the requirements of the definition of “Special Longer-Term Unsecured Indebtedness”, the FSK Notes or the FSKR 2025 Notes, as applicable, not meeting the requirements of the definition of “Unsecured Longer-Term Indebtedness” (other than clause (2)(a) thereof), such Shorter-Term Unsecured Indebtedness not meeting the requirements of the definition of “Shorter-Term Unsecured Indebtedness”, in each case, set forth in Section 1.01 of this Agreement, unless following such amendment, modification or waiver, such Permitted Indebtedness, such Special Longer-Term Unsecured Indebtedness, the FSK Notes, the FSKR 2025 Notes or such Shorter-Term Unsecured Indebtedness would otherwise be permitted under Section 6.01, or (b) any of the Affiliate Agreements to which such Borrower is a party (i) other than in connection with a Borrower Merger or (ii) unless such modification, supplement or waiver is not materially less favorable to such Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

Without limiting the foregoing, such Borrower may, at any time and from time to time, without the consent of the Administrative Agent or the Required Lenders, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness of such Borrower permitted pursuant to Section 6.01(d), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms so long as following any such action such Indebtedness continues to be permitted under Section 6.01(d).

SECTION 6.12.          Payments of Other Indebtedness. Such Borrower will not, nor will it permit any other member of its Obligor Group to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Indebtedness or any Indebtedness of such Borrower that is not then included in the Covered Debt Amount of such Borrower, except for:

(a)          the refinancing of such Indebtedness (other than any Permitted Advisor Loan or the FSK 2025-2 Notes, which are addressed in clauses (e) and (f) below, respectively) with Indebtedness permitted under Section 6.01(b) or with the proceeds of any issuance of Equity Interests;

(b)          regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that: (w) the conversion features into Permitted Equity Interests under convertible notes; (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests; and (y) any cash payment on account of interest or expenses or fractional shares on such convertible notes made by such Borrower in respect of such triggering and/or settlement thereof, shall be permitted under this clause (b));

(c)          payments and prepayments thereof required to comply with requirements of Section 2.09(c);

(d)          other payments and prepayments, which may, for the avoidance of doubt, be made with proceeds of the Loans (including, without limitation, with respect to FSK (or any successor), payments and prepayments of the FSK Notes and with respect to FSKR (or any successor), payments and prepayments of the FSKR 2025 Notes, but excluding, with respect to FSK (or any successor), payments and prepayments of the FSK 2025-2 Notes or, with respect to any Obligor, any Permitted Advisor Loan, which are addressed in clauses (e) and (f) below, respectively), so long as at the time of and immediately after giving effect to such payment or prepayment, as applicable, (i)  no Default or Event of Default shall have occurred and be continuing with respect to such Borrower and (ii) if such payment or prepayment, as applicable, were treated as a “Restricted Payment” for the purposes of determining compliance with Section 6.05(e), such payment or prepayment, as applicable, would be permitted to be made under Section 6.05(e);

(e)          with respect to FSK (or any successor), any payments and prepayments with respect to the FSK 2025-2 Notes so long as, (i) at the time of and immediately after giving effect to such payment or prepayment, as applicable, no Default or Event of Default shall have occurred and be continuing with respect to FSK and (ii) the Borrowing Base of FSK immediately after giving effect to such payment or prepayment, as applicable, is at least 115% of the Covered Debt Amount of FSK; and

(f)          any payments and prepayments with respect to any Permitted Advisor Loan so long as, (i) at the time of and immediately after giving effect to such payment or prepayment, as applicable, no Default or Event of Default shall have occurred and be continuing with respect to the applicable Borrower and (ii) the Borrowing Base of such Borrower immediately after giving effect to such payment or prepayment, as applicable, is at least 115% of the Covered Debt Amount of such Borrower;

provided that, in no event shall such Borrower or any other member of its Obligor Group be permitted to prepay or settle (whether as a result of a mandatory redemption, conversion or otherwise) any such Indebtedness, if after giving effect thereto, the Covered Debt Amount of such Borrower would exceed the Borrowing Base of such Borrower; provided further that, no Borrower shall be permitted to give any notice of prepayment or redemption to any holders of Indebtedness not included in the Covered Debt Amount of such Borrower, if, at the time of the giving of such notice, the inclusion of such Indebtedness in the Covered Debt Amount of such Borrower would result in a Borrowing Base Deficiency with respect to such Borrower.

Article VII

EVENTS OF DEFAULT

With respect to a Borrower, until the earlier to occur of the Release Date with respect to such Borrower and the Facility Termination Date, if any of the following events (“Events of Default”) shall occur and be continuing with respect to such Borrower (but only with respect to such Borrower and not with respect to any other Borrower):

(a)          such Borrower shall (i) fail to pay any principal of any Loan made to such Borrower or any reimbursement obligation in respect of any LC Disbursement with respect to such Borrower when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to deposit any amount into the Letter of Credit Collateral Account of such Borrower as required by Section 2.08(a) on the Commitment Termination Date;

(b)          such Borrower shall fail to pay any interest on any Loan made to such Borrower or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable by such Borrower under this Agreement or under any other Loan Document to which such Borrower or any other member of its Obligor Group is a party, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)          any representation or warranty made (or deemed made pursuant to Section 4.02) by or on behalf of such Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document to which such Borrower or any other member of its Obligor Group is a party or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished by or on behalf of such Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement or any other Loan Document to which such Borrower or any other member of its Obligor Group is a party or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d)          such Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to such Borrower’s existence), Sections 5.08(a) and (b), Section 5.09 (solely with respect to a violation of applicable Sanctions), or in Article VI or such Borrower or any other member of its Obligor Group shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement to which such Borrower is a party, or (ii) Sections 5.01(d) and (e), or Section 5.02 and such failure, in the case of this clause (ii), shall continue unremedied for a period of five or more Business Days after notice thereof by the Administrative Agent (given at the request of any Lender) to such Borrower; provided that to the extent failure of such Borrower or any other member of its Obligor Group to “Deliver” (as defined in the Guarantee and Security Agreement to which it is a party) any particular Investment to the extent required by Section 7.01 of the Guarantee and Security Agreement to which it is a party would not constitute a Default or an Event of Default of such Borrower under Section 7.01(p) (assuming such investments were included in the Collateral Pool), such failure to Deliver shall not constitute a Default of such Borrower under this clause (d).

(e)          a Borrowing Base Deficiency with respect to such Borrower shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 5.01(e); provided that it shall not be an Event of Default hereunder if such Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period;

(f)          such Borrower or any other member of its Obligor Group, as applicable, shall fail to observe or perform any covenant, condition or agreement with respect to such Borrower or such other Obligor contained in this Agreement (other than those specified in clause (a), (b), (d), or (e) of this Article) or any other Loan Document to which such Borrower or such other Obligor is a party and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to such Borrower;

(g)          such Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness of such Borrower, when and as the same shall become due and payable, taking into account (other than with respect to payments of principal) any applicable grace period;

(h)          any event or condition occurs that results in any Material Indebtedness of such Borrower or any of its Subsidiaries (i) becoming due prior to its scheduled maturity or (ii) that shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of any Material Indebtedness of such Borrower or such Subsidiary or any trustee or agent on its or their behalf to, as a result of an event of default under such Material Indebtedness, cause any Material Indebtedness of such Borrower or such Subsidiary to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, after giving effect to any applicable grace period), unless, in the case of this clause (ii), so long as all Subcommitments have not been terminated with respect to such Borrower and the Loans made to such Borrower declared due and payable in whole, such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply (1) to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (2) to convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible Material Indebtedness) or (3) in the case of clause (h)(ii), to any Indebtedness of a Designated Subsidiary to the extent the event or condition giving rise to the circumstances in clause (h)(ii) was not a payment or insolvency default;

(i)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of such Borrower or any of its Significant Subsidiaries (or group of Subsidiaries of such Borrower that if consolidated would constitute a Significant Subsidiary of such Borrower) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any of its Significant Subsidiaries (or group of Subsidiaries of such Borrower that if consolidated would constitute a Significant Subsidiary of such Borrower) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)           such Borrower or any of its Significant Subsidiaries (or group of Subsidiaries of such Borrower that if consolidated would constitute a Significant Subsidiary of such Borrower) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower or any of its Significant Subsidiaries (or group of Subsidiaries of such Borrower that if consolidated would constitute a Significant Subsidiary of such Borrower) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)          such Borrower or any of its Significant Subsidiaries (or group of Subsidiaries of such Borrower that if consolidated would constitute a Significant Subsidiary of such Borrower) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)           one or more judgments for the payment of money in an aggregate amount exceeding $200,000,000 shall be rendered against such Borrower or any of its Subsidiaries or any combination thereof and (i) the same shall remain undischarged for a period of 30 consecutive days following the entry of such judgment during which 30 day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal, or liability for such judgment amount shall not have been admitted by an insurer of reputable standing, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower or any of its Subsidiaries to enforce any such judgment;

(m)         an ERISA Event with respect to such Borrower shall have occurred that, when taken together with all other ERISA Events with respect to such Borrower that have occurred, could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower;

(n)          a Change in Control with respect to such Borrower shall occur;

(o)          neither FS/KKR Advisor (so long as it is a joint venture entity between (i) KKR Credit Advisors (US) LLC and/or one or more of its Affiliates and (ii) Franklin Square Holdings, L.P. and/or one or more of its Affiliates, and pursuant to which joint venture (x) KKR Credit Advisors (US) LLC and/or one or more of its Affiliates owns at least 50% of the voting equity interests of all classes and (y) of the members of the investment committee with the sole authority to make investment-related decisions for the joint venture, at least 50% are employees, partners, managers and/or members of KKR Credit Advisors (US) LLC and/or one or more of its Affiliates (and, for the avoidance of doubt, no such investment-related decision will be made without the consent of such employees, partners, managers and/or members, except if one or more of such employees, partners, managers and/or members recuses himself or herself in connection with an actual or perceived conflict of interest or any other determination by such person, is incapacitated or is otherwise unable to provide consent)) nor any Subsidiary of FS/KKR Advisor that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients shall be the investment advisor for such Borrower;

(p)          the Liens created by the Security Documents to which such Borrower or any other member of its Obligor Group is a party shall, at any time with respect to Portfolio Investments included in the Collateral Pool of such Borrower having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments included in the Collateral Pool of such Borrower, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents to which such Borrower or any other member of its Obligor Group is a party); provided that if such default is as a result of any action of the Administrative Agent or the Collateral Agent or a failure of the Administrative Agent or the Collateral Agent to take any action within its control, then there shall be no Default or Event of Default hereunder unless such default shall continue unremedied for a period of ten (10) consecutive Business Days after such Borrower receives written notice of such default thereof from the Administrative Agent unless the continuance thereof is a result of a failure of the Administrative Agent or the Collateral Agent to take an action within their control;

(q)          except for expiration or termination in accordance with its terms, any of the Security Documents to which such Borrower or any other member of its Obligor Group is a party shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by such Borrower or any other member of its Obligor Group;

(r)           such Borrower or any other member of its Obligor Group shall at any time, without the consent of the Required Lenders, (i) modify, supplement or waive in any material respect its Investment Policies (other than any modification, supplement or waiver required by any applicable law, rule or regulation or Governmental Authority); provided that a modification, supplement or waiver shall not be deemed a modification in any material respect of its Investment Policies if the effect of such modification, supplement or waiver is that the permitted investment size of the Portfolio Investments proportionately increases as the size of such Borrower’s capital base changes; (ii) modify, supplement or waive in any material respect its Valuation Policy (other than any modification, supplement or waiver (w) required under GAAP, (x) required by any applicable law, rule or regulation or Governmental Authority, or (y) when taken as a whole is not adverse to the Lenders when compared to its Valuation Policy in effect as of the Restatement Effective Date), (iii) fail to comply with its Valuation Policy in any material respect, or (iv) fail to comply with its Investment Policies if such failure could reasonably be expected to result in a Material Adverse Effect with respect to such Borrower, and in the case of clauses (iii) and (iv) of this paragraph (r), such failure shall continue unremedied for a period of 30 or more days after the earlier of notice thereof by the Administrative Agent (given at the request of any Lender) to such Borrower or knowledge thereof by a Financial Officer of such Borrower;

then, and in every such event (other than an event described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to such Borrower, take either or both of the following actions, at the same or different times: (i) terminate all Subcommitments to such Borrower, and thereupon such Subcommitments shall be permanently terminated, and (ii) declare the Loans made to such Borrower then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower; and in case of any event with respect to such Borrower described in clause (i) or (j) of this Article, all Subcommitments to such Borrower shall automatically terminate and the principal of the Loans made to such Borrower then outstanding, together with accrued interest thereon and all fees and other obligations of such Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower.

In the event that the Loans made to a Borrower shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure of a Class with respect to such Borrower demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall immediately deposit into the Letter of Credit Collateral Account of such Borrower cash in an amount equal to 102% of the LC Exposure of such Class with respect to such Borrower as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower described in clause (i) or (j) of this Article.

Article VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Collateral Agent as the collateral agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to have all the rights and benefits hereunder and thereunder (including Section 9 of the Guarantee and Security Agreement), and to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, make investments in and generally engage in any kind of business trust or other business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and such Person and its Affiliates may accept fees and other consideration from any Borrower or any Subsidiary or other Affiliate thereof for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing with respect to any Borrower, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default with respect to a Borrower unless and until written notice thereof is given to the Administrative Agent by such Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any e-mail, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrowers not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing with respect to a Borrower, in consultation with such Borrower), to appoint a successor, which is a Lender. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by each Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own analysis and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral of any Borrower, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to (1) release (which such release shall be automatic and require no further action from any party) any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented, (2) release from any Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a “Designated Subsidiary” by the applicable Borrower or becomes an Excluded Asset or an Immaterial Subsidiary with respect to a Borrower in accordance with this Agreement or which is no longer required to be a “Subsidiary Guarantor”, so long as in the case of this clause (2): (A) immediately after giving effect to any such release (and any concurrent acquisitions of Portfolio Investments by the applicable Borrower or payment of outstanding Indebtedness of such Borrower), the Covered Debt Amount of such Borrower does not exceed the Borrowing Base of such Borrower and such Borrower delivers a certificate of a Financial Officer to such effect to the Administrative Agent, (B) either (I) the amount of any excess availability under the Borrowing Base of such Borrower immediately prior to such release is not diminished as a result of such release or (II) the Borrowing Base of such Borrower immediately after giving effect to such release is at least 110% of the Covered Debt Amount of such Borrower and (C) no Default or Event of Default has occurred and is continuing with respect to such Borrower, (3) spread Liens to any Designated Indebtedness of a Borrower or Hedging Agreement Obligations (as such terms are defined in the Guarantee and Security Agreement to which such Borrower is a party) in accordance with the Guarantee and Security Agreement to which such Borrower is a party and (4) release from any Guarantee and Security Agreement any Obligor (and any property of such Obligor) that is concurrently being joined as an Obligor under any other Guarantee and Security Agreement in connection with a transaction permitted hereunder.

None of the Syndication Agent, any Documentation Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

The Administrative Agent may treat any Loans and Revolving Credit Exposure of any Class of the Non-Extending Lenders that are outstanding at any time as a distinct Class of Loans and Revolving Credit Exposure from any outstanding Commitments, Loans and Revolving Credit Exposure of the Extending Lenders; provided that any such treatment is solely for administrative purposes and will not affect any Lender’s rights or obligations hereunder.

Article IX

MISCELLANEOUS

SECTION 9.01.          Notices; Electronic Communications

(a)          Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or (to the extent permitted by Section 9.01(b)), as follows:

(i)            if to a Borrower, to such Borrower at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112, Attention: William Goebel (telecopy: (215) 339-1931), e-mail: Credit.notices@fsinvestments.com and kkrcreditlegal@kkr.com; and, if to FSK, with a copy to FSIC_Team@fsinvestments.com, and if to FSKR, with a copy to FSICII_Team@fsinvestments.com, and, in each case, with an additional copy (which shall not constitute notice) to Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036, Attention: Jay R. Alicandri (telecopy: (212) 698-3599);

(ii)           if to the Administrative Agent, to JPMorgan Loan Services, 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, Delaware 19713, Attention of Loan and Agency Services Group (telecopy: 1 (302) 634-4733), e-mail: michelle.keesee@chase.com;

(iii)          if to the Collateral Agent, to ING Capital LLC, 1133 Avenue of the Americas, New York, New York 10036, Attention: Dominik Breuer, e-mail: Dominik.Breuer@ing.com; and

(iv)          if to any Issuing Bank or other Lender, to it at its address (or telecopy number or e-mail) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)          Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise notified by the Administrative Agent to the Borrowers, the Borrowers may satisfy their respective obligations to deliver documents or notices to the Administrative Agent or the Lenders under Sections 5.01 and 5.02 by delivering an electronic copy to:  michelle.keesee@chase.com, or such other e-mail address(es) as provided to the Borrowers in a notice from the Administrative Agent, (and the Administrative Agent shall promptly provide notice thereof to the Lenders).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

In no event shall the Administrative Agent or any Lender have any liability to the Borrowers or any other Person for damages of any kind (whether in tort contract or otherwise) arising out of any transmission of communications through the internet, except in the case of direct damages, to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the willful misconduct or gross negligence of such relevant Person.

(c)          Documents to be Delivered under Sections 5.01 and 5.02. For so long as an Intralinks™ or equivalent website is available to each of the Lenders hereunder, each Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 and 5.02 by delivering either an electronic copy in the manner specified in Section 9.01(b) or a notice identifying the website where such information is located for posting by the Administrative Agent on Intralinks™ or such equivalent website; provided that the Administrative Agent shall have no responsibility to maintain access to Intralinks™ or an equivalent website.

SECTION 9.02.          Waivers; Amendments.

(a)          No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)          Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the applicable Borrowers and the Required Lenders or by the applicable Borrowers and the Administrative Agent with the consent of the Required Lenders (it being understood that in no event will any waiver, amendment or modification apply to any Borrower without the prior written consent of such Borrower); provided that, no such agreement shall:

(i)            increase the Commitment of any Lender without the written consent of such Lender,

(ii)           reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii)         postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv)         change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly adversely affected thereby,

(v)          change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

(vi)         other than as permitted by this Agreement, the applicable Guarantee and Security Agreement or any other applicable Loan Document, release all or substantially all of the Collateral from the Lien created under such Guarantee and Security Agreement or release all or substantially all of the Obligors from their obligations as Subsidiary Guarantors thereunder, without the written consent of each Lender, or

(vii)        amend the definition of “Applicable Percentage”, “Applicable Dollar Percentage” or “Applicable Multicurrency Percentage”, without the written consent of each Lender directly affected thereby;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be and (y) the consent of Lenders holding not less than two-thirds of the holders of the total Revolving Credit Exposures with respect to the applicable Borrower and unused Subcommitments with respect to such Borrower will be required for any adverse change (from the Lenders’ perspective) affecting the provisions of this Agreement solely relating to the calculation of the Borrowing Base of such Borrower (excluding changes to the provisions of Section 5.12(b)(iii) or (iv), but including changes to the provisions of Section 5.12(c)(ii) and the definitions set forth in Section 5.13) unless otherwise expressly provided herein.

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver, amendment or modification as provided above; provided, however, in no other circumstances shall the concurrence of the Required Lenders of a particular Class be required for any waiver, amendment or modification of any provision of this Agreement or any other Loan Document.

(c)          Amendments to Security Documents. Except to the extent otherwise expressly set forth in the applicable Guarantee and Security Agreement or the other Loan Documents, no Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens granted under such Guarantee and Security Agreement be spread to secure any additional obligations (excluding (x) any increase in the Loans made to any Borrower and Letters of Credit issued on behalf of any Borrower hereunder pursuant to a Commitment Increase under Section 2.07(e), (y) any increase in any Other Secured Indebtedness permitted hereunder and (z) the spreading of such Liens to any Designated Indebtedness or Hedging Agreement Obligations (as such terms are defined in the applicable Guarantee and Security Agreement) as provided for in the applicable Guarantee and Security Agreement) except pursuant to an agreement or agreements in writing entered into by the applicable Borrower and the Collateral Agent with the consent of the Required Lenders; provided that, except as otherwise expressly permitted by the Loan Documents to which the applicable Borrower is a party, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the members of any Borrower’s Obligor Group from their respective obligations under the Security Documents to which such Borrower or any other member of its Obligor Group is a party and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents to which such Borrower or any other member of its Obligor Group is a party, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents to which such Borrower or any other member of its Obligor Group is a party (except in connection with securing additional obligations equally and ratably with the Loans made to such Borrower and other obligations of such Borrower hereunder) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement to which such Borrower is a party from their guarantee obligations thereunder, except that, in each case described in clause (i) or (ii), no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with each Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement to which such Borrower is a party (in addition to the rights of such parties under the Guarantee and Security Agreement to which such Borrower is a party), to (1) release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders or the required number or percentage of Lenders have consented (and such Lien shall be released automatically to the extent provided in Section 10.03 of the Guarantee and Security Agreement to which such Borrower is a party), (2) release from any Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a “Designated Subsidiary” by the applicable Borrower, becomes an Excluded Asset or an Immaterial Subsidiary of the applicable Borrower in accordance with this Agreement or is otherwise no longer required to be a “Subsidiary Guarantor” of such Borrower (including, without limitation, because it ceases to be consolidated on the applicable Borrower’s financial statements) and, so long as (A) after giving effect to any such release under this clause (2) (and any concurrent acquisition of Portfolio Investments by such Borrower or payment of outstanding Loans made to such Borrower), the Covered Debt Amount of such Borrower does not exceed the Borrowing Base of such Borrower and such Borrower delivers a certificate of a Financial Officer of such Borrower to such effect to the Administrative Agent, (B) either (I) the amount of any excess availability under the Borrowing Base of such Borrower immediately prior to such release is not diminished as a result of such release or (II) the Borrowing Base of such Borrower immediately after giving effect to such release is at least 110% of the Covered Debt Amount of such Borrower and (C) no Event of Default has occurred and is continuing with respect to such Borrower and (3) release from any Guarantee and Security Agreement any Obligor (and any property of such Obligor) that is concurrently being joined as an Obligor under any other Guarantee and Security Agreement in connection with a transaction permitted hereunder.

(d)          Replacement of Non-Consenting Lender. If, in connection with any proposed change, waiver, amendment, consent, discharge or termination to any of the provisions of this Agreement requiring (i) the consent of “each Lender” or “each Lender affected thereby” or (ii) the consent of “two-thirds of the holders of the total Revolving Credit Exposures with respect to the applicable Borrower and unused Subcommitments with respect to such Borrower” that has been approved by the Required Lenders, the consent of one or more Lenders whose consent is required for such proposed change, waiver, amendment, consent, discharge or termination is not obtained, or if any Lender shall decline to consent to the addition of a “Borrower” pursuant to Section 9.19, then (so long as no Event of Default has occurred and is continuing with respect to any Borrower) the Borrowers shall have the right, at their sole cost and expense, to replace each such non-consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.19(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge, termination or addition.

SECTION 9.03.          Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. Each Borrower shall, severally and not jointly, pay (solely with respect to obligations owed by such Borrower and on behalf of such Borrower, and not with respect to obligations owed by or on behalf of any other Borrower) (i) all reasonable and documented out-of-pocket expenses incurred with respect to such Borrower by the Administrative Agent and its Affiliates (with respect to legal fees, limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel for the Administrative Agent and its Affiliates collectively) (whether or not the transactions contemplated hereby or thereby shall be consummated), subject to any limitation previously agreed in writing, (ii) all reasonable and documented out-of-pocket expenses incurred by the applicable Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit on behalf of such Borrower or any demand for payment by such Borrower thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred with respect to such Borrower by the Administrative Agent, the applicable Issuing Bank or any Lender (with respect to legal fees, limited to the documented fees, charges and disbursements of one outside counsel (and, in the case of an actual conflict of interest where the Administrative Agent, the applicable Issuing Bank or any Lender affected by such conflict informs such Borrower of such conflict and thereafter retains its own counsel, another firm of counsel for any such affected Person) for the Administrative Agent, the applicable Issuing Bank and any Lender collectively), in connection with the enforcement or protection of such Person’s respective rights in connection with this Agreement and the other Loan Documents to which such Borrower or any other member of its Obligor Group is a party, including its rights under this Section, or in connection with the Loans made to such Borrower or Letters of Credit issued on behalf of such Borrower hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest in such Borrower’s assets contemplated by any Security Document to which such Borrower or any other member of its Obligor Group is a party or any other document referred to therein. All amounts payable under this paragraph (a) that are not attributable solely to a specific Borrower (as a result of such payment obligations arising out of Borrowings of such Borrower or breaches or violation by such Borrower of the terms hereof or of applicable law) shall be the several obligations of all Borrowers, allocated on a Pro-Rata Basis or otherwise as equitably allocated among the Borrowers and notified to the Administrative Agent by each of the Borrowers.

(b)          Indemnification by the Borrowers. Each Borrower shall, severally and not jointly (solely with respect to and on behalf of such Borrower, and not with respect to or on behalf of any other Borrower), indemnify the Administrative Agent, the applicable Issuing Bank, each Joint Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (with respect to a Borrower, each such Person being called an “Indemnitee”) against, and hold each Indemnitee of such Borrower harmless from, any and all losses, claims, damages, liabilities and related expenses (with respect to legal fees, limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one outside counsel (and, in the case of an actual conflict of interest where the Indemnitee affected by such conflict informs such Borrower of such conflict and thereafter retains its own counsel, another firm of counsel for any such affected Indemnitee) for the Indemnitees collectively (other than the allocated costs of internal counsel)), incurred by or asserted against any Indemnitee of such Borrower arising out of, in connection with, or as a result of (i) the execution or delivery by such Borrower of this Agreement or any agreement or instrument contemplated hereby to which such Borrower or any other member of its Obligor Group is a party, the performance by the parties hereto of their respective obligations hereunder owed by or to or otherwise arising with respect to such Borrower or the consummation of the Transactions to which such Borrower or any other member of its Obligor Group is a party or any other transactions contemplated hereby to which such Borrower or any other member of its Obligor Group is a party, (ii) any Loan made to such Borrower or Letter of Credit issued on behalf of such Borrower or the use by such Borrower of the proceeds received by such Borrower therefrom (including any refusal by the applicable Issuing Bank to honor a demand for payment under a Letter of Credit issued on behalf of such Borrower if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee of such Borrower is a party thereto, in each case of this paragraph (b), solely to the extent directly related to such Borrower or, if relating to more than one Borrower (or to no specific Borrower), each relevant Borrower shall be responsible for its proportionate share of any such amounts determined in accordance with the respective allocations of the Subcommitments hereunder or as the relevant Borrowers may otherwise agree; provided that such indemnity shall not, as to any Indemnitee of such Borrower, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, willful misconduct or gross negligence of such Indemnitee, (B) a claim brought by such Borrower or such other Obligor against such Indemnitee for material breach of such Indemnitee’s obligations under this Agreement or the other Loan Documents to which such Borrower or any other member of its Obligor Group is a party, if there has been a final and nonappealable judgment against such Indemnitee on such claim as determined by a court of competent jurisdiction or (C) a claim arising as a result of a dispute between Indemnitees of such Borrower (other than (x) any dispute involving claims against the Administrative Agent, the applicable Issuing Bank, any Joint Lead Arranger or any Lender, in each case in their respective capacities as such, and (y) claims arising out of any act or omission by such Borrower or its Affiliates). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

No Borrower shall be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions to which such Borrower is a party asserted by any Indemnitee against any Borrower or any other member of its Obligor Group, provided that the foregoing limitation shall not be deemed to impair or affect the obligations of any Borrower under the preceding provisions of this subsection.

(c)          Reimbursement by Lenders. To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the applicable Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the applicable Issuing Bank, as the case may be, such Lender’s Applicable Percentage or Applicable Multicurrency Percentage, as applicable, with respect to such Borrower (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the applicable Issuing Bank in its capacity as such.

(d)          Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party (or any Related Party to such party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, provided that nothing contained in this sentence shall limit any Borrower’s indemnification obligations under Section 9.03 to the extent such special, indirect consequential or punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification thereunder.

(e)          Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.

(a)       Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder (which, for the avoidance of doubt, shall not include the reallocation of any Subcommitments between Borrowers hereunder) without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by any Lender which is not in accordance with this Section shall be treated as provided in the last sentence of Section 9.04(b)(iii)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders.

(i)       Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Exposure at the time owing to it), provided that, following any such assignment, the Lenders shall hold the same percentage of Subcommitments, Loans and LC Exposure across all Borrowers (and the same percentage of Commitments as Subcommitments).

Notwithstanding anything to the contrary contained herein, each Borrower’s consent shall be required with respect to an assignment to any Disqualified Lender unless an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing with respect to such Borrower, provided that the foregoing shall not limit the consent rights with respect to an assignment to any Disqualified Lender of any Borrower for which an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has not occurred or is not continuing.

(ii)       Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)       prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1)       each Borrower; provided, that no consent of a Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing with respect to such Borrower, any other assignee; provided further, that a Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received written notice thereof; and

(2)       the Administrative Agent and the Issuing Banks; provided no consent of the Administrative Agent or the Issuing Banks shall be required for an assignment by a Lender to a Lender or an Affiliate of a Lender with prior written notice by such assigning Lender to the Administrative Agent and the Issuing Banks;

(B)       except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans to all Borrowers and LC Exposure with respect to all Borrowers of a Class, the amount of the Commitment of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption in substantially the form of Exhibit A hereto with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 unless the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of a Borrower shall be required if an Event of Default under clause (a), (b), (i), (j) or (k) of Article VII has occurred and is continuing with respect to such Borrower;

(C)       each partial assignment of any Class of Commitments (or any related Revolving Credit Exposure) shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Class of Commitments, including a ratable portion of the Loans, the applicable LC Exposure and the Subcommitments with respect to each Borrower;

(D)       the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S. $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender) (for which no Obligor shall be obligated); and

(E)       the assignee, if it shall not already be a Lender of the applicable Class, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)       Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)       Maintenance of Register by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the Subcommitments of, principal amount (and stated interest) of the Loans of and LC Disbursements owing to, each Lender with respect to such Borrower pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent agrees to provide any Borrower with official copies of the Register upon reasonable request.

(d)       Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)       Participations. Any Lender may, with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), sell participations to one or more banks or other entities other than a Disqualified Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided that, following any such sale of participations, the Participants shall hold the same percentage of Subcommitments, Loans and LC Exposure across all Borrowers (and the same percentage of Commitments as Subcommitments); provided further, that a Borrower shall be deemed to have consented to any such sale unless it shall object thereto by written notice to such Lender (with copy to the Administrative Agent) within 5 Business Days after having received notice thereof; and (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) consent of a Borrower shall not be required for (A) a participation to a Lender, an Affiliate of a Lender, or if an Event of Default has occurred and is continuing with respect to such Borrower or (B) if such Participant does not have the right to receive any non-public information that may be provided pursuant to this Agreement and the Lender selling such participation agrees with the Borrowers at the time of the sale of such participation that it will not deliver any non-public information to such Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (subject to the requirements and limitations therein, including the requirements under Sections 2.16(e), (f) and (g) (it being understood that the documentation required under these paragraphs shall be delivered to the participating Lender)). Each Lender that sells a participation agrees, at the applicable Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Subcommitments, Loans, Letters of Credit or other obligations under the Loan Documents (the “Participant Register”) and shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Subcommitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Subcommitments, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)       Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16 as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrowers with satisfactory evidence that the participation is in registered form and shall permit the Borrowers to review such register as reasonably needed for the Borrowers to comply with their respective obligations under applicable laws and regulations. Each Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section.

(g)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)       No Assignments or Participations to Natural Persons, the Borrowers or Affiliates or Certain Other Persons. Anything in this Section to the contrary notwithstanding, no Lender may (i) assign or participate any interest in any Loan made to any Borrower or LC Exposure with respect to any Borrower held by it hereunder to any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or to any Borrower or any of their respective Affiliates or Subsidiaries (including, without limitation, their respective Designated Subsidiaries) without the prior consent of each Lender or (ii) assign any interest in any Subcommitment, Loan or LC Exposure held by it hereunder to any Person known by such Lender at the time of such assignment to be a Defaulting Lender, a Subsidiary of a Defaulting Lender or a Person who, upon consummation of such assignment would be a Defaulting Lender.

(i)       Multicurrency Lenders. Any assignment by a Multicurrency Lender, so long as no Event of Default has occurred and is continuing with respect to any Borrower, must be to a Person that is able to fund and receive payments on account of each outstanding Agreed Foreign Currency at such time without the need to obtain any authorization referred to in clause (c) of the definition of “Agreed Foreign Currency”.

(j)       Certain Matters Relating to Disqualified Lenders. The Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The list of Disqualified Lenders will be made available by the Administrative Agent to any Lender, participant or potential Lender or participant upon request.

SECTION 9.05.  Survival. All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans to such Borrower and issuance of any Letters of Credit on behalf of such Borrower, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default with respect to such Borrower or incorrect representation or warranty made by such Borrower at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan made to such Borrower or any fee or any other amount payable by such Borrower under this Agreement is outstanding and unpaid or any Letter of Credit issued on behalf of such Borrower is outstanding and so long as the Subcommitments of such Borrower have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby to which such Borrower or any other member of its Obligor Group is a party, the repayment of the Loans made to such Borrower, the expiration or termination of the Letters of Credit issued on behalf of such Borrower and the Subcommitments of such Borrower or the termination of this Agreement or any provision hereof with respect to such Borrower.

SECTION 9.06.  Counterparts; Integration; Effectiveness; Electronic Execution.

(a)       Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)       Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff. If an Event of Default shall have occurred and be continuing with respect to a Borrower, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever Currency) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of such Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be contingent or unmatured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness of such Borrower. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank or such Affiliate may have; provided that in the event that any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (b) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application made by such Lender; provided further, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 9.09.  Governing Law; Jurisdiction; Etc.

(a)       Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b)       Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c)       Waiver of Venue. Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Service of Process. Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 9.01 and (ii) agrees to the extent permitted by applicable law that service as provided in the manner provided for notices in Section 9.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of any Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Borrower, severally and not jointly, in respect of any such sum due from such Borrower to the Administrative Agent or any Lender hereunder or under any other Loan Document to which such Borrower or any other member of its Obligor Group is a party (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due from such Borrower hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and such Borrower hereby, severally and not jointly with any other Borrower, and as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due from such Borrower to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 9.12.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. None of the Joint Lead Arrangers or Syndication Agent shall have any responsibility under this Agreement.

SECTION 9.13.  Treatment of Certain Information; Confidentiality.

(a)       Treatment of Certain Information. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and such Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the Subcommitments or the termination of this Agreement or any provision hereof.

(b)       Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders, the Joint Lead Arrangers and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood (A) that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as provided in this paragraph (b) and (B) it will be responsible for any breach of the terms of this paragraph by the Persons to whom it disclosed any Information pursuant to this clause (i) other than any Person who has agreed in writing with the applicable Borrower to separately maintain the confidentiality of such Information) on a confidential and need-to-know basis, (ii) to the extent requested by any regulatory authority with competent jurisdiction over it or its Affiliates (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, except in the case of any ordinary course examination by a regulatory, self-regulatory or governmental agency, it will use its commercially reasonable efforts to notify the applicable Borrower of any such disclosure prior to making such disclosure to the extent permitted by applicable law, rule or regulation), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document to which the applicable Borrower or any other member of its Obligor Group is a party or any action or proceeding relating to this Agreement or any other Loan Document to which the applicable Borrower or any other member of its Obligor Group is a party or the enforcement of rights against the applicable Borrower hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (w) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; provided that, such Person would be permitted to be an assignee or participant pursuant to the terms hereof and such Person is not a Disqualified Lender, (x) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the applicable Borrower and their respective obligations, (y) any rating agency in connection with rating the applicable Borrower or its Subsidiaries or the Loans made to such Borrower or credit insurance provider with respect to such Borrower or (z) the CUSIP Service Bureau or any similar organization, (vii) with the consent of the Borrowers or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower or their respective Affiliates and is not actually known by it to be in breach of any other Person’s confidentiality obligations to the applicable Borrower.

For purposes of this Section, “Information” means, with respect to a Borrower, all information provided by FS/KKR Advisor (or any new or successor investment advisor, investment co-advisor and/or investment sub-advisor not otherwise prohibited under this Agreement), such Borrower or any of its Subsidiaries relating to FS/KKR Advisor (or any new or successor investment advisor, investment co-advisor and/or investment sub-advisor not otherwise prohibited under this Agreement), such Borrower or any of its Subsidiaries or any of their respective businesses or any portfolio investment (including Portfolio Investments and including the Value of such Portfolio Investments), other than any such information that is available to the Administrative Agent, the Collateral Agent any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by FS/KKR Advisor (or any new or successor investment advisor, investment co-advisor and/or investment sub-advisor not otherwise prohibited under this Agreement), such Borrower or any of its Subsidiaries, and is not actually known by it to be in breach of any other Person’s confidentiality obligations to such Borrower; provided that, in the case of information received from FS/KKR Advisor (or any new or successor investment advisor, investment co-advisor and/or investment sub-advisor not otherwise prohibited under this Agreement), such Borrower or any of its Subsidiaries after the Restatement Effective Date, such information shall be deemed confidential at the time of delivery unless clearly identified therein as nonconfidential until the first date that any Lender provides notice to the Administrative Agent and the Borrowers that such Lender does not have the right to receive any non-public information that may be provided pursuant to this Agreement, after which date such information shall be clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14.  USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with said Act.

SECTION 9.15.  Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.16.  No Fiduciary Duty. Each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of each Borrower and the other members of such Borrower’s Obligor Group, their respective stockholders and/or their respective affiliates. Each Borrower and each such other Obligor agree that nothing in this Agreement or the Loan Documents to which such Borrower or such other Obligor is a party or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower or such other Obligor, their respective stockholders or their respective affiliates, on the other. Each Borrower and each such other Obligor acknowledges and agrees that (i) the transactions contemplated by the Loan Documents to which such Borrower or any other member of its Obligor Group is a party (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and such Borrower and such other Obligors, on the other, and (ii) solely in connection therewith and solely with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of such Borrower, such other Obligor, their respective stockholders or their respective affiliates with respect to the transactions contemplated hereby to which such Borrower or any other member of its Obligor Group is a party (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise such Borrower, such other Obligor, their respective stockholders or their respective affiliates on other matters) or any other obligation to such Borrower or such other Obligor except the obligations expressly set forth in the Loan Documents to which such Borrower or any other member of its Obligor Group is a party and (y) each Lender is acting hereunder solely as principal and not as the agent or fiduciary of such Borrower or such other Obligor, their respective management, stockholders or creditors, or any other Person. Each Borrower and each such other Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated by the Loan Documents to which such Borrower or any other member of its Obligor Group is a party and the process leading thereto. Each Borrower and each such other Obligor agrees that it will not claim that any Lender has rendered advisory services hereunder of any nature or respect, or owes a fiduciary or similar duty to such Borrower or such other Obligor, solely in connection with the transactions contemplated by the Loan Documents to which such Borrower or any other member of its Obligor Group is a party or the process leading thereto.

SECTION 9.17.  Termination. With respect to each Borrower, promptly upon the earlier to occur of the Release Date with respect to a Borrower and the Facility Termination Date, the Administrative Agent shall direct the Collateral Agent to, on behalf of the Administrative Agent, the Collateral Agent and the Lenders, deliver to such Borrower such termination statements and releases and other documents necessary or appropriate to evidence the release of such Borrower from this Agreement, the Loan Documents to which such Borrower or any other member of its Obligor Group is a party, and each of the documents securing the obligations of such Borrower (and, in the case of the Facility Termination Date, with respect to each of the foregoing, the termination thereof) hereunder as such Borrower may reasonably request, all at the sole cost and expense of such Borrower.

SECTION 9.18.  Limited Recourse. The Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender hereby acknowledge and agree that any obligations of any Borrower and the other members of its Obligor Group arising in connection herewith shall be limited in all cases to such Borrower (or its successor in a Borrower Merger), such other Obligors and their respective assets, and none of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender shall seek satisfaction of any such obligation from the shareholders of such Borrower, from any other Borrower or any of its respective Subsidiaries (except with respect to a Borrower Merger in which such other Borrower or its Subsidiaries are the Surviving Obligors), or from the shareholders of any other Borrower or from any other Person, nor shall the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender seek satisfaction of any such obligation from any trustee, officer or director of any Borrower or any of its respective Subsidiaries. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that the fees, expenses and charges incurred by any Borrower hereunder may be reallocated from time to time among the Borrowers on a reasonable basis (unless another basis is required by applicable law) as agreed by the applicable Borrowers and notified to the Administrative Agent in writing (but, for clarity, no such reallocation shall relieve any applicable Borrower from its obligations hereunder in respect of such fees, expenses and charges hereunder until they have been fully paid as a consequence of such reallocation).

SECTION 9.19.  Designation of Additional Borrowers. Any closed-end fund that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC, for which FS/KKR Advisor is the investment advisor and that is not already a party under this Agreement may from time to time become a Borrower hereunder with the consent of the existing Borrowers, the Administrative Agent, each Issuing Bank and each Lender, by executing and delivering to the Administrative Agent a Joinder Agreement, and such new Borrower shall concurrently deliver such proof of corporate or other action, incumbency of officers, opinions of counsel, and other documents, in each case, as is consistent with those delivered by a Borrower pursuant to Section 4.01 upon the Original Effective Date or as the Administrative Agent shall have reasonably requested. Upon the designation of any additional Borrower, the allocations of the Subcommitments, Loans and LC Exposure among each of the Borrowers shall be reallocated subject to and in accordance with the terms and conditions set forth in Section 2.07(g).

SECTION 9.20.  Borrower Merger. Notwithstanding that the consummation of a Borrower Merger may be undertaken in discrete steps, the order of such events shall not result in any Default or Event of Default hereunder so long as the Surviving Obligors are otherwise in compliance with the terms of this Agreement and the other Loan Documents immediately after the consummation of such Borrower Merger. Upon the consummation of a Borrower Merger,

(a)       the obligations of each Non-Surviving Obligor in respect of any Subcommitments, Loans, Letters of Credit, indemnities and fees and expenses owed by it shall be deemed assumed by the Surviving Obligors in such Borrower Merger,

(b)       each Subsidiary of a Non-Surviving Borrower that becomes a Subsidiary of the Surviving Borrower shall be deemed a Subsidiary Guarantor of the Surviving Borrower to the extent such Subsidiary was a Subsidiary Guarantor of the Non-Surviving Obligor immediately prior to the consummation of such Borrower Merger (and shall enter into such document, certificate and agreement, and take such actions as required by Section 5.08(a)), and

(c)       each Non-Surviving Obligor shall be released from all representations, warranties and covenants made by it hereunder or under any other Loan Document and such Non-Surviving Obligor shall no longer be deemed a “Borrower”, a “Subsidiary Guarantor” or an “Obligor”, as applicable, for any purpose hereunder or under the other Loan Documents and, to the extent any provision of this Agreement (other than Sections 6.03(e)) or any other Loan Document would be violated or breached by such Non-Surviving Obligor (or any non-compliance by such Non-Surviving Obligor with any such provision would result in a Default or Event of Default) as a result of the consummation of such Borrower Merger, such provision shall be deemed modified with respect to such Non-Surviving Obligor to the extent necessary to give effect to such Borrower Merger.

SECTION 9.21.          Certain ERISA Matters.    (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Subcommitments or the Commitments,

(ii)       the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and covers, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Subcommitments, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)       (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Subcommitments, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Subcommitments, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Subcommitments, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)       The Administrative Agent, and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Subcommitments, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit, the Subcommitments or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 9.22.  Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.23.  Amendment and Restatement. On the Restatement Effective Date, the Existing Credit Facility shall be amended and restated in its entirety by this Agreement, and the Existing Credit Facility shall thereafter be of no further force and effect. It is the intention of each of the parties hereto that the Existing Credit Facility be amended and restated hereunder so as to preserve the perfection and priority of all Liens securing the “Secured Obligations” under the Loan Documents and that all “Secured Obligations” of each Borrower and the other members of its Obligor Group hereunder shall continue to be secured by Liens evidenced under the applicable Security Documents, and that this Agreement does not constitute a novation or termination of the Indebtedness and obligations existing under the Existing Credit Facility. Unless specifically amended hereby, each of the Loan Documents shall continue in full force and effect and, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FS KKR CAPITAL CORP.

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Accounting Officer

FS KKR CAPITAL CORP. II

By:	/s/ William Goebel
Name: William Goebel
Title: Chief Accounting Officer

[Senior Secured Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Alfred Chi
Name: Alfred Chi
Title: Vice President

[Senior Secured Revolving Credit Agreement]

ING CAPITAL LLC, as Collateral Agent, an Issuing Bank and a Lender

By:	/s/ Patrick Frish
Name: Patrick Frish
Title: Managing Director

By:	/s/ Dominik Breuer
Name: Dominik Breuer
Title: Director

[Senior Secured Revolving Credit Agreement]

BANK OF MONTREAL, as an Issuing Bank and a Lender

By:	/s/ Michael Orphanides
Name: Michael Orphanides
Title: Managing Director

[Senior Secured Revolving Credit Agreement]

TRUIST BANK, as an Issuing Bank and a Lender

By:	/s/ Hays Wood
Name: Hays Wood
Title: Director

[Senior Secured Revolving Credit Agreement]

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Jeanne Horn
Name: Jeanne Horn
Title: Managing Director

[Senior Secured Revolving Credit Agreement]

Sumitomo Mitsui Banking Corp., as an Extending Lender

By:	/s/ Glenn Autorino
Name: Glenn Autorino
Title: Managing Director

[Senior Secured Revolving Credit Agreement]

Mizuho Bank Ltd., as an Extending Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Senior Secured Revolving Credit Agreement]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Richard Harris
Name: Richard Harris
Title: Director, Financial Sponsors Group

[Senior Secured Revolving Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Chris Choi
Name: Chris Choi
Title: Director

[Senior Secured Revolving Credit Agreement]

Citibank, N.A., as a Lender

By:	/s/ Erik Andersen
Name: Erik Andersen
Title: Vice President

[Senior Secured Revolving Credit Agreement]

Credit Suisse AG, Cayman Islands Branch, as an Extending Lender

By:	/s/ Doreen Barr
Name: Doreen Barr
Title: Authorized Signatory

By:	/s/ Komal Shah
Name: Komal Shah
Title: Authorized Signatory

[Senior Secured Revolving Credit Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA, NEW YORK BRANCH, as an Extending Lender

By:	/s/ Charles Inkeles
Name: Charles Inkeles
Title: Executive Director

By:	/s/ Jeffrey Roth
Name: Jeffrey Roth
Title: Executive Director

[Senior Secured Revolving Credit Agreement]

ROYAL BANK OF CANADA, as an Extending Lender

By:	/s/ Glenn Van Allen
Name: Glenn Van Allen
Title: Authorized Signatory

[Senior Secured Revolving Credit Agreement]

GOLDMAN SACHS BANK USA, as an Extending Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

[Senior Secured Revolving Credit Agreement]

STATE STREET BANK AND TRUST COMPANY, as an Extending Lender

By:	/s/ John Doherty
Name: John Doherty
Title: Vice President

[Senior Secured Revolving Credit Agreement]

BARCLAYS BANK PLC, as an Extending Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

[Senior Secured Revolving Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as an Extending Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Senior Secured Revolving Credit Agreement]

Societe Generale, as an Extending Lender

By:	/s/ Nick Heptinstall
Name: Nick Heptinstall
Title: Managing Director

[Senior Secured Revolving Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as an Extending Lender

By:	/s/ Annie Chung
Name: Annie Chung
Title: Director
Annie.Chung@db.com
+1-212-250-6375

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director
Ming.K.Chu@db.com
+1-212-250-5451

[Senior Secured Revolving Credit Agreement]

Cadenze Bank, N.A., as an Extending Lender

By:	/s/ Donald G. Prestons
Name: Donald G. Prestons
Title: Senior Vice President

[Senior Secured Revolving Credit Agreement]

CIT Bank, N.A., as a Non-Extending Lender

By:	/s/ Robert L. Klein
Name: Robert L. Klein
Title: Director

[Senior Secured Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jenny Maloney
Name: Jenny Maloney
Title: Vice President

[Senior Secured Revolving Credit Agreement]

BNP Paribas, as an Extending Lender

By:	/s/ Warren Eckstein
Name: Warren Eckstein
Title: Managing Director

Telephone Number: 917-690-9900

BNP Paribas, as an Extending Lender

By:	/s/ Yelizaveta Shabetayev
Name: Yelizaveta Shabetayev
Title: Director

Telephone Number: 917-362-0004

[Senior Secured Revolving Credit Agreement]

Stifel Bank & Trust, as an Extending Lender

By:	/s/ Joseph L. Sooter, Jr.
Name: Joseph L. Sooter, Jr.
Title: Senior Vice President

[Senior Secured Revolving Credit Agreement]

United Community Bank d/b/a Seaside Bank and Trust, as a Non-Extending Lender

By:	/s/ David E. Robinson
Name: David E. Robinson
Title: Regional Credit Officer

[Senior Secured Revolving Credit Agreement]

LIBERTY BANK, Middletown, CT, as a Non-Extending Lender

By:	/s/ Brian P. Rice
Name: Brian P. Rice
Title: Vice President, Special Assets Officer

[Senior Secured Revolving Credit Agreement]